Exhibit (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

          , 2023

Shareholders of Chindata Group Holdings Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Chindata Group Holdings Limited (the “Company”) to be held on                 , 2023 at                  (Beijing time). The meeting will be held at                 . The attached notice of the extraordinary general meeting and proxy statement (the “Proxy Statement”) provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On August 11, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with BCPE Chivalry Bidco Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and BCPE Chivalry Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote, among other things, upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”). Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the Proxy Statement.

Each of Parent and Merger Sub is formed solely for purposes of the Merger. At the effective time of the Merger (the “Effective Time”), the Company, as the Surviving Company, will be beneficially owned by:

(a) (i) BCPE Stack Holdings, L.P., a limited partnership organized under the laws of the Cayman Islands (“BCPE Stack”), (ii) BCPE Bridge Cayman, L.P., a limited partnership organized under the laws of the Cayman Islands (“BCPE Bridge”, together with BCPE Stack, the “Bain Shareholders”), (iii) BCPE Stack ESOP Holdco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ESOP Holdco”), (iv) Bridge Management, L.P., a limited partnership organized under the laws of the Cayman Islands (“Bridge Management”), (v) BCPE Chivalry Newco, L.P., a limited partnership organized under the laws of the Cayman Islands (“BCPE Newco”), (vi) BCPE Stack GP, LLC, a limited liability company incorporated under the laws of the Cayman Islands, (vii) BCPE Bridge GP, LLC, a limited liability company incorporated under the laws of the Cayman Islands, (viii) BCPE Chivalry Newco GP, LLC, a limited liability company incorporated under the laws of the Cayman Islands, (ix) Bain Capital Asia Fund V, L.P., a limited partnership organized under the laws of the Cayman Islands (“BCPE Sponsor”), (x) Bain Capital Asia V General Partner, LLC, a limited liability company incorporated under the laws of the Cayman Islands, and (xi) Bain Capital Investors, LLC, a limited liability company incorporated under the laws of the State of Delaware (collectively, the “BCPE Filing Persons”);

(b) (i) Bain Capital Distressed and Special Situations 2016 (A), L.P., a limited partnership organized under the laws of the State of Delaware (“A Holdings”), (ii) Bain Capital Distressed and Special Situations 2016 (B

Master), L.P., a limited partnership organized under the laws of the State of Delaware (“B Holdings”), (iii) Bain Capital Credit Managed Account (Blanco), L.P., a limited partnership organized under the laws of the State of Delaware (“Blanco”), (iv) Bain Capital Distressed and Special Situations 2016 (F), L.P., a limited partnership organized under the laws of the State of Delaware (“F Holdings”), (v) Bain Capital Distressed and Special Situations 2016 Investors (A) L.P., a limited partnership organized under the laws of the State of Delaware, (vi) Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., a limited partnership organized under the laws of the State of Delaware, (vii) Bain Capital Credit Managed Account Investors (Blanco), LLC, a limited liability company incorporated under the laws of the State of Delaware, (viii) Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., a limited partnership organized under the laws of the State of Delaware, (ix) Bain Capital Credit Member, LLC, a limited liability company incorporated under the laws of the State of Delaware; (x) BCC SSA I, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“SSA I”), (xi) Bain Capital Special Situations Asia, L.P., a limited partnership organized under the laws of the Cayman Islands, (xii) Bain Capital Special Situations Asia Investors, LLC, a limited liability company incorporated under the laws of the Cayman Islands, (xiii) Bain Capital Credit Member II, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, (xiv) Bain Capital Distressed and Special Situations 2016 (EU Master), L.P., a limited partnership organized under the laws of Luxembourg (“EU Holdings”), (xv) Bain Capital Distressed and Special Situations 2016 Investors (EU), L.P., a limited partnership organized under the laws of Luxembourg, and (xvi) Bain Capital Credit Member III, S.à r.l., a limited company incorporated under the laws of Luxembourg and managed by Mr. Michael B. Treisman and Ms. Grindale C. Gamboa (collectively, the “BCC Filing Persons”, together with the BCPE Filing Persons, the “Bain Filing Persons”);

(c) (i) Boloria Investments Holding B.V., a company incorporated under the laws of the Netherlands (“Boloria Investments”), (ii) APG Asset Management, N.V., a company incorporated under the laws of the Netherlands (“APG NV”), (iii) APG Groep, N.V., a company incorporated under the laws of the Netherlands (“APG Groep”) and (iv) Stichting Pensioenfonds ABP, a pension plan regulated under the laws of the Netherlands (“ABP”) (collectively, “APG Filing Persons”);

(d) (i) Zeta Cayman Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Zeta”), (ii) Einstein Cayman Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Einstein”), (iii) SK Inc., a public company incorporated under the laws of the Republic of Korea whose shares are listed on the Korea Stock Exchange (Stock Code: KRX 034730); (iv) Datos, Inc, a limited company incorporated under the laws of the Republic of Korea (“Datos”), (v) KTCU Global Partnership Private Equity Fund, a collective investment scheme in the form of a limited partnership company incorporated under the laws of the Republic of Korea (“KTCU”), and (vii) IMM Investment Corp., a corporation incorporated under the laws of the Republic of Korea (“IMM”) (collectively, the “Zeta Filing Persons”);

(e) Mr. Chengyan Liu (“Mr. Liu”), a citizen of the People’s Republic of China (the “PRC”); and

(f) Keppel Funds Investments Pte. Ltd. (“Keppel”).

Parent, Merger Sub, the Bain Filing Persons, the APG Filing Persons, the Zeta Filing Persons and Mr. Liu are collectively referred to as the “Parent Party Filing Persons.” The Bain Shareholders, ESOP Holdco, Bridge Management, A Holdings, B Holdings, Blanco, F Holdings, SSA I, EU Holdings, Boloria Investments, Zeta and Mr. Liu are collectively referred to as the “Rollover Shareholders.” The Rollover Shareholders, BCPE Newco and Keppel are collectively referred to as the “Investors.” BCPE Sponsor and Keppel are collectively referred to as the “Sponsors.” The Sponsors, the Bain Shareholders, ESOP Holdco and Bridge Management are collectively referred to as the “Guarantors.” Parent, Merger Sub, the Investors, the Sponsors, the Guarantors or any of their respective affiliates (excluding the Company and its subsidiaries) are collectively referred to as the “Parent Parties.”

Concurrently with the execution of the Merger Agreement, the Investors entered into support agreements, dated as of August 11, 2023 (each, a “Support Agreement” and collectively, the “Support Agreements”) with BCPE Chivalry Topco Limited, an exempted company incorporated under the laws of the Cayman Islands

(“Topco”) and Parent, whereby, among other things, subject to the terms and conditions of the applicable Support Agreement, the Investors (as applicable) have agreed to (a) vote any equity securities of the Company held by such Investors, together with any equity securities of the Company acquired by such Investors after the date of the Support Agreements, in favor of the approval of the Merger Agreement, the Merger and the other Transactions, and to take certain other actions in furtherance of the Transactions, (b) have the Rollover Shares (including Rollover Shares represented by ADSs) beneficially owned by such applicable Investors cancelled at the Effective Time for no consideration from the Company and receive newly issued shares of Topco (the “Topco Shares”), at or immediately prior to the Effective Time, (c) make a cash contribution in accordance with certain equity commitment letters, dated as of August 11, 2023, between each of BCPE Sponsor and Keppel and Parent and to subscribe for newly issued Topco Shares at or immediately prior to the Effective Time, and (d) act in accordance with certain terms and conditions that will govern the actions of Topco, Parent, Merger Sub and such Investors with respect to the Transactions.

If the Merger is completed, the Company, as the Surviving Company, will continue its operations under the name “Chindata Group Holdings Limited” as a privately held company and will be beneficially owned by certain Parent Parties and, as a result of the Merger, the Company’s American depositary shares (“ADSs”), each representing two Class A Shares (as defined below), will no longer be listed on The Nasdaq Global Select Market and the ADS program for the ADSs will terminate.

If the Merger is consummated, at the Effective Time, (a) each Class A ordinary share of the Company, par value US$0.00001 per share (each, a “Class A Share”), and each Class B ordinary share of the Company, par value US$0.00001 per share (each, a “Class B Share” and the Class B Shares together with the Class A Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$4.30 per Share in cash without interest (the “Per Share Merger Consideration”) and net of any applicable withholding taxes, except for (i) the Shares deemed contributed to Topco by the Rollover Shareholders (the “Rollover Shares”), (ii) Shares (including Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their subsidiaries, (iii) Shares (including ADSs corresponding to such Shares) held by the Company or The Bank of New York Mellon (the “ADS Depositary”) and reserved for issuance and allocation pursuant to the 2020 Share Option Plan adopted by the Company and effective as of January 1, 2020 (as amended from time to time, the “Company Share Plan”) (the Shares described in clauses (i) through (iii), the “Excluded Shares”), (iv) Shares owned by holders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”, and such Shares, the “Dissenting Shares”), and (v) Shares represented by ADSs, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with each Class A Share represented by such ADS, will be cancelled in exchange for the right to receive US$8.60 per ADS in cash (less $5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the deposit agreement, dated September 29, 2020, among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”)) without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) and net of any applicable withholding taxes, (c) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (d) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA.

In addition, under the terms of the Merger Agreement, at the Effective Time, (a) each option to purchase Shares issued pursuant to the Company Share Plan (each, a “Company Option”) that is outstanding, unexercised, vested and not yet expired as of immediately prior to the Effective Time (each, a “Vested Company Option”) will be cancelled and converted into the right to receive an amount in cash, without interest and net of any applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration of US$4.30 over the exercise price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option, and (b) each Company Option that is outstanding, unexercised, unvested and not yet expired immediately prior to the Effective Time (each, an “Unvested Company Option”) will be cancelled in exchange for the right to receive an employee incentive award to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option, in each case of (a) and (b), except as otherwise agreed to in writing between the holder of such Company Option and Parent.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of independent directors, acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On August 11, 2023, the Special Committee, after consultation with its independent financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the execution of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares) and (b) recommended that the Board (i) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company, the Company’s shareholders and ADS holders (other than the holders of Excluded Shares), and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (ii) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

On August 11, 2023, the Board, after carefully considering all relevant factors, including the determination and unanimous recommendation of the Special Committee, (a) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares), and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the execution, delivery and performance of Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated to any member of the management of the Company or any Parent Party Filing Person, the Board authorized and approved the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A (each as defined in the Notice of Extraordinary General Meeting of Shareholders), FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Proxy Statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with or furnished to the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.

Regardless of the number of Shares or ADSs you own, your vote is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this Proxy Statement, the Rollover Shareholders (all of which are also “Supporting Shareholders” under the applicable Support Agreement) beneficially own in the aggregate approximately 65.67% of the Company’s issued and outstanding Shares and 95.26% of the total number of votes represented by the Company’s issued and outstanding Shares (with the Rollover Shares representing in the aggregate 63.35% of the Company’s issued and outstanding Shares). Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                 , 2023 at ____ p.m. (Beijing time). Each shareholder has one vote for each Class A Share or 15 votes for each Class B Share held as of the close of business in the Cayman Islands on                 , 2023.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

The Company will instruct the ADS Depositary to deliver to ADS holders as of                 , 2023 (the “ADS Record Date”) a Proxy Card and ADS Voting Instruction Card, the form of which is attached as Annex F to the Proxy Statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

Registered ADS holders are strongly urged to sign, complete and return the Proxy Card and ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon, as soon as possible and, in any event, so as to be received by the ADS Depositary no later than 12:00 p.m. (New York time) on                 , 2023 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary). As the registered holder of the Shares represented by ADSs, upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. Pursuant to Section 4.7 of the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder, except as discussed below. Under the Deposit Agreement, subject to certain conditions contained therein, ADS holders as of the ADS Record Date whose voting instructions are not received or are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement;

v

provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting unless the Company has confirmed to the ADS Depositary (i) that it wishes such proxy to be given, (ii) that the Company reasonably does not know of any substantial opposition to the matters to be voted on at the extraordinary general meeting and (iii) that the matters to be voted on at the extraordinary general meeting are not materially adverse to the interests of holders of Shares. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend or vote directly (whether in person or by proxy) at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on                 , 2023 (the “Share Record Date”). ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2023 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), and any applicable taxes or governmental charges, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary, or other account, please promptly contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose.

If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be timely completed.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Registered holders of shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the Proxy Statement. The fair value of your Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE                  P.M. (NEW YORK CITY TIME) ON                 , 2023, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CANCELLATION AND DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$5.00 OR LESS PER 100 ADSS CANCELLED AND ANY OTHER FEES AND CHARGES PAYABLE PURSUANT TO THE TERMS OF THE DEPOSIT AGREEMENT), AND ANY APPLICABLE TAXES OR GOVERNMENTAL CHARGES, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICA. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 OR LESS PER 100 ADSs ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact                 , the proxy solicitor, at                 , or by email at                 . Registered ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Thomas J. Manning	Michael Frederick Foust
Chairman of the Special Committee	Chairman of the Board

The Proxy Statement is dated                 , 2023, and is first being mailed to the Company’s shareholders and ADS holders on or about                 , 2023.

CHINDATA GROUP HOLDINGS LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

                , 2023

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Chindata Group Holdings Limited (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on                 at                 (Beijing time) at                 .

Only registered holders of Class A ordinary shares of the Company, par value US$0.00001 per share (each, a “Class A Share”), and Class B ordinary shares of the Company, par value US$0.00001 per share (each, a “Class B Share;” and the Class B Shares together with the Class A Shares, the “Shares”), as of the close of business in the Cayman Islands on                 (the “Share Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of August 11, 2023 (the “Merger Agreement”), among the Company, BCPE Chivalry Bidco Limited (“Parent”) and BCPE Chivalry Merger Sub Limited, a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) upon the Merger becoming effective (the “Effective Time”), the variation of the authorized share capital of the Company from US$50,000 divided into 5,000,000,000 Shares of a par value of US$0.00001 per Share, of which 4,500,000,000 shares were designated as Class A Shares and 500,000,000 shares were designated as Class B Shares to US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, at the Effective Time (the “Variation of Capital”), and (iii) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by the deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the Surviving Company) at the Effective Time, in the form attached to the Plan of Merger (the “Amendment of the M&A”), be approved and authorized by the Company;

THAT each member of a special committee of the Board, composed solely of independent directors of the Company (the “Special Committee”) be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

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Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Pursuant to certain support agreements entered into on August 11, 2023, each of (a) BCPE Bridge Cayman, L.P., (b) BCPE Stack Holdings, L.P., (c) Bridge Management, L.P., (d) BCPE Stack ESOP Holdco Limited, (e) Bain Capital Distressed and Special Situations 2016 (A), L.P., (f) Bain Capital Distressed and Special Situations 2016 (B Master), L.P., (g) Bain Capital Credit Managed Account (Blanco), L.P., (h) Bain Capital Distressed and Special Situations 2016 (F), L.P., (i) BCC SSA I, LLC, (j) Bain Capital Distressed and Special Situations 2016 (EU Master), L.P., (k) Boloria Investments Holding B.V., (l) Zeta Cayman Limited, and (m) Mr. Chengyan Liu (collectively, the “Rollover Shareholders”) will vote all of the Shares (including Shares represented by the Company’s American depositary shares (“ADSs”)) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the date of this notice, the Rollover Shareholders collectively beneficially own 154,802,607 Class A Shares (including Class A Shares represented by ADSs) and 326,661,501 Class B Shares, which in the aggregate represent approximately 65.67% in number and approximately 95.26% in voting rights of the Company’s issued and outstanding Shares (with the Rollover Shares representing in the aggregate 63.35% of the Company’s issued and outstanding Shares).

After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Michael Frederick Foust, Mr. Jonathan Jia Zhu, Mr. Zhongjue Chen and Mr. Barnaby Thomas Patrick Lyons who abstained from voting) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, other than the holders of Excluded Shares, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (c) resolved to recommend the approval and authorization of the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions are authorized and approved by a special resolution (as defined in the Companies Act (As Amended) of the Cayman Islands (the “CICA”)) of the Company passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting or any adjournment or postponement thereof.

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Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department) at No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, People’s Republic of China, no later than                 (Beijing time),                 , being 48 hours before the time appointed for the extraordinary general meeting. The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. The Rollover Shareholders will exercise their right as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Each registered holder of Shares has one vote for each Class A Share or 15 votes for each Class B Share held as of 5 p.m. Cayman Islands time on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on                  (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex F to the accompanying proxy statement, to The Bank of New York Mellon, (the “ADS Depositary”), in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card if you are a registered ADS holder and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on                  in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on                     , the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                      together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the fees associated with cancellation of ADS (US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the deposit agreement, dated as of September 29, 2020 , by and among the Company, the ADS Depositary, and the owners and holders of ADSs issued thereunder (the “Deposit Agreement”)), which will not

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be borne by the Company, and any applicable taxes and governmental charges, and (c) a certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to surrender the ADSs on your behalf. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible.

Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs BEFORE                  P.M. (NEW YORK CITY TIME) ON                 , 2023, TO THE ADS DEPOSITARY FOR CANCELLATION AND DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$5.00 OR LESS PER 100 ADSs CANCELLED AND ANY OTHER FEES AND CHARGES PAYABLE PURSUANT TO THE TERMS OF THE DEPOSIT AGREEMENT), AND ANY APPLICABLE TAXES OR GOVERNMENTAL CHARGES, PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CANCEL THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CANCELLING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF

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THE CICA. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 OR LESS PER 100 ADSs ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

If you have any questions or need assistance voting your Shares, please contact                 , the proxy solicitor, at                     , or by email at                     .

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.

In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.

2.

The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

5.

Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at Level 7, Block C, Ronsin Technology Center, Laiguangying, Chaoyang District, Beijing, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Frederick Foust Chairman of the Board

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PROXY STATEMENT

Dated                 , 2023

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Chindata Group Holdings Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you are an ADS holder, please consult the enclosed Proxy Card and ADS Voting Instruction Card to find out how you can vote the Class A ordinary shares underlying your ADSs.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact                 , the proxy solicitor at                 , or by email at                 .

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this Proxy Statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below). You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 121. In this Proxy Statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Chindata Group Holdings Limited. All references to “dollars” and “$” in this Proxy Statement are to U.S. dollars, and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands.

The Company’s principal executive offices are located at No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, People’s Republic of China (the “PRC”). The Company’s telephone number at this address is +86 400-879-7679. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a more complete description of the Company’s business, history, and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 28, 2023, which is incorporated herein by reference. Please see “Where You Can Find More Information” for instructions on obtaining a copy of the Company’s Annual Report.

Parent

BCPE Chivalry Bidco Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger (each as defined below). The registered address of Parent is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address and telephone number of Parent is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116, +1 (617) 516-2000.

Merger Sub

BCPE Chivalry Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address and telephone number of Merger Sub is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116, +1 (617) 516-2000.

BCPE Filing Persons

BCPE Stack ESOP Holdco Limited (“ESOP Holdco”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is controlled by BCPE Stack Holdings, L.P. (“BCPE Stack”), which is the sole holder of all issued and outstanding voting shares of ESOP Holdco. Each of BCPE Bridge Cayman, L.P. (“BCPE Bridge”, together with BCPE Stack, the “Bain Shareholders”), BCPE Stack, Bridge Management, L.P. (“Bridge Management”) and BCPE Chivalry Newco, L.P. (“BCPE Newco”) is a limited partnership organized under the laws of the Cayman Islands. Each of BCPE Bridge and Bridge Management is controlled by its general partner, BCPE Bridge GP, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“BCPE Bridge GP”). BCPE Stack is controlled by its general partner, BCPE Stack GP, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“BCPE Stack GP”). BCPE Newco is controlled by its general partner, BCPE Chivalry Newco GP, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“BCPE Newco GP”), which is controlled by its manager, Bain Capital Asia Fund V, L.P., a limited partnership organized under the laws of the Cayman Islands (“Asia Fund V” or “BCPE Sponsor”). Asia Fund V is controlled by its general partner, Bain Capital Asia V General Partner, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“Asia Fund V GP”). Each of BCPE Bridge GP, BCPE Stack GP and Asia Fund V GP is controlled by its manager, Bain Capital Investors, LLC, a limited liability company incorporated under the laws of the State of Delaware (“BCI”, collectively with ESOP Holdco, BCPE Bridge, BCPE Stack, Bridge Management, BCPE Newco, BCPE Bridge GP, BCPE Stack GP, BCPE Newco GP, Asia Fund V and Asia Fund V GP, the “BCPE Filing Persons”). The principal business of the BCPE Filing Persons is making investment in securities. The principal business address and telephone number of the BCPE Filing Persons is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116, +1 (617) 516-2000.

BCC Filing Persons

Bain Capital Distressed and Special Situations 2016 (A), L.P. (“A Holdings”), Bain Capital Distressed and Special Situations 2016 (B Master), L.P. (“B Holdings”), Bain Capital Credit Managed Account (Blanco), L.P. (“Blanco”) and Bain Capital Distressed and Special Situations 2016 (F), L.P. (“F Holdings”) are each a limited partnership organized under the laws of the State of Delaware and are controlled by their respective general partners, Bain Capital Distressed and Special Situations 2016 Investors (A) L.P. (“A Holdings GP”), Bain Capital Distressed and Special Situations 2016 Investors (B), L.P. (“B Holdings GP”), Bain Capital Credit Managed Account Investors (Blanco), LLC (“Blanco GP”) and Bain Capital Distressed and Special Situations 2016 Investors (F), L.P. (“F Holdings GP”). Each of A Holdings GP, B Holdings GP and F Holdings GP is a limited partnership organized under the laws of the State of Delaware and is controlled by its general partner, Bain Capital Credit Member, LLC, a limited liability company incorporated under the laws of the State of Delaware (“BCCM”). Blanco GP is a limited liability company incorporated under the laws of the State of Delaware and is controlled by its managing member, BCCM.

BCC SSA I, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“SSA I”) is controlled by its managing member, Bain Capital Special Situations Asia, L.P., a limited partnership organized under the laws of the Cayman Islands (“BCSSA”), which is controlled by its general partner, Bain Capital Special Situations Asia Investors, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“BCSSAI”), which in turn is controlled by its manager, Bain Capital Credit Member II, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“BCCM II”).

Bain Capital Distressed and Special Situations 2016 (EU Master), L.P., a limited partnership organized under the laws of Luxembourg (“EU Holdings”) is controlled by its general partner, Bain Capital Distressed and Special Situations 2016 Investors (EU), L.P., a limited partnership organized under the laws of Luxembourg (“EU Holdings GP”), which is controlled by its general partner, Bain Capital Credit Member III, S.à r.l., a limited company incorporated under the laws of Luxembourg and managed by Mr. Michael B. Treisman and Ms. Grindale C. Gamboa (together, “BCCM III”, and collectively with A Holdings, B Holdings, Blanco,

F Holdings, A Holdings GP, B Holdings GP, Blanco GP, F Holdings GP, BCCM, SSA I, BCSSA, BCSSAI, BCCM II, EU Holdings and EU Holdings GP, the “BCC Filing Persons”).

The principal business of the BCC Filing Persons is making investment in securities. The principal business address and telephone number of the BCC Filing Persons is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116, +1 (617) 516-2000. The BCPE Filings Persons and the BCC Filing Persons are collectively referred to as the “Bain Filing Persons.”

APG Filing Persons

Each of Boloria Investments Holding B.V. (“Boloria Investments”), APG Asset Management, N.V. (“APG NV”) and APG Groep, N.V. (“APG Groep”) is a corporation incorporated under the laws of the Netherlands. Stichting Pensioenfonds ABP (“ABP” and together with Boloria Investments, APG NV and APG Groep, the “APG Filing Persons”) is a pension plan regulated under the laws of the Netherlands. APG NV is the exclusive investment manager with the power to vote and make all investment decisions with respect to the securities held by Boloria Investments. APG Groep owns all of the voting shares of APG NV and ABP owns a supermajority of the shares of APG Groep.

The principal business of each of the APG Filing Persons is investment holding and investment activities. The principal business address and telephone number of Boloria Investments is Oude Lindestraat 70, 6411EJ Heerlen, Netherlands, +852 3769 0300. The principal business address and telephone number of APG NV is Basisweg 10A, 1043AP Amsterdam, Netherlands, +852 3769 0300. The principal business address and telephone number of APG Groep is Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands, +852 3769 0300. The principal business address and telephone number of ABP is PO Box 4874, 6401 JL Heerlen, Netherlands, +852 3769 0300. Information required under Rule 13e-3 and related rules under the Exchange Act with respect to the APG Filing Persons in this Proxy Statement, including those set forth in Annex E, is subject to the APG Filing Persons’ confirmation, supplements and amendments and will be furnished to the SEC in an amendment to the Schedule 13E-3 and be included in the definitive Proxy Statement.

Zeta Filing Persons

Zeta Cayman Limited (“Zeta”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is owned equally by Einstein Cayman Limited (“Einstein”) and Datos, Inc (“Datos”). Einstein is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of SK Inc. (“SK”), which is a public company incorporated under the laws of the Republic of Korea whose shares are listed on the Korea Stock Exchange (Stock Code: KRX 034730). Datos is a limited company incorporated under the laws of the Republic of Korea, which is wholly owned by KTCU Global Partnership Private Equity Fund (“KTCU”), a collective investment scheme in the form of a limited partnership company incorporated under the laws of the Republic of Korea. KTCU is controlled by its general partner IMM Investment Corp. (“IMM” and, together with Zeta, Einstein, Datos, SK and KTCU, the “Zeta Filing Persons”), a corporation incorporated under the laws of the Republic of Korea. The principal business of each of the Zeta Filing Persons is making investments in securities. The principal business address and telephone number for Zeta and Einstein is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands, +82-2-2121-1916. The principal business address and telephone number for SK is 26 Jong-ro, Jongno-gu, Seoul, South Korea 03188, +82-2-2121-1916. The principal business address and telephone number for each of Datos, KTCU and IMM is 152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236, +82-2-2112-1758.

Mr. Liu

Mr. Chengyan Liu (“Mr. Liu”) is a citizen of the PRC. Mr. Liu has been the chairman of Wangsu Science and Technology Co., Ltd. (“Wangsu”), a listed company on Shenzhen Stock Exchange in China (SZSE: 300017), since May 2008. The principal business address and telephone number for Mr. Liu is 5th Floor, Building A, Guangqi Cultural Plaza, No. 2899 Xietu Road, Xuhui District, Shanghai, 200235, the People’s Republic of China, +86 21 2426-1717-1777. The principal business of Wangsu is provision of telecommunication value-added services. The principal business address of Wangsu is No. 2899 Xietu Road, Xuhui District, Shanghai, 200235, the People’s Republic of China.

Parent, Merger Sub, the Bain Filing Persons, the APG Filing Persons, the Zeta Filing Persons and Mr. Liu are collectively referred to as the “Parent Party Filing Persons.”

During the last five years, none of the Parent Party Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Bain Shareholders, ESOP Holdco, Bridge Management, A Holdings, B Holdings, Blanco, F Holdings, SSA I, EU Holdings, Boloria Investments, Zeta and Mr. Liu are collectively referred to as the “Rollover Shareholders.” The Rollover Shareholders, BCPE Newco and Keppel Funds Investments Pte. Ltd. (“Keppel”) are collectively referred to as the “Investors.” BCPE Sponsor and Keppel are collectively referred to as the “Sponsors.” The Sponsors, the Bain Shareholders, ESOP Holdco and Bridge Management are collectively referred to as the “Guarantors.” Parent, Merger Sub, the Investors, the Sponsors, the Guarantors or any of their respective affiliates (excluding the Company and its subsidiaries) are collectively referred to as the “Parent Parties.”

The Merger (Page 89)

The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of August 11, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent after the Merger.

You are being asked to vote to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, the variation of the authorized share capital of the Company at the Effective Time from US$50,000 divided into 5,000,000,000 Shares of a par value of US$0.00001 per Share, of which 4,500,000,000 shares were designated as Class A ordinary shares, par value US$0.00001 per share (each, a “Class A Share”) and 500,000,000 shares were designated as Class B ordinary shares, par value US$0.00001 per share (each, a “Class B Share” and, together with Class A Shares, collectively, the “Shares” and each, a “Share”) to US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each (the “Variation of Capital”) and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company by the deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”).

Following completion and as a result of the Merger, the Company, as the Surviving Company, will be wholly owned by Parent (which is a wholly owned subsidiary of BCPE Chivalry Topco Limited, an exempted company incorporated under the laws of the Cayman Islands (“Topco”)) and beneficially owned by certain Parent Parties, and will continue to do business under the name “Chindata Group Holdings Limited”. If the Merger is completed, the Company’s American depositary shares program for Class A Shares maintained pursuant to the deposit agreement, dated as of September 29, 2020 (the “Deposit Agreement”), by and among the

Company, The Bank of New York Mellon, in its capacity as ADS depositary (the “ADS Depositary”) and the owners and holders of ADSs issued thereunder will be terminated, the Company will cease to be a publicly traded company and ADSs will cease to be listed on The Nasdaq Global Select Market (“Nasdaq”), and price quotations with respect to sales of ADSs in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the U.S. Securities and Exchange Commission (the “SEC”), registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this Proxy Statement, are the legal documents that govern the Merger.

Merger Consideration (Page 90)

Under the terms of the Merger Agreement, at the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$4.30 per Share in cash without interest (the “Per Share Merger Consideration”) and net of any applicable withholding taxes, except for (i) the Shares deemed contributed to Topco by the Rollover Shareholders (the “Rollover Shares”), (ii) Shares (including Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their subsidiaries, (iii) Shares (including ADSs corresponding to such Shares) held by the Company or the ADS Depositary and reserved for issuance and allocation pursuant to the 2020 Share Option Plan adopted by the Company and effective as of January 1, 2020 (as amended from time to time, the “Company Share Plan”) (the Shares described in clauses (i) through (iii), the “Excluded Shares”), (iv) Shares owned by holders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”, and such Shares, the “Dissenting Shares”), and (v) Shares represented by ADSs, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with each Class A Share represented by such ADS, will be cancelled in exchange for the right to receive US$8.60 per ADS in cash (less US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement) without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) and net of any applicable withholding taxes, (c) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (d) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA.

Treatment of Company Options (Page 90)

Under the terms of the Merger Agreement, at the Effective Time, (a) each option to purchase Shares issued pursuant to the Company Share Plan (each, a “Company Option”) that is outstanding, unexercised, vested and not yet expired as of immediately prior to the Effective Time (each, a “Vested Company Option”) will be cancelled and converted into the right to receive an amount in cash, without interest and net of any applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration of US$4.30 over the exercise price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option, and (b) each Company Option that is outstanding, unexercised, unvested and not yet expired immediately prior to the Effective Time (each, an “Unvested Company Option”) will be cancelled in exchange for the right to receive an employee incentive award to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option, in each case of (a) and (b), except as otherwise agreed to in writing between the holder of such Company Option and Parent.

Record Date and Procedures for Voting (Pages 81 and 83)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                 , 2023 (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is                 , 2023 at                  p.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs.

The Company will instruct the ADS Depositary to deliver to ADS holders as of                 , 2023 (the “ADS Record Date”) a Proxy Card and ADS Voting Instruction Card, the form of which is attached as Annex F to the Proxy Statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                      in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on                 , the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                  together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less per 100 ADSs cancelled pursuant to the terms of the deposit agreement, dated as of September 29, 2020 , by and among the Company, the ADS Depositary, and the owners and holders of ADSs issued thereunder (the “Deposit Agreement”)) and any other fees and charges payable pursuant to the terms of the Deposit Agreement, which will not be borne by the Company, and any applicable taxes and governmental charges, and (c) a certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to surrender the ADSs on your behalf. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible.

Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 82)

Under the CICA and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICA) of the Company’s shareholders (including holders of Shares represented by ADSs), which requires the affirmative vote of shareholders holding at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting (the “Company Requisite Vote”). If this vote is not obtained, the Merger will not be completed.

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 154,802,607 Class A Shares (including Class A Shares represented by ADSs) and 326,661,501 Class B Shares, which represent approximately 65.67% of the total issued and outstanding Shares and approximately 95.26% of the total voting power of the issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115 for additional information. These Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Neither the CICA nor the Merger Agreement requires that the Merger Agreement and Plan of Merger be approved by a majority of the Unaffiliated Security Holders.

Dissenters’ Rights (Page 74)

Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

Purposes and Effects of the Merger (Pages 57 and 59)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Shares and ADSs (other than the Excluded Shares, the Dissenting Shares and ADSs representing the Excluded Shares) will be cancelled in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 57 for additional information.

ADSs are currently listed on Nasdaq under the symbol “CD.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain Parent Parties. See “Special Factors—Effects of Merger on the Company” beginning on page 59 for additional information.

Plans for the Company after the Merger (Page 62)

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company as the Surviving Company. The Parent Parties anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have more debt than it currently has. See “Special Factors—Financing of the Merger—Debt Financing” beginning on page 65 for additional information.

Following the completion of the Merger and the anticipated deregistration of the Class A Shares and the ADSs, the Company will no longer be subject to the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, or the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.

Position of the Parent Party Filing Persons as to the Fairness of the Merger (Page 46)

Each Parent Party Filing Person believes that the Merger is fair to the unaffiliated security holders of the Company (as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended) (the “Unaffiliated Security Holders”). Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Parent Party Filing Persons as to the Fairness of the Merger” beginning on page 46.

Financing of the Merger (Page 64)

The Company and the Parent Parties estimate that the total amount of funds necessary to complete the Transactions and to settle the transaction costs associated with the Transactions is anticipated to be approximately US$3.99 billion as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Vested Company Options, as well as the related costs and expenses, in connection with the Transactions. The Parent Parties expect to fund this amount through a combination of:

(a) debt financing of committed senior term loan facilities of US$1.65 billion (or its equivalent in RMB) provided pursuant to a debt commitment letter, dated as of June 28, 2023, by and among Merger Sub, Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch (上海浦东发展银行股份有限公司陆家嘴支行) and Industrial Bank Co., Ltd. Shanghai Branch (兴业银行股份有限公司上海分行) each as original arranger and original underwriter (collectively the “Arrangers and Underwriters”) (the “Debt Commitment Letter”);

(b) the cancellation of all Rollover Shares (including Shares represented by ADSs) held by the Rollover Shareholders at the Effective Time for no consideration from the Company and the receipt by the Rollover Shareholders of newly issued shares of Topco, pursuant to the terms and subject to the conditions of the applicable Support Agreement; and

(c) cash contribution in the aggregate amount of approximately US$343 million contemplated by certain equity commitment letters, dated as of August 11, 2023, between each of BCPE Sponsor and Keppel and Parent (the “Equity Commitment Letters”).

See “Special Factors—Financing of the Merger” beginning on page 64 for additional information.

Limited Guaranties (Page 67)

Concurrently with the execution and delivery of the Merger Agreement, each of the Guarantors executed and delivered a limited guaranty, dated as of August 11, 2023 (collectively, the “Limited Guaranties”) in favor of the Company with respect to a portion of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee (as defined below) that may become payable to the Company by Parent under certain circumstances and certain costs and expenses, as set forth in the Limited Guaranties.

See “Special Factors—Limited Guaranties” beginning on page 67 for additional information.

Support Agreements (Page 68)

Concurrently with the execution of the Merger Agreement, the Investors entered into support agreements, dated as of August 11, 2023 (each, a “Support Agreement” and collectively, the “Support Agreements”) with Topco and Parent, whereby, among other things, subject to the terms and conditions of the applicable Support Agreement, the Investors (as applicable) have agreed to (a) vote any equity securities of the Company held by such Investors, together with any equity securities of the Company acquired by such Investors after the date of the Support Agreements, in favor of the approval of the Merger Agreement, the Merger and the other

Transactions, and to take certain other actions in furtherance of the Transactions, (b) have the Rollover Shares (including Rollover Shares represented by ADSs) beneficially owned by such applicable Investors cancelled at the Effective Time for no consideration from the Company and receive newly issued Topco Shares, at or immediately prior to the Effective Time, (c) make a cash contribution in accordance with the applicable Equity Commitment Letter and to subscribe for newly issued Topco Shares at or immediately prior to the Effective Time, and (d) act in accordance with certain terms and conditions that will govern the actions of Topco, Parent, Merger Sub and such Investors with respect to the Transactions.

See “Special Factors—Support Agreements” beginning on page 68 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 52)

The Special Committee retained Citigroup Global Markets Asia Limited (“Citigroup”) as its independent financial advisor in connection with the Proposed Transaction. In connection with this engagement, at the meeting of the Special Committee on August 11, 2023, Citigroup rendered its oral opinion to the Special Committee, which was subsequently confirmed in writing by delivery of Citigroup’s written opinion, dated August 11, 2023, to the Special Committee, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares, Dissenting Shares, and Shares represented by ADSs) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares).

The full text of the written opinion of Citigroup, dated August 11, 2023, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Citigroup set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares and ADSs are urged to read the opinion in its entirety. Citigroup’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified in the opinion, does not address any terms or other aspects or implications of the Merger and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 70)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions, including the Merger, that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•

the beneficial ownership of equity interests in Topco by certain of the Company’s directors and executive officers after the Effective Time, and the potential increase or decrease in value of such equity interests in Topco of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

•	the cash-out of Vested Company Options held by certain of the directors and executive officers of the Company;

•

the assumption by Topco of Unvested Company Options and certain other equity awards issued by ESOP Holdco and Bridge Management held by certain directors and executive officers of the Company which would enable them to indirectly benefit from any future growth in the revenues, profitability, or overall value of the Company;

•

continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	affiliation of certain directors of the Company with the Bain Shareholders;

•

the compensation at a rate of US$60,000 per month for the chairman of the Special Committee and US$30,000 per month for the other members, respectively, in exchange for his or her services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•

the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69 for additional information.

No Solicitation (Page 98)

The Merger Agreement restricts the Company’s ability, until the Effective Time or the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding any Acquisition Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger”). See and read carefully “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 98.

Conditions to the Merger (Page 104)

The obligations of the Company, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver of the following conditions:

•	the Company Requisite Vote shall have been obtained in accordance with the CICA and the memorandum and articles of association of the Company;

•

no law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any governmental entity of competent jurisdiction which prohibits, restrains, makes illegal or enjoins the consummation of the Transactions, including the Merger, shall remain in effect; and

•

any applicable waiting periods, together with any extensions thereof, or any actions, non-actions, consents, approvals, waivers, or clearances from any governmental entity as set forth in the confidential disclosure letter delivered by the Company in connection with the execution of the Merger Agreement shall have expired, been terminated or obtained, as applicable.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (the “Closing” and the date on which the Closing actually occurs is referred to herein as the “Closing Date”), subject to certain qualifications;

•

the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement on or prior to the Closing Date;

•

shareholders of the Company holding less than 12% of the total issued and outstanding Shares immediately prior to the Effective Time shall have validly served and not withdrawn a notice of objection under section 238(2) of the CICA;

•	Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying as to the satisfaction of the immediately preceding conditions; and

•

no Material Adverse Effect (as defined in the section entitled “The Merger Agreement and Plan of Merger—Representations and Warranties” beginning on page 91) shall have occurred after the date of the Merger Agreement and is continuing.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date, subject to certain qualifications;

•

each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement on or prior to the Closing Date; and

•	Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement (Page 105)

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of the Company and Parent; or

(b)	by written notice from either the Company or Parent, if:

•

any law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any governmental entity having the effect of prohibiting, restraining, making illegal or enjoining the consummation of the Transactions, including the Merger shall have become final and non-appealable; provided that this termination right is not available to a party if the circumstances described in the foregoing were primarily due to such party’s breach of the Merger Agreement;

•

the Effective Time shall not have occurred on or before May 11, 2024 (which date may be extended by mutual written agreement of Parent and the Company); provided that this termination right is not available to a party if the failure to consummate the Merger by such date was primarily due to such party’s breach of the Merger Agreement; or

•	the Company Requisite Vote shall not have been obtained at the extraordinary general meeting;

(c)	by written notice from the Company, if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement, such that the corresponding conditions to closing would not be satisfied and such breach is not curable, or if curable, is not cured prior to the earlier of (i) 30 days following receipt of written notice by Parent of such breach from the Company or (ii) May 11, 2024, provided that the Company will not have this termination right if it is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in the failure to satisfy the corresponding condition to closing;

•	(i) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with the Merger Agreement, (ii) Parent and Merger Sub fail to consummate the Merger within five business days after the date on which the Closing should have occurred in accordance with the Merger Agreement, and (iii) the Company has notified Parent in writing on or before the end of such five business day period confirming that the Company is ready, willing and able to consummate the Transactions, including the Merger, and all conditions to the obligations of the Company to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied condition to its obligations to consummate the Merger;

•

(i) the Board or the Special Committee effects a Change of Recommendation due to a Superior Proposal (each as defined in the section entitled “The Merger Agreement and Plan of Merger”) when permitted to do so in accordance with the Merger Agreement, (ii) the Company has complied in all respects with the non-solicitation requirements under the Merger Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub), (iii) substantially concurrently with or immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement in respect of such Superior Proposal, provided that company termination fee has been paid to Parent;

(d)	by written notice from Parent, if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in the Merger Agreement, such that the corresponding conditions to closing would not be satisfied and such breach is not curable, or if curable, is not cured prior to the earlier of (i) 30 days following receipt of written notice by the Company of such breach from Parent or (ii) May 11, 2024, provided that Parent will not have this termination right if it or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in the failure to satisfy the corresponding condition to closing; or

•	the Board or the Special Committee shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation.

Termination Fees and Reimbursement of Expenses (Page 106)

The Company is required to pay to Parent a cash termination fee in an amount equal to US$39,504,744 if the Merger Agreement is terminated by:

•

Parent where the Company has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, such that the corresponding condition to closing would not be satisfied and such breach is not curable, or if curable, is not cured within the requisite time period;

•	Parent where the Board or the Special Committee has made a Change of Recommendation prior to obtaining the Company Requisite Vote;

•

the Company where (a) the Board or the Special Committee effects a Change of Recommendation due to a Superior Proposal when permitted to do so in accordance with the Merger Agreement, (b) the Company has complied in all respects with the non-solicitation requirements under the Merger Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub), (c) substantially concurrently with or immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement in respect of such Superior Proposal; or

•

Parent or the Company where (a) the Merger is not consummated by May 11, 2024 or (b) the Company Requisite Vote is not obtained at the extraordinary general meeting, and prior to such termination of the Merger Agreement, (i) a bona fide Acquisition Proposal has been publicly announced or otherwise become publicly known or delivered to the Company and has not been withdrawn, and (ii) within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or has consummated, any Acquisition Proposal where all references in the definition of the term Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “more than fifty percent (50%)”.

Parent is required to pay to the Company a cash termination fee in an amount equal to US$79,009,487 if the Merger Agreement is terminated by:

•

the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach is not curable, or if curable, is not cured within the requisite time period; or

•

the Company where (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with the Merger Agreement, (b) Parent and Merger Sub fail to consummate the Merger within five business days after the date on which the Closing should have occurred in accordance with the Merger Agreement, and (c) the Company has notified Parent in writing on or before the end of such five business day period confirming that the Company is ready, willing and able to consummate the Transactions, including the Merger, and all conditions to the obligations of the Company to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied condition to its obligations to consummate the Merger.

U.S. Federal Income Tax Consequences (Page 74)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—U.S. Federal Income Tax Consequences” beginning on page 74. The U.S. federal income tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Tax Consequences (Page 78)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. It is unclear whether in practice non-PRC holders of our Shares or ADSs will be able to obtain the benefits of any applicable tax treaties if the Company is considered a resident enterprise for PRC tax purposes. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Please see “Special Factors—PRC Tax Consequences” beginning on page 78 for additional information.

Cayman Islands Tax Consequences (Page 79)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, and to file the Variation of Capital, and the Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Please see “Special Factors—Cayman Islands Tax Consequences” beginning on page 79 for additional information.

Regulatory Matters (Page 74)

The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the United States federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the CICA) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette, and (c) a report of the delisting being submitted to the China Securities Regulatory Commission within three (3) working days after the completion of the delisting.

Litigation Relating to the Merger (Page 74)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger (Page 74)

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at a consideration of the fair value of the Company as of the Closing Date, which is the date of the acquisition.

Market Price of the ADSs (Page 80)

The closing price of ADSs on Nasdaq on June 5, 2023, the last trading day before the Company’s receipt of the preliminary non-binding proposal letter from the Bain Shareholders, was US$6.03 per ADS. The consideration of US$4.30 per Share, or US$8.60 per ADS, to be paid in the Merger represents a premium of approximately 42.6% to that closing price and a premium of approximately 48.7% to the volume-weighted average trading price of the ADSs during the 30 trading days prior to and including June 5, 2023.

Remedies and Limitation on Liability (Page 107)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. Specifically, the Company is entitled to seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded and to consummate the Closing in accordance with the Merger Agreement, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived in accordance with the Merger Agreement, (b) Parent is required to complete the Closing pursuant to the Merger Agreement but fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing has been funded in full or will be funded at the Closing if the equity financing is funded at the Closing, and (d) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the Closing, and if specific performance is granted and the equity financing and the debt financing are funded, then the Closing would occur.

While the parties may pursue a grant of specific performance prior to the termination of the Merger Agreement or monetary damages in connection with the termination of the Merger Agreement, none of them will be permitted or entitled to receive both a grant of specific performance that results in the Closing and monetary damages in connection with the termination of the Merger Agreement.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$79,009,487 (“Parent Termination Fee”) and US$39,504,744 (“Company Termination Fee”), respectively and reimbursement of certain expense accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and certain other costs and expenses payable pursuant to the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving this Proxy Statement?

A:

On August 11, 2023, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2023, at (Beijing time) at .

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

•

as a special resolution, that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A be authorized and approved;

•

as a special resolution, that each of the members of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A; and

•

if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:

The Merger is a going-private transaction pursuant to which Merger Sub will be merged with and into the Company. Once the Merger Agreement and the Plan of Merger is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by certain Parent Parties, and as a result of the Merger, the ADSs will no longer be listed on Nasdaq, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?

A:

If you own Shares (other than the Excluded Shares, Dissenting Shares and the Class A Shares represented by ADSs) and the Merger is completed, you will be entitled to receive US$4.30 in cash per Share, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time.

Dissenting Shares will be cancelled and cease to exist at the Effective Time, and the holders of such Dissenting Shares shall not be entitled to receive the US$4.30 in cash per Share and shall instead be entitled to receive only the payment of the fair value of the Dissenting Shares as determined in accordance with the provisions of Section 238 of the CICA.

If you own ADSs and the Merger is completed, you will be entitled to receive US$8.60 per ADS (less US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time unless you (a) before                  p.m. (New York City Time) on                 , 2023, surrender your ADSs to the ADS Depositary for cancellation and delivery of Shares, pay the ADS Depositary’s fees required for the cancellation of your ADSs, and provide delivery instructions for the corresponding Shares, and certify that you either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become a registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date and (b) comply with the procedures and requirements for exercising dissenters’ rights for the Shares under Section 238 of the CICA.

Please see “Special Factors—U.S. Federal Income Tax Consequences,” “Special Factors—PRC Tax Consequences” and “Special Factors—Cayman Islands Tax Consequences” beginning on page 79 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company Options be treated in the Merger?

A:

As soon as practicable after the Effective Time, (a) each Vested Company Option that is cancelled at the Effective Time will have the right to receive an amount in cash, without interest and net of any applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration of US$4.30 over the exercise price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option; and (b) each Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option, in each case of (a) and (b), except as otherwise agreed to in writing between the holder of such Company Option and Parent.

Q:	What effects will the Merger have on the Company?

A:

As a result of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain Parent Parties. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the Merger, the registration of the Shares and ADSs and the Company’s reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon the completion of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including Nasdaq, and the Company’s ADS program will terminate.

Q:	When do you expect the Merger to be consummated?

A:

We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during fourth quarter of 2023 or the first quarter of 2024, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:

If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options receive payment pursuant to the Merger Agreement, nor will the Unvested Company Options be assumed and converted into equity incentive awards of Topco. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on Nasdaq, provided that the Company continues to meet Nasdaq’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the SEC. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for certain expenses in connection with the Merger, or Parent may be required to pay the Company a termination fee and reimburse the Company for certain expenses in connection with the Merger, in each case as described in “The Merger Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” beginning on page 106.

Q:	After the Merger is consummated, how will I receive the Merger consideration for my Shares?

A:

If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Shares represented by book entry (“Uncertificated Shares”) in exchange for the applicable Per Share Merger Consideration.

Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the CICA, upon your surrender of any share certificates (or an affidavit and indemnity of loss in lieu of the share certificates), if applicable, and/or such other documents as may be required by the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, you will receive a check in the amount equal to (i) the number of your Shares (excluding Excluded Shares and Dissenting Shares) represented by such share certificate (or affidavits and indemnities of loss in lieu of share certificates) or the number of your Uncertificated Shares (excluding Excluded Shares and Dissenting Shares), multiplied by (ii) US$4.30 per Share, in cash, without interest and net of any applicable withholding taxes, in exchange for your Shares (excluding Excluded Shares and Dissenting Shares).

The Per Share Merger Consideration payable in the Merger may be subject to withholding taxes, including if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held through your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the Merger consideration for my ADSs?

A:	If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of your ADRs (or an affidavit and indemnity of loss in lieu of ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for US$8.60 per ADS (less US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for your ADRs after the completion of the Merger.

The Per ADS Merger consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held through your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the Per ADS Merger Consideration for your ADSs as the ADSs will be surrendered within DTC and the remittance of the Merger consideration (net of applicable fees, taxes or governmental charges, including US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:

In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on                 , 2023, the Share Record Date for the extraordinary general meeting,                  Class A Shares and                  Class B Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, among other things, the Supporting Shareholders have agreed to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:

The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•

FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A;

•

FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A; and

•

FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

The Share Record Date is                 , 2023. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is                 , 2023. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you do not vote the ADSs and surrender and cancel your ADSs for delivery of Shares by the close of business in New York City on                 , 2023 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:

The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders (if being individuals present in person or by proxy, or if being a corporation or other non-natural person by its duly authorized representative or proxy) having a right to attend and vote at the extraordinary general meeting, together holding not less than a majority of the votes attached to the issued and outstanding Shares entitled to vote at the extraordinary general meeting will constitute a quorum for the extraordinary general meeting.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:

Pursuant to the Support Agreements, each Supporting Shareholder (as defined therein) has agreed to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Supporting Shareholders beneficially own an aggregate of 154,802,607 Class A Shares and 326,661,501 Class B Shares, including Class A Shares represented by ADSs. None of our directors and executive officers are Supporting Shareholders. As of the date of this Proxy Statement, our directors and executive officers beneficially own, in the aggregate, 0.20% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:

Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Shares are registered in my name?

A:

If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than                 , 2023 at                  p.m. (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:

The Company will instruct the ADS Depositary to deliver to ADS holders as of                 , 2023 (the “ADS Record Date”) a Proxy Card and ADS Voting Instruction Card, the form of which is attached as Annex F to the Proxy Statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may instruct the ADS Depositary (as the registered holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS Voting Instruction Card if you are a registered ADS holder and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on                 , 2023 in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, the Shares represented by the ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs. Pursuant to Section 4.7 of the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder, except as discussed below. Under the Deposit Agreement, subject to certain conditions contained therein, ADS holders as of the ADS Record Date whose voting instructions are not received or are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting unless the Company has confirmed to the ADS Depositary (i) that it wishes such proxy to be given, (ii) that the Company reasonably does not know of any substantial opposition to the matters to be voted on at the extraordinary general meeting and (iii) that the matters to be voted on at the extraordinary general meeting are not materially adverse to the interests of holders of Shares. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting the corresponding Shares directly at the extraordinary general meeting after the ADS Record Date, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2023 together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes or governmental charges, and (c) a certification that you either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to deliver, or cause the delivery of the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on Nasdaq. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less per 100 ADSs issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank, securities intermediary or other account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:

Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted. You should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:

If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•

First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China, Attention:                 , before the commencement of the extraordinary general meeting.

•

Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than                  p.m. (Beijing time) on                 , 2023, which is the deadline to lodge your proxy card.

•

Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Registered owners of ADSs may revoke their voting instructions to the ADS Depositary prior to 12:00 p.m. (New York City time) on                 , 2023 by submitting a new ADS voting instruction card, specific to that registered owner, to the ADS Depositary.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxies or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank, securities intermediary or other account, you will receive a separate voting instruction card for each brokerage, bank, securities intermediary or other account in which you hold Shares or ADSs. If you are a holder of record and your Shares or your registered ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs evidencing ADSs, should I send in my Share certificates or my ADRs now?

A:

No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the Merger consideration. Please do not send in your Share certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the Merger consideration and ADR holders will receive a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their Merger consideration (net of applicable fees and taxes) shortly after the Merger is consummated without any further action required on the part of such holders.

If your Shares or your ADSs are held by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADSs in exchange for the Merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:

The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on                 , 2023. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:

Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs as determined by the Court. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must, before                  p.m. (New York City Time) on                 , 2023, surrender their ADSs to the ADS Depositary for cancellation and delivery of Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs (US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), and any applicable taxes or governmental charges, and provide delivery instructions for the corresponding Shares, and certify that they either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the CICA. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on Nasdaq. Shares are not listed and cannot be traded on any stock exchange other than Nasdaq, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less per 100 ADSs issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 110 as well as “Annex D—Cayman Islands Companies Act (As Amended)—Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:

We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact , the proxy solicitor at , or by email at .

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Most of the events leading to the execution of the Merger Agreement described in this Background of the Merger occurred primarily in the PRC and Hong Kong. Therefore, all dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company to enhance shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events. While the Company’s management had discussions from time to time with third parties regarding possible options over the past years, these discussions did not result in any specific proposals for a strategic transaction prior to the events described below.

In connection with their controlling stake in the Company, the Bain Shareholders (together with their respective affiliates, the “Bain Party”) have also periodically reviewed and evaluated their investment in the Company and considered strategic alternatives that may be available to the Bain Party and potentially the Company.

Bain Party’s Preliminary Discussions with Third Party Investors

During the period of January 2022 to April 2022 and January 2023 to February 2023, the Bain Party from time to time had preliminary confidential discussions with Party A, a strategic party, regarding a potential transaction that involves an acquisition by Party A of the Company through a combination of cash consideration and share consideration issued by Party A. The Bain Party did not engage in any detailed discussions or any negotiations, or enter into any agreement, including any non-disclosure agreement, with such strategic party due to, among other reasons, uncertainty of value and potential regulatory complexities.

From April 2022 to February 2023, the Bain Party, assisted by its financial advisor Morgan Stanley Asia Limited (“Morgan Stanley”), engaged in certain preliminary, high-level discussions from time to time with certain interested third parties, including Keppel, Party B, China Merchants Capital Holdings (International) Limited (“CMC”) and Party C, to explore a potential acquisition of the Company involving a range of possible structures (each such transaction, a “Potential Transaction”).

During that process, the Bain Party (i) entered into a customary mutual non-disclosure agreement with each of Keppel, Party B, CMC and Party C, and (ii) informed members of the audit committee of the Board (the “Audit Committee”) of the potential interest of each of Keppel, Party B, CMC and Party C in exploring a Potential Transaction, and requested that the Audit Committee grant access to certain information of the Company to such third parties for preliminary due diligence.

Upon approval by the Audit Committee for such parties to conduct preliminary due diligence on the Company, the Company entered into a customary non-disclosure agreement with each of Keppel, Party B, CMC and Party C. Each such party conducted preliminary due diligence on the Company.

The Company was not involved in the preliminary discussions between the Bain Party and any of the foregoing third parties in connection with a Potential Transaction or any other alternative transaction in this time period.

A summary of the key aspects of the Bain Party’s preliminary discussions with each of Keppel, Party B, CMC and Party C in connection with a Potential Transaction is as follows:

Preliminary Discussions with Keppel

During the periods of June 2022 to October 2022 and January 2023 to February 2023, representatives of the Bain Party and Keppel engaged in preliminary confidential discussions with respect to a Potential Transaction that could involve forming a consortium between Keppel and the Bain Shareholders to acquire the Company with the Bain Shareholders selling a portion of its controlling stake in such transaction while also continuing as significant shareholders of the Company. During their initial discussions in June 2022, Keppel indicated for discussion purposes that the price to be paid to shareholders of the Company would be based on a premium of approximately 25% to 35% over the trading price of the Company’s ADSs. To facilitate further discussions, during October 2022, Keppel indicated for discussion purposes a price to be paid to shareholders of the Company of US$10.81 per ADS (equivalent to US$5.406 per Share), which represented a premium falling within the same range from approximately 25% to 35% as indicated by Keppel in the June 2022 discussions. During their discussions in early 2023, the Bain Party indicated for discussion purposes a price to be paid to shareholders of the Company of US$10.00 per ADS (equivalent to US$5.00 per Share) or US$11.00 per ADS (equivalent to US$5.50 per Share), which represented a premium falling within the same range from approximately 25% to 35% as indicated by Keppel in the June 2022 discussions.

The Bain Party discontinued their discussions with Keppel to explore a Potential Transaction in February 2023 due to, among other reasons, uncertainties associated with financing plans and financing sources to effect a Potential Transaction and associated uncertainty of value. No proposal was made to the Board by any party, and, other than the non-disclosure agreements between Keppel and each of the Bain Party and the Company, there was no agreement, arrangement or understanding between any of Keppel, the Bain Party or the Company in connection with a Potential Transaction.

Preliminary Discussions with Party B

From June 2022 to November 2022, representatives of the Bain Party and Party B engaged in preliminary confidential discussions from time to time with respect to a Potential Transaction that could involve forming a consortium between Party B and the Bain Shareholders to acquire control of the Company with Party B leading the transaction and the Bain Shareholders selling a portion of their controlling stake in such transaction while also continuing as significant shareholders of the Company.

During their preliminary discussions in early August 2022, Party B indicated for discussion purposes a price to be paid to shareholders of the Company of US$12.00 per ADS (equivalent to US$6.00 per Share), representing a 64% premium to 30-day VWAP of US$7.31 per ADS as of August 1, 2022 and an 84% premium to the last trading price of US$6.56 per ADS as of August 1, 2022.

In November 2022, Party B and CMC had discussions in connection with a Potential Transaction with the consent from the Company and the Bain Party. In November 2022, a representative of Party B verbally indicated to a representative of Morgan Stanley that for discussion purposes, the price to shareholders of the Company that Party B would consider in a Potential Transaction was likely to be below US$10.00 per ADS (equivalent to US$5.00 per Share).

In December 2022, the Bain Party informed Party B in writing to terminate the discussions with respect to a Potential Transaction, due to, among other reasons, lack of viable financing plans and financing sources to effect a Potential Transaction and associated uncertainty of value. No proposal was made to the Board by any party, and, other than the non-disclosure agreements between Party B and each of the Bain Party and the Company, there was no agreement, arrangement or understanding between any of Party B, the Bain Party or the Company in connection with a Potential Transaction.

Preliminary Discussions with CMC and Party C

From August 2022 to November 2022, representatives of the Bain Party and CMC engaged in preliminary confidential discussions from time to time with respect to a Potential Transaction that could involve forming a consortium between CMC and the Bain Shareholders to acquire the Company with CMC leading the transaction and the Bain Shareholders selling a portion of their controlling stake in such transaction while also continuing as significant shareholders of the Company.

During their preliminary discussions in middle August 2022, CMC indicated for discussion purposes a price to be paid to shareholders of the Company of US$13.50 per ADS (equivalent to US$6.75 per Share), representing approximately 80% premium to the last trading price of US$7.51 per ADS as of August 15, 2022.

In September 2022 and November 2022, CMC requested consent from the Company and the Bain Party to engage in discussions with Party C and Party B regarding financing support for a Potential Transaction involving acquisition of control of the Company, respectively, and each of the Company and the Bain Party granted such consent under the applicable non-disclosure agreements. Representatives of the Bain Party and Party C briefly discussed the possibility of Party C’s participation in a Potential Transaction with CMC. Shortly thereafter in October 2022, Party C informed the Bain Party they were not interested in participating in a Potential Transaction with CMC. For more information regarding the relevant preliminary discussions with Party B, please see the section entitled “Preliminary Discussions with Party B”. CMC did not separately provide the Bain Party with any update regarding their discussions with Party C or Party B in connection with a Potential Transaction (including any viable financing plan).

In December 2022, the Bain Party informed CMC in writing to terminate the preliminary discussions with respect to a Potential Transaction, due to, among other reasons, lack of viable financing plans and financing sources to effect a Potential Transaction and associated uncertainty of value. Around the same time when the Bain Party informed CMC of the termination of the preliminary discussions, the Bain Party also informed Party C of the same in writing. The Bain Party did not engage in any detailed discussions or any negotiations in connection with a Proposed Transaction with CMC or Party C. No proposal was made to the Board by any party, and, other than the non-disclosure agreements between each of CMC and Party C and each of the Bain Party and the Company, respectively, there was no agreement, arrangement or understanding (i) among any of CMC, the Bain Party or the Company, or (ii) among any of Party C, the Bain Party or the Company, in connection with a Potential Transaction.

In early February 2023, CMC made a verbal proposal to the Bain Party to acquire the Company’s operations in the PRC only. The Bain Party did not engage in any detailed discussions or any negotiations with CMC regarding such alternative transaction for the same reasons as when the Bain Party terminated their preliminary discussions with CMC in December 2022.

Take-Private Transaction

In early June 2023, representatives of the Bain Shareholders contacted certain independent directors, senior management members and certain existing shareholders of the Company to inform them that the Bain Shareholders were considering submitting a non-binding proposal for a take-private acquisition of the Company.

On June 6, 2023, the Bain Shareholders submitted a preliminary non-binding proposal letter (the “Bain Original Proposal”) to the Board, proposing to acquire all of the outstanding Shares, including Class A Shares represented by ADS not already owned by the Bain Shareholders, for US$8.00 in cash per ADS or US$4.00 in cash per Share, subject to a number of terms and conditions (the “Proposed Transaction”). The offer price represented a 38% premium to 30-day VWAP per ADS of the Company as of June 5, 2023 and 33% premium to the closing price of the Company’s ADSs as of June 5, 2023. The Bain Original Proposal also stated that the Bain Shareholders intended to finance the Proposed Transaction with a combination of equity and debt capital and that they did not intend to sell their stake in the Company to any third party.

On June 7, 2023, the Company issued a press release announcing receipt of the Bain Original Proposal, and furnished the press release as an exhibit to a current report on form 6-K furnished to the SEC.

Later on the same day, the Board convened a meeting by video conference to discuss the Bain Original Proposal. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on a special committee of the Board to evaluate the Bain Original Proposal. After the discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent directors (the “Special Committee”) to consider the Bain Original Proposal and thus established the Special Committee, consisting of independent directors Mr. Thomas J. Manning, Mr. Gang Yu and Mr. Weili Hong, with Mr. Thomas J. Manning serving as the chairman of the Special Committee.

On June 8, 2023, the Company issued a press release announcing the formation of the Special Committee, and furnished the press release as an exhibit to a current report on form 6-K furnished to the SEC.

Following its formation, the Special Committee considered proposals from and conducted interviews with multiple law firms and investment banks that had expressed interest in being considered for the roles of U.S. legal counsel and financial advisor to the Special Committee, respectively. After deliberation on relevant factors, including experience in similar transactions, qualifications, reputation and independence, of each potential legal counsel and financial advisor, the Special Committee decided to retain Gibson, Dunn & Crutcher (“Gibson Dunn”) as its independent U.S. legal counsel, and Citigroup Global Markets Asia Limited (“Citigroup”) as its independent financial advisor, to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.

On June 14, 2023, Kirkland & Ellis (“Kirkland”), U.S. legal counsel to the Bain Party, sent to Gibson Dunn an initial draft non-disclosure agreement between the Company and the Bain Shareholders.

On June 15, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang, Chief Financial Officer of the Company, and representatives of Gibson Dunn and Citigroup. At the request of the Special Committee, Citigroup first presented to the members of the Special Committee an overview of customary practices and processes in going private transactions, key milestones, an estimated timetable, and Citigroup’s indicative work plan. The Special Committee asked various questions regarding these topics, to which Citigroup responded. Gibson Dunn then made a presentation to the members of the Special Committee concerning their fiduciary duties to the Company and its shareholders. Members of the Special Committee confirmed that none of them has any conflict with respect to the proposed going private transaction. At the meeting, after deliberation of the relevant factors, including experience in similar transactions, qualifications and reputation, the Special Committee also decided to retain Maples and Calder (Hong Kong) LLP (“Maples”) as its Cayman Islands legal counsel and Haiwen & Partners (“Haiwen”) as its PRC legal counsel, subject to conflicts of interests clearance of both law firms.

During the June 15 meeting, members of the Special Committee, Gibson Dunn and Citigroup also discussed the immediate next steps, including (i) negotiating the non-disclosure agreement on behalf of the Company with the Bain Shareholders; (ii) requesting the Board to adopt charter documents of the Special Committee; (iii) having the Company prepare a financial model; and (iv) scheduling weekly Special Committee meeting and deciding on other logistical matters. Members of Special Committee asked various questions to which Gibson Dunn and Citigroup answered.

At the end of June 2023, the Board, by unanimous written resolution, (a) adopted the charter of the Special Committee, granting the Special Committee the power and authority to, among other things, (i) negotiate the Proposed Transaction or any alternative transaction and exercise its authority to agree to proposed terms on behalf of the Company, (ii) retain any legal counsel, financial advisor, and other consultants and agents as the Special Committee deems appropriate to assist it in discharging its responsibilities, (iii) access all books, records, and other information and documents of or in the possession of the Company or available to the Company as the Special Committee in its sole discretion deems necessary or desirable to assist it in its evaluation of the Proposed Transaction or any alternative transaction, (iv) explore, investigate, and consider any alternative transaction and matters related thereto as the Special Committee deems appropriate, (v) reject the Proposed Transaction or any alternative transaction if the Special Committee determines such transaction is not fair to and in the best interests of the Company’s shareholders in general or the shareholders other than the Bain Shareholders in particular, or if the Special Committee determines the other alternatives, including not entering into any similar transaction, are more advisable, and (vi) exercise any other power that the Special Committee may determine is necessary, proper or advisable to permit the Special Committee to effectively assist the Board in determining whether the Proposed Transaction or any alternative transaction is fair to and in the best interests of the Company’s shareholders in general or the shareholders other than the Bain Shareholders, and (b) ratified the actions taken by the Special Committee prior to the adoption of the charter of the Special Committee.

Later on June 15, 2023, Gibson Dunn sent to Kirkland the Special Committee’s comments on the non-disclosure agreement.

Between June 15 and June 18, 2023, Gibson Dunn and Kirkland negotiated and finalized the non-disclosure agreement.

On June 20, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn and Citigroup. At the request of the Special Committee, Citigroup updated the Special Committee and Gibson Dunn on the progress of its financial due diligence on the Company in connection with the Bain Original Proposal. The Special Committee asked various questions, to which Citigroup responded. Members of the Special Committee and Gibson Dunn then discussed the estimated timetable for the Proposed Transaction and the status of various transaction documents in relation to the Proposed Transaction. Gibson Dunn then presented to the Special Committee the preliminary results of its market study on the use of pre-signing market check in going private transactions involving Cayman/BVI-domiciled U.S.-listed Chinese companies, which Gibson Dunn had conducted at the direction of the Special Committee. Members of Special Committee and Citigroup asked various questions, to which Gibson Dunn answered. The Special Committee directed Gibson Dunn to continue reviewing precedent transactions and to report any relevant findings at a future meeting.

Later on the same day, the Company issued a press release announcing the Special Committee’s retention of Gibson Dunn as its U.S. legal counsel and Citigroup as its independent financial advisor, and furnished the press release as an exhibit to its current report on Form 6-K furnished to the SEC.

On June 21, 2023, Kirkland sent an initial draft of the Merger Agreement to Gibson Dunn. Material terms in the initial draft of the Merger Agreement included, among others: (i) the representations and warranties of the Company, on the one hand, and of Parent and Merger Sub, on the other hand, (ii) the composition of the financing package proposed by the Parent Parties, (iii) the interim covenants of the Company, (iv) the “no-shop” covenants, (v) the circumstances under which the Board would be permitted to change its recommendation to the shareholders of the Company to vote in favor of the Merger, (vi) the closing conditions, including a condition to the obligations of Parent and Merger Sub to effect the Merger that shareholders of the Company holding less than 5% of the total outstanding Shares shall have validly served a notice of objection under section 238(2) of the CICA (the “Dissenting Shareholder Closing Condition”), and (vii) an amount of Parent Termination Fee equal to 1.50% of the equity value of the Company implied in the Proposed Transaction and an amount of Company Termination Fee equal to 0.75% of the equity value of the Company implied in the Proposed Transaction, as well as the trigger events for the payment of the Parent Termination Fee and the Company Termination Fee.

On June 22, 2023, Fangda Partners (“Fangda”), legal counsel to CMC, contacted Gibson Dunn and indicated that Fangda was acting as legal counsel to CMC in connection with a preliminary non-binding proposal (the “CMC Proposal”) to acquire all of the outstanding Shares at US$9.20 per ADS or US$4.60 per Share. On

June 23, 2023, Fangda forwarded a copy of the CMC Proposal, dated June 9, 2023, to Gibson Dunn and indicated that the CMC Proposal had been sent to members of the Special Committee on June 10, 2023 via email. However, members of the Special Committee only became aware of the CMC Proposal when its existence was brought to their attention by Gibson Dunn on June 23, 2023. The CMC Proposal also stated that CMC intended to finance the transaction contemplated in the CMC Proposal through a combination of equity and debt financing.

From June 24, 2023 to June 26, 2023, members of the Special Committee, Gibson Dunn and Citigroup discussed various aspects of the CMC Proposal. On June 24, 2023, Fangda requested a call with the Special Committee to discuss the CMC Proposal. On June 27, 2023, Citigroup sent Fangda a list of questions with respect to the CMC Proposal that the Special Committee requested to be answered by CMC on the call, including, among other things, details and status of its financing plans and the anticipated regulatory approvals in connection with the CMC Proposal.

On June 28, 2023, Gibson Dunn provided to the Special Committee an issues list identifying the key issues in the initial draft of the Merger Agreement sent by Kirkland on June 21, 2023.

Later on the same day, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn, Citigroup and Maples. Gibson Dunn updated the Special Committee on the CMC Proposal and explained the fiduciary duties of the Special Committee in connection with their evaluation of the CMC Proposal and Bain Original Proposal. Maples also explained their views on the CMC Proposal and the Bain Original Proposal from a Cayman law perspective, including that given the Bain Shareholders’ voting power in the Company, the CMC Proposal is not capable of being consummated if the Bain Shareholders vote against such proposal. The Special Committee asked various questions, to which Gibson Dunn and Maples answered. The Special Committee, Citigroup and Gibson Dunn then discussed various aspects of the CMC Proposal, and it was determined that the Special Committee would reach out to the Bain Shareholders to inquire whether they would be willing to sell their stake in the Company on the terms of the CMC Proposal. Gibson Dunn then presented additional results from its research regarding the use of pre-signing market check in going private transactions involving Cayman/BVI-domiciled U.S.-listed Chinese companies. Citigroup then updated the Special Committee and Gibson Dunn on the progress of its financial due diligence on the Company. Mr. Nick Dongning Wang also updated the Special Committee on the progress of building a financial model for the Company. Members of the Special Committee asked various questions, to which Citigroup answered. Gibson Dunn and Mr. Nick Dongning Wang then reported to the Special Committee that Maples and Haiwen have been retained as the Cayman Islands legal counsel and the PRC legal counsel of the Special Committee respectively, and both of them have confirmed in writing that there is no conflict of interests in representing the Special Committee. Gibson Dunn then walked the Special Committee through the key issues identified based on its review of the initial draft of Merger Agreement in connection with the Proposed Transaction sent by Kirkland to Gibson Dunn on June 21, 2023. Members of the Special Committee asked various questions regarding these issues, to which Gibson Dunn and Citigroup responded. Based on these discussions, the Special Committee instructed Gibson Dunn to prepare a markup of the initial draft of the Merger Agreement.

Later on the same day, the Special Committee held a meeting by video conference with Fangda, CMC, Gibson Dunn and Citigroup to understand the details of CMC Proposal. During the meeting, Fangda and CMC provided responses to the list of questions with respect to the CMC Proposal previously circulated by Citigroup and follow-up questions raised by Citigroup and Gibson Dunn at the meeting. At the end of the meeting, the Special Committee confirmed that it would continue evaluating the CMC Proposal, the Bain Original Proposal and other strategic alternatives available to the Company, and requested CMC to provide, among other things, details of its financing commitments and supporting documents. Following the meeting, Fangda provided written responses to some of these requests, including a highly confident letter issued by a Chinese bank expressing its high interest and confidence in arranging debt financing in connection with the CMC Proposal, which expressly stated, among other conditions, that (i) the bank’s confidence in its ability to arrange such debt financing is subject to, among other things, its completion of due diligence on CMC and the Company to the bank’s satisfaction, (ii) the letter does not constitute a commitment by the bank to provide debt financing, and (iii) any such commitment would be subject to, among other things, the bank’s receipt of internal credit and other internal approvals.

In June 2023, the Bain Party contacted certain existing shareholders of the Company, including Boloria Investments, Zeta and Mr. Liu, in their capacity as shareholders of the Company, to offer them the opportunity to rollover all or a portion of their equity interest in the Company in connection with the Proposed Transaction. During mid-to-late June, Keppel also contacted the Bain Party and discussed potential equity investment by Keppel in connection with the Proposed Transaction.

On June 28, 2023, the Bain Shareholders entered into a non-disclosure agreement with SK.

On July 4, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn and Citigroup. Gibson Dunn updated the Special Committee on its proposed revisions to the draft of the Merger Agreement. Members of the Special Committee asked various questions regarding Gibson Dunn’s proposed revisions to the Merger Agreement, to which Gibson Dunn and Citigroup responded. After extensive discussion among members of the Special Committee, Gibson Dunn and Citigroup, the Special Committee provided guidance to Gibson Dunn on various issues in relation thereto. The Special Committee, Gibson Dunn and Citigroup also discussed whether the Special Committee would conduct a market check in connection with the Bain Original Proposal. Members of the Special Committee asked various questions, to which Gibson Dunn and Citigroup responded. Having considered data regarding the use of market checks in similar transactions and other relevant factors, including the ownership stake and voting power of the Bain Shareholders and their express intent not to sell, the Special Committee determined that a market check was not warranted and accordingly would not be conducted at the present time. The Special Committee and Gibson Dunn then provided an update on their discussions with the Bain Shareholders regarding the CMC Proposal. Both the Special Committee and Gibson Dunn noted that the Bain Shareholders and their counsel had expressly stated that the Bain Shareholders would not be interested in selling their stake in the Company on the terms proposed in the CMC Proposal. The Special Committee, Citigroup and Gibson Dunn then discussed various aspects of the CMC Proposal. Based on these discussions, the Special Committee instructed Gibson Dunn and Citigroup to look into and provide feedback on certain aspects of the CMC Proposal for further consideration by the Special Committee, including potential PRC regulatory approvals that would be required to consummate the CMC Proposal.

On the same day, Gibson Dunn provided a revised draft of the Merger Agreement to Kirkland. Pursuant to instructions from the Special Committee, the revised draft of the Merger Agreement reflected, among other things, (i) deletion of certain representations and warranties of the Company, as well as additional materiality and knowledge qualifiers for the representations and warranties of the Company, (ii) additional representations and warranties of Parent and Merger Sub, (iii) a narrower scope of the interim covenants of the Company to avoid undue restrictions on the normal business operation of the Company, (iv) removal of the Dissenting Shareholder Closing Condition, (v) amounts of Parent Termination Fee and Company Termination Fee equal to 3.00% and 1.50%, respectively, of the equity value of the Company implied in the Proposed Transaction, and (vi) a request to include a closing condition that the Merger shall have received the approval by holders of a majority of the outstanding Shares not beneficially owned by any Parent Party (the “Majority of Minority Vote Closing Condition”).

From July 4, 2023 to July 10, 2023, Gibson Dunn and Citigroup discussed with Haiwen potential PRC regulatory approvals that would be required to consummate the CMC Proposal and the Bain Original Proposal and associated regulatory risks.

On July 5, 2023, Fangda circulated to Citigroup and Gibson Dunn (i) a highly confident letter issued by another financial institution to CMC expressing its interest and confidence in arranging debt financing in connection with the CMC Proposal, subject to similar conditions and limitations set forth in the highly confident letter previously circulated on June 28, 2023, and (ii) a non-binding letter from CMC to the Special Committee in support of the CMC Proposal, proposing to provide equity financing to finance a portion of the purchase price contemplated by the CMC Proposal, subject to, among other things, the completion of due diligence, execution of definitive merger agreement and final approvals.

Also on July 5, 2023, the Bain Shareholders entered into a non-disclosure agreement with Keppel.

On July 8, 2023, representatives of the Bain Party sent an initial draft of the Support Agreement to SK.

On July 10, 2023, Kirkland sent to Gibson Dunn initial drafts of the forms of the Equity Commitment Letters and the Limited Guaranties, and the executed binding Debt Commitment Letter from Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch (上海浦东发展银行股份有限公司陆家嘴支行) and Industrial Bank Co., Ltd. Shanghai Branch (兴业银行股份有限公司上海分行).

On July 11, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn, Citigroup and Maples. Representatives from Maples discussed certain Cayman law considerations in connection with going private transactions involving Cayman Islands incorporated public companies, including factors that the Special Committee may take into account when evaluating acquisition proposals, disclosure obligations in a potential appraisal litigation following such going private transactions, and related suggestions for record keeping. Members of the Special Committee asked various other questions, to which representative from Maples answered. Mr. Nick Dongning Wang gave the Special Committee a presentation of Company financial projections for the years 2023-2027 and explained the key assumptions of the projections. Citigroup then updated the Special Committee on the valuation work Citigroup had been performing and explained the valuation methodologies Citigroup planned to use when evaluating a potential transaction. Members of the Special Committee and Gibson Dunn asked various questions, to which Mr. Nick Dongning Wang and Citigroup answered. Mr. Nick Dongning Wang then dropped off the call upon the Special Committee’s request. Gibson Dunn then provided an overview of PRC regulatory analysis conducted by Haiwen with respect to the CMC Proposal and Bain Original Proposal. The Special Committee, Gibson Dunn and Citigroup then discussed the regulatory approvals required to consummate each of the CMC Proposal and the Bain Original Proposal and processes associated with obtaining such approvals, as well as the current status of the financing commitments of both proposals.

On July 12, 2023, the Company received a letter from the Bain Shareholders stating that the Bain Shareholders did not intend to sell any shares beneficially owned by them in the Company to any third party nor pursue any alternative transaction (the “Bain Letter”). On the same day, Fangda sent an email to Citigroup and Gibson Dunn requesting that the Company provide CMC and its advisors with access to due diligence materials and commence negotiation of the terms and conditions of the transaction contemplated by the CMC Proposal.

On July 13, 2023, the Company issued a press release announcing receipt of the CMC Proposal and the Bain Letter, and furnished the press release as an exhibit to a current report on form 6-K furnished to the SEC.

On the same day, Gibson Dunn and Kirkland held a telephonic meeting to discuss the Debt Commitment Letter, and Kirkland sent to Gibson Dunn a revised draft of the Merger agreement. The revised draft of the Merger Agreement reflected, among other things, (i) further revised scopes of the representations, warranties and interim covenants of the Company, Parent and Merger Sub, (ii) re-insertion of the Dissenting Shareholder Closing Condition with the 5% threshold, (iii) amounts of Parent Termination Fee and Company Termination Fee equal to 1.50% and 0.75%, respectively, of the equity value of the Company implied in the Proposed Transaction, and (iv) rejection of including the Majority of Minority Vote Closing Condition.

Also on July 13, 2023, Kirkland sent an initial draft of the Support Agreement to Keppel.

On July 17, 2023, the Bain Shareholders entered into a non-disclosure agreement with Boloria Investments.

On July 18, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn and Citigroup. Mr. Nick Dongning Wang provided an update on the progress of financial projections being prepared by the Company’s management in connection with the Special Committee’s evaluation of the Bain Original Proposal. Mr. Nick Dongning Wang then dropped off the call upon the Special Committee’s request. Gibson Dunn provided the Special Committee an update on their review of the drafts of the Merger Agreement, the Equity Commitment Letter and the Limited Guaranty in connection with the Bain Original Proposal. Gibson Dunn also provided an overview of the key terms of executed Debt Commitment Letter received from Kirkland, a written summary of which was prepared by Gibson Dunn and circulated to members of the Special Committee prior to the meeting. Gibson Dunn then walked the Special Committee through certain key issues it had identified based on its review of the markup of the Merger Agreement received from Kirkland, a written summary of which was also circulated to members of the Special Committee prior to the meeting. Members of the Special Committee asked various questions regarding these transaction documents, to which Gibson Dunn responded. The Special Committee, Gibson Dunn and Citigroup then discussed new developments regarding the CMC Proposal, including Fangda’s request that the Company provide CMC and its advisors with access to due diligence materials and commence negotiation of the terms and conditions of the transaction contemplated by the CMC Proposal. Members of the Special Committee asked various questions, to which Gibson Dunn responded. Following these discussions, the Special Committee determined not to grant due diligence access to CMC or further engage with CMC because of (i) the lack of viability of the CMC Proposal due to the Bain Shareholders’ intention not to sell their stake to any third party (as expressly stated in the Bain Original Proposal and reaffirmed in the Bain Letter) and the Bain Shareholders’ voting power in the Company sufficient to block the CMC Proposal; (ii) the lack of firm and legally binding financing commitments for the CMC Proposal, and (iii) the likelihood that additional regulatory approvals would be required to consummate the CMC Proposal, which created further uncertainty regarding the viability of the CMC Proposal. Citigroup then updated the Special Committee and Gibson Dunn on the progress of its valuation analysis on the Company. Members of the Special Committee asked various questions, to which Citigroup answered. The Special Committee, Citigroup and Gibson Dunn then discussed potential strategies for pricing negotiations with the Bain Shareholders.

On July 19, 2023, Gibson Dunn sent Kirkland revised drafts of the forms of the Equity Commitment Letter and the Limited Guaranty. On the same day, Gibson Dunn and Kirkland held a telephonic meeting to discuss certain outstanding points in the draft Merger Agreement.

On July 19, 2023, Kirkland sent an initial draft of the Support Agreement to Boloria Investments.

On July 20, 2023, the Bain Shareholders entered into a non-disclosure agreement with Mr. Liu.

On July 23, 2023, Gibson Dunn and Kirkland held a telephonic meeting to discuss certain outstanding points in the drafts of the forms of the Equity Commitment Letter and the Limited Guaranty.

On July 25, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn and Citigroup. Mr. Nick Dongning Wang provided the Special Committee with an updated presentation on the Company’s projected financial performance through 2028, which was prepared by the Company’s management in connection with the Special Committee’s evaluation of the Bain Original Proposal. Mr. Nick Dongning Wang’s presentation included an explanation of the key assumptions of the updated projections. Members of the Special Committee asked various questions, to which Mr. Nick Dongning Wang answered. Mr. Nick Dongning Wang then dropped off the call upon the Special Committee’s request. Gibson Dunn then walked the Special Committee through certain key issues it identified during its review of the revised draft of the Merger Agreement in connection with the Proposed Transaction. The participants discussed a number of outstanding issues in respect of the Merger Agreement, including the closing conditions and the amounts of Company Termination Fee and Parent Termination Fee. Gibson Dunn also provided the Special Committee an update on the status of the Equity Commitment Letter, the Limited Guaranty and the Support Agreement (the “Ancillary Documents”). Members of the Special Committee asked various questions regarding the Ancillary Documents, to which Gibson Dunn responded. After extensive discussion among the members of the Special Committee and Gibson Dunn on the key issues of the Merger Agreement, the Special Committee provided guidance to Gibson Dunn on the Special Committee’s position on such key issues to be reflected in the revised draft of the Merger Agreement.

Later on the same day, Gibson Dunn provided Kirkland with a revised draft of the Merger Agreement. Pursuant to instructions from the Special Committee, the revised draft of the Merger Agreement reflected, among other things, (i) removal of the Dissenting Shareholder Closing Condition, (ii) amounts of Parent Termination Fee and Company Termination Fee equal to 3.00% and 1.50%, respectively, of the equity value of the Company implied in the Proposed Transaction, and (iii) a re-iteration of the request to include the Majority of Minority Vote Closing Condition.

Also on the same day, Mr. Thomas J. Manning received a letter, via email, from a shareholder of the Company (“Shareholder A”), in which Shareholder A claimed that both Bain Original Proposal and CMC Proposal significantly undervalued the Company. Between July 26, 2023 and July 28, 2023, the Special Committee, Gibson Dunn and Citigroup discussed how to respond to this letter. On July 29, 2023, Mr. Thomas J. Manning responded to Shareholder A, on behalf of the Special Committee, acknowledging receipt of the letter.

On July 26, 2023, Kirkland sent to Gibson revised drafts of the forms of the Equity Commitment Letter and the Limited Guaranty.

On July 27, 2023, Gibson Dunn and Kirkland held a telephonic meeting to discuss certain outstanding points in the draft Merger Agreement.

On July 28, 2023, Kirkland provided Gibson Dunn with a revised draft of the Merger Agreement, which reflected, among other things, (i) re-insertion of the Dissenting Shareholder Closing Condition with a threshold of 8% instead of 5% as originally proposed, (ii) amounts of Parent Termination Fee and Company Termination Fee equal to 2.00% and 1.00%, respectively, of the equity value of the Company implied in the Proposed Transaction, and (iii) reiteration of the Bain Shareholders’ position that the Majority of Minority Vote Closing Condition should not be included.

On July 29, 2023, Kirkland sent to Gibson Dunn a draft of the form of the Support Agreement.

On the same day, Gibson Dunn sent to Kirkland the revised drafts of the forms of the Equity Commitment Letter and the Limited Guaranty.

On July 31, 2023, Citigroup held a telephonic meeting with Morgan Stanley. During the meeting, Citigroup conveyed the Special Committee’s request for an increase of the purchase price and provided the Special Committee’s rationale for such request.

On the same day, Gibson Dunn and Kirkland held a telephonic meeting to discuss certain outstanding debt financing related points in the draft Merger Agreement.

On August 1, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn and Citigroup. Mr. Nick Dongning Wang updated the Special Committee on the company financial projections through 2028. Members of the Special Committee asked various questions, to which Mr. Nick Dongning Wang answered. Mr. Nick Dongning Wang then dropped off the call upon the Special Committee’s request. Citigroup provided the Special Committee an update on the progress of price negotiation with the Bain Shareholders. Gibson Dunn provided the Special Committee an update on the status of the Merger Agreement and the Ancillary Documents, as well as the key issues with respect to the last draft Merger Agreement received from Kirkland as noted above. Members of the Special Committee asked various questions with respect to these key issues and price negotiation, to which Citigroup and

Gibson Dunn responded. Following the discussion, members of Special Committee instructed Citigroup to request a written revised proposal with increased price from the Bain Shareholders.

On the same day, Kirkland sent Gibson Dunn revised drafts of the forms of the Equity Commitment Letter and the Limited Guaranty.

Also on August 1, 2023, Citigroup contacted the Bain Shareholders and requested that the Bain Shareholders deliver a written revised proposal with increased price to the Special Committee.

On August 2, 2023, the Special Committee received an updated preliminary non-binding proposal letter (the “Bain Updated Proposal”) from the Bain Shareholders, increasing its offer price for the Proposed Transaction from US$8.00 per ADS (or US$4.00 per Share) to US$8.60 per ADS (or US$4.30 per Share). The Bain Shareholders stated that the Bain Updated Proposal is their best and final offer to the Special Committee and is subject to agreement on the remaining outstanding issues in the definitive agreements.

On the same day, Gibson Dunn sent Kirkland comments to the draft of the form of the Support Agreement.

On August 3, 2023, the Special Committee convened a meeting by video conference with representatives of Gibson Dunn and Citigroup. Members of the Special Committee, Citigroup and Gibson Dunn first discussed the terms of Bain Updated Proposal, including Citigroup’s preliminary view of the increased offer price from a financial perspective. The participants then discussed extensively certain key outstanding terms in the Merger Agreement. Based on these discussions, the Special Committee instructed Gibson Dunn to prepare a response to the Bain Updated Proposal and these key terms, subject to Citigroup’s further valuation analysis of the Bain Updated Proposal. Citigroup then updated the Special Committee on the valuation work Citigroup had been performing and explained the valuation methodologies used. Members of the Special Committee asked various questions, to which Citigroup answered.

On the same day, Kirkland sent Gibson Dunn an updated draft of the form of the Support Agreement and sent Mr. Liu an initial draft of the Support Agreement.

On August 4, 2023, Gibson Dunn sent a revised draft of the Merger Agreement to Kirkland, reflecting the Special Committee’s position on the key outstanding terms, including, among others: (i) agreeing to the increased offer price in the Bain Updated Proposal, (ii) agreeing not to include the Majority of Minority Vote Closing Condition, (iii) increasing the percentage threshold included in the Dissenting Shareholder Closing Condition to 15%; and (iv) increasing the amounts of Parent Termination Fee and Company Termination Fee to 2.50% and 1.25%, respectively, of the equity value of the Company implied in the Proposed Transaction.

On August 5, 2023, Kirkland sent a revised draft of the Merger Agreement to Gibson Dunn reflecting the Bain Shareholders’ position on the remaining key outstanding terms, including, among others: (i) agreeing to the amounts of Parent Termination Fee and Company Termination Fee as previously proposed by the Special Committee, and (ii) reducing the percentage threshold included in the Dissenting Shareholder Closing Condition to 10%.

On August 8, 2023, the Special Committee convened a meeting by video conference with Mr. Nick Dongning Wang and representatives of Gibson Dunn and Citigroup. Members of the Special Committee, Mr. Nick Dongning Wang, Citigroup and Gibson Dunn first discussed the status of the Company’s input to certain representations, warranties and covenants to be made by the Company in the Merger Agreement. Members of the Special Committee asked various questions, to which Mr. Nick Dongning Wang, Citigroup and Gibson Dunn answered. Mr. Nick Dongning Wang then dropped off the call upon the Special Committee’s request. Gibson Dunn provided the Special Committee an update of certain key outstanding terms in the Merger Agreement. Members of the Special Committee asked various questions, to which Gibson Dunn responded. Based on these discussions, the Special Committee instructed Gibson Dunn to continue negotiating with Kirkland and resolve the key outstanding items.

From August 8, 2023 to August 10, 2023, Kirkland and Gibson Dunn continued to negotiate and exchange drafts of the Merger Agreement and the Ancillary Documents, and substantially finalized these drafts. Among other things, the Special Committee and the Parent Parties agreed that the percentage threshold included in the Dissenting Shareholder Closing Condition would be 12%.

By August 10, 2023, Kirkland also substantially finalized the terms of the Support Agreements with Keppel, Boloria Investments, Zeta, Mr. Liu and the other Investors.

On August 11, 2023, the Special Committee convened a meeting by video conference with representatives of Gibson Dunn and Citigroup. At the request of the Special Committee, Citigroup made a presentation on its valuation analysis of the Company, where it reviewed and discussed its financial analyses based on the improved purchase price of US$8.60 per ADS (or US$4.30 per Share). Thereafter, at the request of the Special Committee, Citigroup rendered its oral opinion to the Special Committee, which was subsequently confirmed in writing by the delivery of Citigroup’s written opinion, dated August 11, 2023, to the Special Committee, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares, Dissenting Shares, and Shares represented by ADSs) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares). Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” for additional information regarding the financial analysis performed by Citigroup and the opinion rendered by Citigroup to the Special Committee. The full text of the written opinion of Citigroup to the Special Committee, dated August 11, 2023, is attached as Annex C to this Proxy Statement. Thereafter, Gibson Dunn reviewed with the members of the Special Committee the key terms of the Merger Agreement and the Ancillary Documents. Following a discussion of the key terms of the Merger Agreement and the Ancillary Documents, as well as Citigroup’s presentation of its financial analyses and opinion, the Special Committee unanimously resolved to approve the proposed Merger Agreement, the Plan of Merger and the Limited Guaranties, each substantially in the form of the drafts presented to the Special Committee, and the Transactions, including the Merger, and recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guaranties and the consummation of the Transactions.

Following the meeting of the Special Committee, the Board convened, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading titled “Special Factors—Reasons for the Merger and Position of the Special Committee and the Board,” the Board (other than Mr. Michael Frederick Foust, Mr. Jonathan Jia Zhu, Mr. Zhongjue Chen and Mr. Barnaby Thomas Patrick Lyons who abstained from voting) (i) determined and declared that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its shareholders, and (ii) adopted resolutions approving the terms of the Merger Agreement, the Plan of Merger and Limited Guaranties and the Transactions.

Later on the same day, the Company, Parent and Merger Sub executed and delivered the Merger Agreement, and the applicable parties executed and delivered each Ancillary Document.

Later on the same day, the Company issued a press release announcing the execution of the Merger Agreement, and furnished the press release as an exhibit to its current report on Form 6-K furnished to the SEC.

Reasons for the Merger and Recommendation of the Special Committee and the Board

At a meeting on August 11, 2023, the Special Committee, after consultation with its independent financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

At a meeting on August 11, 2023, after careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Michael Frederick Foust, Mr. Jonathan Jia Zhu, Mr. Zhongjue Chen and Mr. Barnaby Thomas Patrick Lyons who abstained from the vote), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions to the shareholders of the Company, and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their determination that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and their recommendation that the Merger Agreement the Plan of Merger and the consummation of the Transactions be authorized and approved, by the Board and the shareholders of the company, respectively. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•

the current and historical market prices of the ADSs, and the fact that the Per ADS Merger Consideration of US$8.60 offered to the Unaffiliated Security Holders represents a premium of 42.6% to the closing price of the ADSs on June 5, 2023, the last trading day prior to the Company’s receipt of the preliminary non-binding proposal letter from the Bain Shareholders, and a premium of approximately 48.7% to the volume-weighted average trading price of the ADSs during the 30 trading days prior to and including June 5, 2023;

•	the lowest closing price during the 52-week period prior to the date on which the Company announced its receipt of the Bain Original Proposal was as low as US$4.94 per ADS;

•

the negotiations with respect to the merger consideration and the fact that the Special Committee was able to negotiate an increase in the offer price from US$8.00 per ADS or US$4.00 per Share offered in the Bain Original Proposal to US$8.60 per ADS or US$4.30 per Share, representing an increase of 7.5%;

•	the Special Committee’s belief that, following negotiations with the Parent Parties, US$8.60 per ADS or US$4.30 per Share was the highest price that the Parent Parties would agree to pay;

•

the financial analysis reviewed by Citigroup with the Special Committee, as well as the opinion of Citigroup rendered to the Special Committee on August 11, 2022, as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing or that are the Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, factors and matters considered and assumptions made, qualifications and limitations on the review undertaken by Citigroup in preparing its opinion (See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 52 for additional information). The Special Committee notes that the opinion delivered by Citigroup addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing or that are the Excluded Shares), in each case, including the Company’s director and officer shareholders. These director and officer shareholders are treated in the same way as the Unaffiliated Security Holders in connection with the Merger, and will receive the same amount of merger consideration as the Unaffiliated Security

Holders, in each case to the extent they hold any Shares that are not Excluded Shares or Dissenting Shares, or ADSs that are not or representing Excluded Shares. The Special Committee does not believe the inclusion of these director and officer shareholders in Citigroup’ opinion affects its ability to rely on the opinion of Citigroup as one of the factors, based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any shareholder who is an affiliate of the Company, such as the director and officer shareholders identified in the preceding sentence;

•

the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their respective belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders, including continuing to operate as a public company;

•	the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

•	the fact that Parent and Merger Sub had obtained equity and debt financing commitments for the Merger, the conditions to the financing and the reputation of the financing sources;

•

the limited nature of the conditions to completion of the Merger as provided by the Merger Agreement, including the absence of any financing condition in the Merger Agreement, and the fact that only customary SEC and Cayman Islands filings are required to be made in order to consummate the Merger;

•

the Company’s ability, as set out in the Merger Agreement, the Equity Commitment Letters and the Support Agreements, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements; and

•

the fact that the Supporting Shareholders, who hold approximately 65.67% of the total issued and outstanding Shares, representing approximately 95.26% of the total voting power of the outstanding Shares, have each duly executed and entered into the Support Agreement, pursuant to which each Supporting Shareholder has agreed to vote the Shares held by it in favor of the Merger, subject to, and in accordance with, the terms and conditions of the Support Agreements;

•

the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of any sale of the Company to another buyer being consummated, given the percentage ownership held by the Parent Parties and the Bain Shareholders’ unwillingness to sell their and their affiliates’ Shares in any other transaction involving the Company (as expressly stated in the Bain Original Proposal and reaffirmed in the Bain Letter), and (ii) the business, competitive, industry and market risks if the Company continues to operate as an independent publicly traded company, including the risk of not being able to raise sufficient capital in the current market environment to meet the Company’s anticipated capital requirements due to the capital intensive nature of the business of constructing and developing data centers;

•

the lack of viability of any transaction with a third party (including the transaction contemplated by the CMC Proposal) in view of the Bain Shareholders’ ownership in the Company, which was sufficient to prevent the consummation of any transaction with a third party that required shareholder approval, and the fact that the Bain Shareholders do not intend to sell their stake in the Company to any third party, as expressly stated in the Bain Original Proposal and reaffirmed by the Bain Shareholders throughout the process of negotiating the Merger, including in the Bain Letter;

•

the fact that, following the public announcement of the Bain Original Proposal on June 7, 2023, the Board or the Special Committee did not receive any inquiries or proposals from any third party concerning a potential acquisition of all or any portion of the Company, other than the CMC Proposal, and the Special Committee’s belief that the CMC Proposal would not lead to a transaction that could be completed, due to (i) the Bain Shareholders’ ownership in the Company and intention not to sell their stake as discussed above, (ii) the fact that the two highly confident letters issued by two financial institutions in connection with debt financing for the CMC Proposal, and the non-binding letter from CMC to the Special Committee in connection with equity financing for the CMC Proposal all expressly stated that the bank’s or CMC’s ability to arrange such financing is subject to, among other things, its completion of due diligence, (iii) the lack of firm and legally binding financing commitments, and (iv) the likelihood that additional regulatory approvals (both in China and in other international markets that the Company operates in) would be required to consummate the CMC Proposal;

•	the challenges faced by the Company, including, among others:

•	susceptibility to adverse developments in the industries in which the Company’s clients operate, such as the internet and cloud services industries;

•	dependency on a limited number of major clients;

•	uncertainty with respect to the renewal of contracts with the Company’s major customers;

•	intense competition in the markets in which the Company participates;

•	increases in electricity costs in the past few years and expected continuing increases in electricity costs in the future;

•

intensive capital requirement in development of data centers and the challenges of continuing to raise sufficient capital as a public company in the current market environment to meet the Company’s capital needs;

•

heightened tensions in international economic relations, which may potentially restrict the Company’s ability to transact or otherwise do business with entities that are directly subject to the influence of such tension;

•

the estimated forecasts of the Company’s future financial performance prepared by the Company’s management (and the risks associated with meeting these forecasts and the possible future values of the Shares if such forecasts are, or are not, met), together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff must devote significant time and resources to SEC reporting and compliance matters;

•

the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

•

the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•

the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•

the Special Committee’s belief that it was fully informed about the extent to which the interests of the Bain Shareholders and the other Parent Parties in the Merger differ from those of the Unaffiliated Security Holders;

•

following its formation, the Special Committee’s independent control of the transaction process with the advice and assistance of Citigroup as its independent financial advisor and Gibson Dunn as its independent legal advisor, in each case reporting solely to the Special Committee;

•

the current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions in the near term and the long term, both globally and in the countries where the Company conducts business, which could negatively affect the Company’s financial performance; and

•	the potential for continued depreciation of the Renminbi could negatively impact the valuation of the Company in U.S. dollar terms.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•

the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and that no limitations were placed on the Special Committee’s authority;

•

in considering the transaction with the Parent Parties, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the negotiations with the Parent Parties and their respective advisors on behalf of the Unaffiliated Security Holders;

•

all members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Parent Parties; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the members’ receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) their right to receive cash consideration with respect to the Vested Company Options that had been granted to them under the Company Share Plans;

•

the Special Committee was assisted in negotiations with the Parent Parties and in its evaluation of the Merger by Citigroup as its independent financial advisor and Gibson Dunn as its U.S. legal counsel;

•

the Special Committee was empowered to, among other things, review, evaluate and negotiate the terms of the Merger and alternative transactions, and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions;

•

the terms and conditions of the Merger Agreement, which were the product of negotiations between the Special Committee and its advisors, on the one hand, and the Parent Parties and their advisors, on the other hand, including:

•

the Company’s ability, subject to certain conditions and requirements set forth in the Merger Agreement, to provide information to, and engage or participate in discussions or negotiations with, a third party who has made an unsolicited bona fide written Acquisition Proposal;

•

the right of the Board and the Special Committee to change its recommendation that the shareholders of the Company approve the Merger Agreement in connection with a Superior Proposal or an Intervening Event, subject to certain conditions and requirements set forth in the Merger Agreement;

•	the right of the Company to terminate the Merger Agreement if Parent or Merger Sub fails to consummate the Merger in breach of the Merger Agreement, and the obligations of Parent, under specified circumstances, to pay the Company the Parent Termination Fee of US$79,009,487 upon such termination; and

•	the restriction on the Company’s ability to amend or waive any provision of the Merger Agreement without the approval and the direction of the Special Committee;

•

the Board’s and the Special Committee’s belief that the Company’s obligation to pay Parent the Company Termination Fee of US$39,504,744, or approximately 1.25% of the equity value of the Company implied in the Transactions, if the Merger Agreement is terminated by the Company following a Change of Recommendation to enter into an alternative acquisition agreement in respect of a Superior Proposal, as well as the right of Parent to match any Acquisition Proposal that the Board or the Special Committee determines constitutes a Superior Proposal in accordance with the terms of the Merger Agreement, are reasonable under the circumstances and would not preclude other potential acquirors from making an alternative proposal to acquire the Company if they were interested in making such a proposal;

•	the Special Committee held multiple meetings with its financial and legal advisors to consider and review the terms of the Merger Agreement and the Transactions;

•	the Special Committee held multiple meetings with its financial and legal advisors to consider and review the terms of the CMC Proposal;

•	the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other Transactions; and

•

the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under Section 238 of the CICA, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA.

The Special Committee and the Board also considered and balanced against the potential benefits of the Merger a number of potentially adverse factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•

the highest historical closing price of the Company’s ADSs (US$23.96 per ADS) since the Company became publicly listed on October 2, 2020, noting however that market, economic and industry conditions had each changed materially since that time, and the highest closing price of the Company’s ADSs (US$9.00 per ADS) during the 52-week period prior to the date on which the Company announced its receipt of the Bain Original Proposal both exceed the Per ADS Merger Consideration;

•

approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Parent Parties and given that the Parent Parties holds approximately 95.26% of the voting power of the total issued and outstanding Shares (including Shares represented by ADSs) as of the date of this proxy statement, the Parent Parties has the ability to determine the outcome of the matters to be voted upon at the general meeting without relying on the support of any Unaffiliated Security Holders;

•

the significant portion of the voting power of the Shares owned by the Parent Parties, together with the Bain Shareholders’ repeated statements that they do not intend to sell to any third party, would likely be taken into account by third parties considering whether to make unsolicited Acquisition Proposals prior to the receipt of shareholder approval;

•

the inclusion of a condition to closing of the Merger, pursuant to which Parent or Merger Sub would not be required to consummate the Merger if the Company’s shareholders holding 12% or more of the Shares validly exercise their dissenters’ rights;

•

the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

•

the risks and costs to the Company if the Merger is not consummated in a timely manner or at all, including (i) the potential loss of value to the Company’s shareholders, (ii) the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships, (iii) the potential negative impact on the businesses and operations of the Company, (iv) the potential adverse effect on the market’s perception of the Company’s prospects if the Merger was delayed or not consummated, and (v) the potential decline in the trading price of the Company’s ADSs if the Merger was not consummated and the relative likelihood that it could take a considerable period of time, if ever, before the trading price of ADSs would reach and sustain a level equal to or greater than the Per ADS Merger Consideration of US$8.60;

•	the Company may be required, under certain circumstances, to pay Parent a Company Termination Fee of US$39,504,744 in connection with termination of the Merger Agreement;

•

the Company’s remedy in the event of a breach of the Merger Agreement by Parent and Merger Sub is limited, under certain circumstances, to receipt of a Parent Termination Fee of US$79,009,487 and reimbursement of certain expense accrued in the event that Parent fails to pay the Parent Termination Fee when due and certain other costs and expenses payable pursuant to the Merger Agreement, and under certain circumstances the Company may not be entitled to a Parent Termination Fee or reimbursement of expenses at all;

•

the fact that the Parent Parties and certain directors and officers of the Company may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69 for additional information); and

•

the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors—U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, based upon the totality of the information presented to and considered by it.

The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders given, among other things, (i) that the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman

Islands companies, (ii) the financial analysis performed by Citigroup and the opinion of Citigroup rendered to the Special Committee on August 11, 2022, (iii) that the Per Share Merger Consideration of US$4.30 or the Per ADS Merger Consideration of US$8.60 represents an attractive premium to the trading prices of the ADS prior to the Company’s announcement of its receipt of the Bain Original Proposal; and (iv) that various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, (b) the Special Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsel and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions, and (c) the right of the Company to evaluate bona fide unsolicited alternative acquisition proposals that may arise before the Company’s shareholders vote upon the Merger.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, the Special Committee considered financial analyses presented by Citigroup. These analyses included, among others, historical trading ranges, comparable companies analysis, precedent transactions analysis and discounted cash flows analysis. All of the material analyses as presented to the Special Committee on August 11, 2023 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 52. The Special Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 80.

Neither the Special Committee nor the Board, however, consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. See “Where You Can Find More Information” beginning on page 121 for a description of how to obtain a copy of the Company’s Annual Report.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under “Special Factors—Background of the Merger” and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, the Board was also aware that some of the Company’s shareholders, including the Parent Parties and certain directors and employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 27, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 52, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Parent Party Filing Persons as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each Parent Party Filing Person is required to express their belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each Parent Party Filing Person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Parent Party Filing Persons as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. The Parent Party Filing Persons have interests in the Merger that are different from, and/or in addition to, those of the other shareholders or holders of ADSs by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “—Interests of Certain Persons in the Merger—Interests of the Parent Parties” beginning on page 69.

The Parent Party Filing Persons believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Parent Party Filing Persons attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the Parent Party Filing Persons or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders.

Furthermore, none of the Parent Party Filing Persons or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Unaffiliated Security Holders. No financial advisor provided any of the Parent Party Filing Persons or their affiliates with any analysis or opinion with respect to the fairness of the Merger Consideration of US$4.30 per Share or US$8.60 per ADS to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, and based on the following factors, which are not listed in any relative order of importance, the Parent Party Filing Persons believe that the Merger is fair to the Unaffiliated Security Holders:

•

The Merger Consideration of US$4.30 per Share or US$8.60 per ADS represents a premium of approximately 42.6% to the closing price of the ADSs on June 5, 2023, the last trading day before the Company’s receipt of the Bain Original Proposal, and a premium of approximately 48.7% to the volume-weighted average trading price of the ADSs during the 30 trading days prior to and including June 5, 2023.

•	The ADSs traded as low as US$4.94 per ADS during the 52-week period prior to the receipt of the Bain Original Proposal.

•

Notwithstanding that the fairness opinion of Citigroup was delivered to the Special Committee only and none of the Parent Party Filing Persons or any of their affiliates was entitled to rely or relied on such opinion, Citigroup rendered its opinion to the Special Committee on August 11, 2023 to the effect that, as of such date, subject to the limitations and assumptions set forth in Citigroup’s written opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Excluded Shares, Dissenting Shares, and Shares represented by ADSs) and the Per ADS Merger Consideration is fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares). The Parent Party Filing Persons concluded that they could rely on Citigroup’s written opinion as a basis for their determination as to the fairness of the Merger Consideration of US$4.30 per Share or US$8.60 per ADS, as applicable, to the Unaffiliated Security Holders.

•

The Special Committee unanimously recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and, based in part upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, advisable for and in the best interests of the Company.

•

The Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including consummation of the Merger.

•

The Merger Consideration to be paid to the Unaffiliated Security Holders is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain value for all of their Shares and/or ADSs, without incurring brokerage and other costs typically associated with market sales.

•

The limited nature of the conditions to completion of the Merger as provided by the Merger Agreement, including the absence of any financing condition in the Merger Agreement, increases the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Security Holders will be received.

•

The current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions in the near term and the long term, both globally and in the countries where the Company conducts business, which could negatively affect the Company’s financial performance.

•	The potential for continued depreciation of the Renminbi could negatively impact the valuation of the Company in U.S. dollar terms.

The Parent Party Filing Persons’ consideration of the factors described above reflects their assessment of the fairness of the Merger Consideration of US$4.30 per Share or US$8.60 per ADS, without interest and net of any withholding taxes, payable in the Merger to the Unaffiliated Security Holders in relation to the going-concern value of the Company. The Parent Party Filing Persons did not consider the liquidation value of the Company’s assets as a factor because each Parent Party Filing Person considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. The Parent Party Filing Persons view the trading history of the Shares and ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Parent Party Filing Persons did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Parent Party Filing Persons do not believe that net book value is a material indicator of the value of the Company as a going-concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with other companies in the industry. The Parent Party Filing Persons note, however, that the Merger Consideration of US$4.30 per Share or US$8.60 per ADS is substantially higher than the Company’s net book value per Share of approximately US$2.16 as of December 31, 2022 (based on the number of issued and outstanding Shares as of that date).

While the Parent Party Filing Persons considered the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters, the Parent Party Filing Persons did not calculate a pre-Merger going-concern value of the Company as a public company because the Company will have a different shareholding structure following the completion of the Merger. As a result, the Parent Party Filing Persons do not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of the Merger to the Unaffiliated Security Holders. However, to the extent the pre-Merger going-concern value was reflected in the pre-announcement public market trading price of the Shares, the Merger Consideration of US$4.30 per Share or US$8.60 per ADS represents a significant premium to the going-concern value of the Company.

The Parent Party Filing Persons did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Parent Party Filing Persons believe that the Merger is also procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•

The consideration and negotiation of the Merger Agreement on behalf of the Company was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director.

•

In considering the Transactions, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the negotiations with the Parent Parties on behalf of the Unaffiliated Security Holders.

•

All of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Parent Party; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the members’ receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); (ii) their rights to indemnification and directors’ and officers’ liability insurance following the Closing as provided under the Merger Agreement, and (iii) their right to receive cash consideration with respect to the Vested Company Options that had been granted to them under the Company Share Plans.

•	The Special Committee was assisted in negotiations with the Parent Parties and in its evaluation of the Merger by Citigroup as its financial advisor and Gibson Dunn and Maples as its legal advisors.

•

The Special Committee was empowered to consider, attend to and take any and all actions in connection with the Bain Original Proposal and the Bain Updated Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee recommended approval of such action to the Board.

•

The Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities.

•	The Special Committee met regularly to consider and review the terms of the Merger Agreement and the Transactions, including the Merger.

•

The terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Bain Party and its advisors, on the other hand.

•	The Parent Parties did not participate in or have any influence over the deliberations of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

•

Under the terms of the Merger Agreement, the Company has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date on which the shareholders of the Company vote upon and authorize and approve the Merger Agreement.

•

Under the terms of the Merger Agreement, the Company has the ability to terminate the Merger Agreement in connection with a Superior Proposal, subject to compliance with the terms and conditions of the Merger Agreement.

•

The Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the Merger Agreement and the Merger.

•	The recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions.

•

The availability of dissenters’ rights to the shareholders who comply with the procedures under the CICA for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Court.

•

Except as set forth under the section entitled “Special Factors—Background of the Merger,” the Parent Parties were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the Merger Agreement.

The foregoing is a summary of the information and factors considered and given weight by the Parent Party Filing Persons in connection with their evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Parent Party Filing Persons to include all material factors considered by them. The Parent Party Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Parent Party Filing Persons believe that these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Parent Party Filing Persons to any shareholder of the Company as to how such shareholder should vote with respect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Certain Financial Projections

The Company’s management prepared certain financial projections for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2028 for the Special Committee and Citigroup in connection with the financial analysis of the Merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Citigroup in its financial analyses, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. None of the Parent Parties was provided with, and none of such persons was entitled to or relied on any of these financial projections.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding revenues, adjusted EBIT, adjusted EBITDA, depreciation and amortization, capital expenditures and change in net working capital. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for our existing and new businesses, the competitive environment, expectations regarding general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

These projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the completion of the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and the actual results may be significantly different from those contained in the projections. Neither the Company’s independent registered public accounting firm, Ernst & Young Hua Ming LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Citigroup, and are not included in this Proxy Statement in order to induce any holder of Shares or ADSs to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger or to elect not to exercise their rights to dissent from the Merger pursuant to Section 238 of CICA (to the extent applicable).

The following table sets forth the financial projections prepared by our management and considered by the Special Committee in connection with their analysis of the Merger and Citigroup in connection with the delivery of its fairness opinion:

(Fiscal Year Ending December 31, US$ mm)	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E
Revenues	849	1,182	1,409	1,605	1,784	1,889
% Growth	33.9%	39.2%	19.2%	13.9%	11.2%	5.9%
Adjusted EBITDA(1)	447	609	732	765	851	897
% of Revenue	52.6%	51.5%	52.0%	47.6%	47.7%	47.5%
D&A	155	242	301	355	405	442
% of Revenue	18.3%	20.5%	21.4%	22.1%	22.7%	23.4%
Adjusted EBIT(2)	291	367	431	410	446	455
% of Revenue	34.3%	31.1%	30.6%	25.5%	25.0%	24.1%
Capital Expenditures	1,292	653	568	401	401	260
% of Revenue	152.2%	55.2%	40.3%	25.0%	22.5%	13.8%
Change in NWC	—	94	55	42	43	10
% of Revenue	—	8.0%	3.9%	2.6%	2.4%	0.5%

(1)

Adjusted EBITDA is defined as net income excluding depreciation and amortization, net interest expenses, income tax expenses, share-based compensation, one-off impairment cost, change in fair value of financial instruments, foreign exchange (gain) loss and non-cash operating lease cost relating to prepaid land use rights.

(2)

Adjusted EBIT is defined as net income excluding net interest expenses, income tax expenses, share-based compensation, one-off impairment cost, change in fair value of financial instruments, foreign exchange (gain) loss and non-cash operating lease cost relating to prepaid land use rights.

The financial projections and forecasts included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 112. Adjusted EBIT and adjusted EBITDA are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. Neither metric should be relied upon as an alternative to net income. Neither adjusted EBIT nor adjusted EBITDA is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies and should not be relied upon as an alternative to GAAP measures.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business. The main assumptions underlying these projections are:

•	the demand for data center services will continue in line with management’s expectations;

•	China’s overall economy will remain relatively stable, with no material change in competition landscape adversely affecting the Company;

•	the Company’s effective tax rate is assumed to be in line with management’s expectations; and

•	the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the industry, and relevant regulations affecting the Company.

For the foregoing reasons, as well as the bases and assumptions on which these projections were compiled, the inclusion of specific portions of these projections in this Proxy Statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such projections to be an accurate prediction of future events, and these projections should not be relied on as such an indication.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR

OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 119, and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, incorporated by reference into this Proxy Statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated June 19, 2023, the Special Committee retained Citigroup as its independent financial advisor in connection with the Proposed Transaction.

In connection with this engagement, at the meeting of the Special Committee on August 11, 2023, Citigroup rendered its oral opinion to the Special Committee, which was subsequently confirmed in writing by delivery of Citigroup’s written opinion, dated August 11, 2023, to the Special Committee, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares, Dissenting Shares, and Shares represented by ADSs) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares). No limitations were imposed by the Special Committee upon Citigroup with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Citigroup, dated August 11, 2023, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Citigroup set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares and ADSs are urged to read the opinion in its entirety. Citigroup’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified in the opinion, does not address any terms or other aspects or implications of the Merger and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Citigroup, among other things:

•

reviewed (i) a draft, dated as of August 10, 2023, of the Merger Agreement, (ii) drafts, dated as of August 10, 2023, of the Equity Commitment Letters, (iii) the Debt Commitment Letter, dated June 28, 2023 and (iv) drafts, dated as of August 10, 2023, of the Support Agreements;

•	held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company;

•

examined certain publicly available business and financial information relating to the Company, including certain public filings made by the Company, as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with Citigroup by the management of the Company;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the ADSs; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the Merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of the Company; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup, with the Company’s consent, assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of the Company that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the management of the Company, and Citigroup assumed, with the Company’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Citigroup expressed no view as to the accuracy of such forecasts and other information and data or the assumptions on which they were based, and Citigroup assumed that the financial results reflected in such forecasts and other information and data would be realized as projected.

Citigroup assumed, with the Company’s consent, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger, (iii) Parent will obtain financing for the transactions contemplated by the Merger Agreement in accordance with the terms set forth in the Equity Commitment Letters and Merger Sub will obtain financing for the transactions contemplated by the Merger Agreement in accordance with the terms set forth in the Debt Commitment Letter, and (iv) the Rollover Shareholders will contribute an aggregate of 464,472,056 Shares (including Shares represented by ADSs) to Topco in accordance with the terms set forth in the Support Agreements. Representatives of the Company advised Citigroup, and Citigroup further assumed, that the final terms of the Merger Agreement, the Commitment Letters and the Support Agreements would not vary materially from those set forth in the drafts reviewed by Citigroup. Citigroup also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement were, and would be, true and correct in all respects material to its analysis. Citigroup did not evaluate the solvency of the Company and did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Citigroup make any physical inspection of the properties or assets of the Company. Citigroup did not express any opinion and relied, without independent verification, upon the assessment of the Company and its legal, regulatory, tax, accounting and other representatives and advisors, with respect to legal, regulatory, tax, accounting or similar matters.

Citigroup’s opinion did not address any terms or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified therein). Citigroup was not requested to consider, and its opinion did not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration and the Per ADS Merger Consideration or otherwise. Citigroup’s opinion was limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified therein, and Citigroup expressed no opinion as to the fairness of the Merger or any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Citigroup assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

Citigroup was not requested to, and Citigroup did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company.

Citigroup’s advisory services and its opinion were provided for the information of the Special Committee (in its capacity as such) in its evaluation of the proposed Merger, and Citigroup’s opinion is not intended to be and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act on any matters relating to the proposed Merger or otherwise.

In accordance with customary investment banking practice, Citigroup employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Citigroup in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by Citigroup, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

All values in the sections “Discounted Cash Flow Analysis,” “Comparable Companies Analysis” and “Precedent Take-Private Transaction Premium Analysis” below are presented on equity value per ADS basis. In arriving at equity value per ADS for the Company, the analysis started with the determination of firm value, or “FV,” for the Company. Firm value was then adjusted by subtracting total debt and finance lease liabilities outstanding as of March 31, 2023, adding total cash and cash equivalents outstanding (excluding restricted cash) and short-term investments to arrive at the equity value for the Company. The equity value was then divided by the diluted ADS count to arrive at equity value per ADS. In arriving at the diluted ADS count, the total ADSs outstanding were further adjusted for additional ADSs converted from unexercised in-the-money options using the treasury stock method and restricted ADSs under ESOP. All market data used by Citigroup in its analyses was as of August 10, 2023.

Discounted Cash Flow Analysis

Citigroup conducted a discounted cash flow analysis for the purpose of estimating the fully-diluted equity value of the Company. Citigroup calculated the projected unlevered free cash flows that the Company is expected to generate during the second to fourth quarters of 2023 and fiscal years 2024 to 2028 and normalized terminal year estimates based upon financial projections prepared by the Company’s management, which are described in this Proxy Statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 50.

Citigroup also calculated a range of terminal asset values of the Company at the conclusion of the projection period ending 2028 using normalized terminal year estimates prepared by management and applying a perpetual growth rate ranging from 2.5% to 3.0%, which was selected by Citigroup based on its experience and judgment, to the projected unlevered free cash flow of the Company in the terminal year. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.7% to 11.7%, which range was chosen by Citigroup based upon an analysis of the weighted average cost of capital of the Company. The calculation of the present value of the projected unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt and finance lease liabilities outstanding as of March 31, 2023 and adding total cash and cash equivalents outstanding (excluding restricted cash) and short-term investments. Based on these assumptions, the discounted cash flow analysis indicated an implied equity value range of US$6.47 to US$8.89 per ADS, as compared to the proposed Per ADS Merger Consideration of US$8.60.

Comparable Companies Analysis

Using publicly available information, Citigroup compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which Citigroup judged to be most similar to those of the Company. The companies selected by Citigroup were GDS Holdings Limited and VNET Group, Inc.

These companies were selected, among other reasons, because they represent the main publicly traded peers in the China data center industry that are listed on an international stock exchange, with operations and businesses that, for purposes of Citigroup’s analyses, may be considered similar to that of the Company. However, none of the selected companies reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company and other factors that could affect the public trading value of the selected companies and the Company.

In all instances, multiples were based on closing ADS prices on August 10, 2023. For each of the following analyses performed by Citigroup, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC as well as the publicly available consensus estimates of publicly available equity research analysts.

In conducting its analyses, Citigroup reviewed the selected companies’ trading multiples based on the ratio of FV to estimated adjusted EBITDA for calendar year 2023. Results of the analyses were presented for the selected companies, as indicated in the following table:

FV / Adjusted EBITDA
Company	CY2023E
China Data Center Peers
GDS	12.3x
VNET Group	5.6x

Mean	8.9x

Based on the above analyses, Citigroup applied a multiple reference range based on the average of the selected companies’ multiples with a +/– 10% range, i.e., 8.0x to 9.8x, for FV to the Company’s estimated adjusted EBITDA for calendar year 2023 based on management estimates. The analyses indicated the implied equity value range of US$7.40 to US$9.57 per ADS, as compared to the proposed Per ADS Merger Consideration of US$8.60.

Precedent Take-Private Transaction Premium Analysis

Citigroup compared the premiums paid in certain precedent take-private transactions involving U.S.-listed Cayman-incorporated Chinese companies from January 1, 2013 to August 10, 2023, with a transaction value greater than US$100 million, where definitive merger agreements were signed. Based on such analysis, Citigroup derived a median premium of 26.6% to the target company’s volume-weighted average stock price for the last 30 trading days prior to announcement of such transaction. Citigroup applied a premium range of +/- 10%, i.e., 24.0% to 29.3%, to US$5.78, the volume-weighted average closing price per ADS for the 30 trading days ending on June 5, 2023, the last trading day prior to the Company’s receipt of the Bain Original Proposal, which resulted in an implied equity value range of US$7.17 to US$7.48 per ADS, as compared to the proposed Per ADS Merger Consideration of US$8.60.

Other Considerations

In addition to the financial analyses described above, Citigroup also reviewed the price increase obtained in certain precedent transaction, the historical trading prices of the Company’s ADSs and certain publicly available equity research analyst price targets, in each case for reference purposes only.

Citigroup reviewed the price increase obtained in certain precedent take-private transactions involving U.S.-listed Cayman-incorporated Chinese companies with a transaction value greater than US$100 million in which the buyer group held more than two-thirds of the target company’s voting power. Based on such analysis, Citigroup derived an average total price increase of approximately 3.7% over the initial offer price in such transactions, as compared to a price increase of 7.5% over the initial offer price in the Proposed Transaction. Citigroup reviewed the trading range of the Company’s ADSs for the 52-week period ended August 10, 2023. During that period, the range of closing prices of the ADSs was US$4.94 to US$9.00. Analysts’ price targets ranged from US$9.70 to US$14.60 based on the research reports of ten brokers (excluding a research report by Citigroup issued on June 8, 2023) covering the Company as of August 10, 2023. Citigroup discounted the range based on the cost of equity of 12.8% over a one-year period, which resulted in a value range of US$8.60 to US$12.95 per ADS, as compared to the proposed Per ADS Merger Consideration of US$8.60.

Other Matters

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Citigroup. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Citigroup believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Citigroup did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Citigroup considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Citigroup are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Citigroup’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Citigroup’s analysis, may be considered similar to those of the Company. Similarly, the transactions selected were chosen because the participants in and the size and other aspects of the transactions, for purposes of Citigroup’s analysis, may be considered similar to the participants in and the size and other aspects of the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, Citigroup and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Citigroup was selected to deliver an opinion to the Special Committee with respect to the Merger on the basis of such experience and its familiarity with the Company.

Under the terms of Citigroup’s engagement and for its service, the Company has agreed to pay Citigroup (1) a fee of US$1,000,000, payable upon delivery of its opinion, (2) an additional fee of US$500,000, payable upon the consummation of the Proposed Transaction, and (3) an incentive fee of no more than US$1,000,000, payable at the sole discretion of the Special Committee, upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse Citigroup for its expenses incurred in connection with its services, including the fees and disbursements of outside legal counsel engaged by Citigroup in connection with its performance of services hereunder, provided that in no event shall the aggregate amount of fees and expenses to be reimbursed (other than expenses to be reimbursed pursuant to the section entitled “Indemnity” in the engagement letter) exceed a cap of US$150,000 without the written consent of the Special Committee. The Company has also agreed to indemnify Citigroup for certain liabilities arising out of Citigroup’s engagement as set forth in the engagement letter.

As the Special Committee and the Board were aware, Citigroup and certain of its affiliates may have provided, are currently providing and in the future may provide commercial banking, investment banking and/or other services to the Company and/or certain of its affiliates and subsidiaries and certain Parent Parties and/or certain of their respective affiliates and subsidiaries unrelated to the proposed Merger from time to time, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, during the approximately two-year period prior to the date of Citigroup’s opinion, having acted as lead arranger and lender in connection with certain project financing of the Company and its affiliates and acted or acting as (i) financial advisor to Bain Capital, LP (“Bain Capital”) and/or certain of its affiliates and controlled portfolio companies in connection with certain merger and acquisition transactions, (ii) bookrunner in connection with certain equity and debt offerings of certain affiliates and/or controlled portfolio companies of Bain Capital, and (iii) bookrunner, underwriter and/or lead manager in connection with certain credit facilities of certain affiliates and/or controlled portfolio companies of Bain Capital, for which services described in clauses (i) through (iii) above Citigroup and its affiliates received during such approximately two-year period, to the best of Citigroup’s knowledge and based on Citigroup’s internal records, an aggregate of approximately US$41.2 million in fees from Bain Capital and/or certain of its affiliates and portfolio companies. In the ordinary course of business, Citigroup and its affiliates may actively trade, hold or vote, and may structure or effect transactions in, the securities and other financial instruments of the Company, certain Parent Parties and/or their respective affiliates and subsidiaries for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position or other finance position in such securities or instruments. In addition, Citigroup and its affiliates may maintain relationships with, and may also in the future provide financial advisory, underwriting or other services to, the Company, certain Parent Parties and/or their respective affiliates and subsidiaries for which Citigroup and its affiliates may receive compensation.

Purposes of and Reasons for the Merger

Parent Party Filing Persons

Under the SEC rules governing “going private” transactions, each Parent Party Filing Person is required to express its reasons for the Merger to the Unaffiliated Security Holders. Each Parent Party Filing Person is

making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Parent Party Filing Persons as to the purpose of and reasons for the Merger are not intended to be and should not be construed as a recommendation to any holder of Shares or ADSs as to how that holders should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

For the Parent Party Filing Persons, the purpose of the Merger is to enable Parent to acquire 100% of the Company, in a transaction in which the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares) will be cancelled in exchange for US$4.30 per Share or US$8.60 per ADS (less $5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares and ADSs are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Parent Parties decided to undertake the Merger at this time because they want to take advantage of the benefits of the Company being privately held. The Parent Parties believe that the operating environment and the financing market have changed in a significant manner since the Company’s initial public offering (including a number of changes that could negatively impact the Company’s business, financial condition or results of operations, such as the challenges of continuing to raise sufficient capital as a public company in the current market environment to meet the Company’s capital needs, increased electricity costs, increased competition, fluctuations in interest rate and exchange rate and resulting increase in financing costs) and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business and fundraising decisions focused on improving the Company’s long-term growth opportunity and profitability. The Parent Parties believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

In the course of considering the going-private transaction, the Parent Parties believe that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to acquire all of the outstanding Shares of the Company at the same time and (ii) it represents an opportunity for the Company’s Unaffiliated Security Holders to immediately realize the value of its investment in the Company at a price of US$4.30 per Share or US$8.60 per ADS (less $5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with and subject to the terms and conditions set forth in the Merger Agreement. The Parent Parties did not consider alternative transaction structures or other alternative means to accomplish the purposes set forth above because no other alternatives would enable them to achieve the same objectives.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$4.30 per Share and its ADS holders to receive US$8.60 per ADS in cash (less $5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes. The Company has determined to undertake the

Merger at this time based on the analyzes, determinations and conclusions of the Special Committee and the Board described in detail under the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38.

Effects of Merger on the Company

Private Ownership

The ADSs are currently listed on Nasdaq under the symbol “CD.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain Parent Parties or their respective affiliates. Following the completion of the Merger, the ADSs will cease to be listed on any securities exchange or quotation system, including Nasdaq, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Class A Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Class A Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

At the Effective Time, (a) other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$4.30 without interest and net of any applicable withholding taxes, (b) each ADS (and the Shares underlying such ADSs) issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of US$8.60 in cash (less US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement) without interest and net of any applicable withholding taxes, (c) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (d) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA.

At the Effective Time, (a) each Vested Company Option will be cancelled and converted into the right to receive an amount in cash, without interest and net of any applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration of US$4.30 over the exercise price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option, and (b) each Unvested Company Option will be cancelled in exchange for the right to receive an employee incentive award to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option, in each case of (a) and (b), except as otherwise agreed to in writing between the holder of such Company Option and Parent.

For the maximum amount of cash payments to be received by the directors and executive officers of the Company in respect of their Shares, ADSs and Company Options, upon the completion of the merger, see “—Interests of Certain Persons in the Merger—Treatment of Shares and Company Options, Including Those Held by Officers and Directors” beginning on page 70.

Directors and Management of the Surviving Company

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company, in each case unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

•

the receipt by the Unaffiliated Security Holders of US$4.30 per Share or US$8.60 per ADS, in each case, in cash, representing a premium of approximately 42.6% to the closing price of the ADSs on June 5, 2023, the last trading day before the Company’s receipt of the preliminary non-binding proposal letter from the Bain Shareholders, and a premium of approximately 48.7% to the volume-weighted average trading price of the ADSs during the 30 trading days prior to and including June 5, 2023; and

•

the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the Merger, as well as the uncertainties and risks associated with growing existing and new businesses of the Company, including, among others, as a result of (i) intense competition from other companies, (iii) the heavy dependency on a limited number of major clients, (iii) challenges faced in retaining existing or attracting new clients of the Company; and (iv) the fact that risks for new business may be greater.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

•

such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•

in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—U.S. Federal Income Tax Consequences” beginning on page 74 for additional information; and

•

the highest closing price of ADS was US$9.00 per share during the 52-week period prior to the date on which the Company announced its receipt of the Proposal, exceeding the Per ADS Merger Consideration.

The primary benefits of the Merger to the Company’s directors and executive officers include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company.

•	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

•

the assumption by Topco of Unvested Company Options and other equity awards issued by ESOP Holdco and Bridge Management held by certain directors and executive officers of the Company which would enable them to indirectly benefit from any future growth in the revenues, profitability, or overall value of the Company.

•	the compensation at a rate of US$60,000 per month for the chairman of the Special Committee and US$30,000 per month for the other members, respectively, in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

The primary detriments of the Merger to the Company’s directors and executive officers include, without limitation, the following:

•

such directors and executive officers to the extent and in their capacity as holders of Shares that are not Excluded Shares and ADSs, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the Merger to the Parent Parties include the following:

•

if the Company successfully executes its business strategies, the value of the Parent Parties’ equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Parent Parties.

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	the Company will be able to introduce new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•

there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Parent Parties include the following:

•	all of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Parent Parties.

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Parent Parties.

•

an equity investment in the Surviving Company by the Parent Parties following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Earnings

Parent and Merger Sub do not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares of the Surviving Company. The Company’s net earnings attributable to its shareholders for the fiscal year ended December 31, 2022 was approximately US$94.5 million, and net book value attributable to the Company’s shareholders as of December 31, 2022 was approximately US$1,581.7 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for members of the Parent Party Filing Persons immediately before and after the Merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2022.

	Ownership Prior to the Merger (1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Bain Filing Persons	711,152.68	44.96%	42,477.08	44.96%	1,113,800.95	70.42%	66,527.22	70.42%
APG Filing Persons	139,159.16	8.80%	8,311.96	8.80%	187,463.53	11.85%	11,197.18	11.85%
Zeta Filing Persons	119,279.28	7.54%	7,124.54	7.54%	160,683.03	10.16%	9,597.58	10.16%
Mr. Liu	69,073.58	4.37%	4,125.76	4.37%	58,122.79	3.67%	3,471.67	3.67%

Notes:

(1)	Ownership percentages prior to the Merger are based on 733,200,606 Shares issued and outstanding as of the date of this Proxy Statement.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company. The Parent Parties anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have more debt than it currently has. The increase in debt following the completion of the Merger reflects the borrowing of up to US$1.65 billion under debt financing of committed senior term loan facilities to be provided pursuant to the Debt Commitment Letter as part of the financing by the Parent Parties of the funds necessary to complete the Transactions, including among other things, the Merger and the prepayment of certain existing external indebtedness of the Company and its subsidiaries. Although the borrower under such credit facilities as of the date of the definitive documents governing such credit facilities will be Merger Sub, after the completion of the Merger, the Company will become the borrower and will be responsible for the payment of principal, interest and other amounts due under such credit facilities. See “Special Factors—Financing of the Merger—Debt Financing” beginning on page 65 for additional information.

Following the completion of the Merger and the anticipated deregistration of the Class A Shares and the ADSs, the Company will no longer be subject to the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, or the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.

Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Parent Parties do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•

any other material change in the Company, including with respect to the Company’s dividend rate or policy, indebtedness, capitalization, board of directors and management, corporate structure or business.

However, the Parent Parties will continue to review the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company (including by reducing the Company’s costs and expenses following the

Merger) to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Parent Parties expressly reserve the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 8, 2023, in response to the receipt of the Bain Original Proposal dated June 6, 2023. The Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Parent Parties in light of (i) the express intention of the Bain Shareholders not to sell their Shares to any third party (as stated in the Bain Original Proposal and reaffirmed in the Bain Letter) and the voting power of the Bain Shareholders of approximately 87.39% of the entire issued and outstanding Shares (including Shares represented by ADSs) which is sufficient to prevent the consummation of any transaction with a third party that requires shareholder approval, and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Company’s voting securities that would enable such person to exercise control of or significant influence over the Company except for the CMC Proposal, which the Special Committee concluded would not be a viable alternative to the Merger for reasons set forth in the sections entitled “Special Factors—Background of the Merger” beginning on page 27 and “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38. The Special Committee also took into account that prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to an Acquisition Proposal that the Board or the Special Committee determines constitutes a Superior Proposal in accordance with the terms of the Merger Agreement, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options receive any payment pursuant to the Merger Agreement, nor will the Unvested Company Options be assumed and converted into equity incentive awards of Topco. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on Nasdaq, provided that the Company continues to meet Nasdaq’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. In addition, if the Merger is not completed, the shareholders and ADS holders may be subject to the risks in relation to the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee equal to US$39,504,744 and expenses, or Parent may be required to pay the Company a termination fee equal to US$79,009,487 and expenses, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” beginning on page 106.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Parent Parties estimate that the total amount of funds necessary to complete the Transactions and to settle transaction costs associated with the Transactions is anticipated to be approximately US$3.99 billion as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Vested Company Options, as well as the related costs and expenses, in connection with the Transactions.

The Parent Parties expect to fund this amount through a combination of:

(a) debt financing of committed senior term loan facilities of US$1.65 billion (or its equivalent in RMB) provided pursuant to the Debt Commitment Letter;

(b) the cancellation of all or a portion of the Shares (including Shares represented by ADSs) held by the Rollover Shareholders at the Effective Time for no consideration from the Company and the receipt by the Rollover Shareholders of newly issued Topco Shares, pursuant to the terms and subject to the conditions of the applicable Support Agreement; and

(c) cash contribution in the aggregate amount of approximately US$343 million by the BCPE Sponsor and Keppel as contemplated by the Equity Commitment Letters.

Equity Financing

Pursuant to the applicable Equity Commitment Letter, the BCPE Sponsor and Keppel have each committed, subject to the terms and conditions therein, to contribute or cause to be contributed, as an equity contribution to Parent, an amount of US$252 million and US$91 million, respectively, in cash in immediately available funds, in exchange for Topco Shares to be issued to the BCPE Sponsor and Keppel (or their respective designated persons).

Each of the BCPE Sponsor’s and Keppel’s commitment under its Equity Commitment Letter is conditioned upon (a) the satisfaction or waiver at or prior to the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the Closing set forth in the Merger Agreement; (b) the substantially contemporaneous consummation of the Closing; (c) the debt financing required to be funded on or prior to the

Closing to consummate the Transactions having been funded in full or will be funded in full at the Closing if the equity contribution is funded at the Closing; and (d) the substantially contemporaneous funding of the contributions contemplated by the other Equity Commitment Letter.

The obligation of each of the BCPE Sponsor and Keppel to fund the equity commitment under its Equity Commitment Letter would terminate automatically and immediately, without further obligations or liabilities, upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the funding of the equity contribution by the BCPE Sponsor and Keppel, as applicable, in accordance with the terms of its Equity Commitment Letter and the consummation of the Closing in accordance with the Merger Agreement, (c) except for certain retained claims, the assertion by the Company or any of its controlled Affiliates or agents duly authorized to act on the Company’s or its controlled Affiliates’ behalf, directly or indirectly, in any action, of any claim against Parent, Merger Sub, the BCPE Sponsor, Keppel or any of their respective Related Persons (as defined in the applicable Equity Commitment Letter) arising out of or otherwise relating to their Equity Commitment Letters, their Limited Guaranties, the Merger Agreement, the Debt Commitment Letter or otherwise in connection with any matters, liabilities or obligations arising under, or in connection with, the Merger Agreement, its Limited Guaranty, its Equity Commitment Letter, or if applicable, the Support Agreements or the failure of the Merger to be consummated for any reason, or otherwise in connection with the Transactions, or in respect of any representations made or alleged to have been made in connection therewith, and (d) the Company’s receipt in full of the Parent Termination Fee under the Merger Agreement.

The Company is an express third-party beneficiary of certain provisions of each of the Equity Commitment Letters. If and to the extent the Company is entitled to specific performance requiring Parent and Merger Sub to cause equity financing to be funded and to consummate the Closing pursuant to, and subject to, the terms and conditions of the Merger Agreement, the Company is also entitled to specific performance to cause the equity contribution to be funded under the Equity Commitment Letters in accordance with the terms thereof.

Each of the BCPE Sponsor and Keppel may, without consent and with prior written notice to Parent and the Company, assign all or a portion of its equity contribution required under its Equity Commitment Letter to one or more of its Affiliates. Such assignment will not relieve the BCPE Sponsor or Keppel of any part of its obligations under its Equity Commitment Letter, other than on a dollar-for-dollar basis in respect of any portion of its equity contribution actually funded by such assignee pursuant to the applicable Equity Commitment Letter.

Debt Financing

Merger Sub has entered into the Debt Commitment Letter, pursuant to which, the Arrangers and Underwriters will arrange and underwrite committed senior term loan facilities of US$1.65 billion (or its equivalent in RMB) (the “Facilities”) to Merger Sub, subject to the conditions set forth therein, for the purpose of, among other things, financing the consideration for the Merger, fees and expenses incurred in connection with the Merger and/or existing external indebtedness of the Company and its subsidiaries.

Either the Arrangers and Underwriters, on one hand, (in the case of paragraphs (i) to (iv) and paragraph (vi) below only) or Merger Sub, on the other hand, (in the case of paragraphs (i) to (iii) and paragraphs (v) to (vi) below only) may terminate its respective obligations under the Debt Commitment Letter and such obligations shall terminate immediately upon written notice to Merger Sub from the Arrangers and Underwriters (in the case of paragraphs (i) to (iv) and paragraph (vi) below only) or upon written notice to the Arrangers and Underwriters from Merger Sub (in the case of paragraphs (i) to (iii) and paragraphs (v) to (vi) below only) if:

(i)

the definitive document governing the Facilities has not been entered into by 11:59 pm Hong Kong time on the date falling 50 business days after the date it is first circulated for review by the Arrangers and Underwriters (as such time and date may be extended from time to time with the consent of the Arrangers and Underwriters (such consent not to be unreasonably withheld or delayed));

(ii)	Merger Sub (or the Sponsors (as defined in the Debt Commitment Letter) on its behalf) notifies the Arrangers and Underwriters (which it shall do so as soon as reasonably practicable) that (a) it has conclusively and definitively withdrawn and terminated its (and any of its affiliates’) offer to acquire the entire issued share capital of the Company by way of the Merger, (b) the Special Committee have notified the Sponsors (as defined in the Debt Commitment Letter) that Merger Sub’s (and any of its affiliates’) offer for the Company is conclusively and definitively rejected, (c) the Special Committee conclusively and definitively terminates such merger process or (d) the Merger Agreement is terminated in accordance with the terms thereof;

(iii)	the closing of the Merger has not occurred before or on May 11, 2024 (as such time and date may be extended from time to time in accordance with the terms of the Merger Agreement);

(iv)

Merger Sub fails to comply with any terms of the Debt Commitment Letter in any material respect and has not remedied such failure to comply within 30 business days of a written notice from the Arrangers and Underwriters;

(v)

subject to other provisions of the Debt Commitment Letter, any of the Arrangers and Underwriters fails to comply with any term of the Debt Commitment Letter in any material respect or Merger Sub has requested (acting reasonably and in good faith) amendments and/or supplements to the commitment documents, the finance documents or any other documents delivered thereunder or in relation thereto (including the Merger Agreement) that are necessary to implement or complete the Merger or have arisen as part of the negotiations with the Company, its board and the Special Committee in connection with the Merger following the date of the Debt Commitment Letter or as contemplated pursuant to the Merger Agreement and which are not (taken as a whole) materially adverse to the interests of that Arranger and Underwriter or which do not conflict with the requirements of that Arranger and Underwriter set out in its credit committee’s approval letter and the relevant Arranger and Underwriter has not consented to such amendment; or

(vi)

a period of 12 months (as such time and date may be extended from time to time with the consent of the Arrangers and Underwriters (such consent not to be unreasonably withheld or delayed)) has elapsed since the date of the Debt Commitment Letter.

The Arrangers and Underwriters are obliged to negotiate in good faith to finalize and enter into the definitive documents governing the Facilities based on the term sheet in respect of the Facilities within 30 business days after the date they are first circulated for review by the Arrangers and Underwriters. The term sheet in respect of the Facilities is attached to the Debt Commitment Letter.

The definitive documents governing the Facilities have not been executed as of the date of this Proxy Statement and, accordingly, the actual terms of the Facilities may differ from those described in this Proxy Statement. Except as described herein, there is no other plan or arrangement to finance the Merger.

The Parent Parties expect to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facilities.

Terms of the Facilities

•	Interest Rate. The Facilities will bear interest at a rate agreed between Merger Sub and the Arrangers and Underwriters.

•	Maturity. The Facilities will mature after seven years from the first utilization date of the Facilities.

•	Amortization. The loan under the Facilities is expected to be repaid in semi-annual instalments starting from 6 months following the first utilization date of the Facilities.

•

Conditions Precedent. The availability of the Facilities is subject to, among other things, (a) each of the conditions to completion of the Merger under the Merger Agreement having been satisfied or waived (other than any other matter or condition which cannot be satisfied until completion of the Merger) or following completion of the Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the lenders or with the consent of the agent (acting on the instruction of the majority lenders, such consent not to be unreasonably withheld or delayed), and completion of the Merger will occur promptly following the first utilization date of the Facilities and no other term of the Merger Agreement or Support Agreements has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the definitive document governing the Facilities (save for any amendments or waivers which are not materially adverse to the interest of the finance parties (taken as a whole) under the definitive document governing the Facilities or any other changes or amendments approved by the Arrangers and Underwriters (acting reasonably)); (b) execution of the ancillary documents required under the definitive documents governing the Facilities, (c) the funding of the equity financing, and (d) certain other customary conditions set forth in the Debt Commitment Letter.

Other terms of the Senior Term Loan Facilities

•

Security. The Facilities will be secured, subject to agreed exceptions, by: (i) security over all the shares in, and all intercompany loans (if any) made to, Merger Sub by Parent (which shall be automatically released on the date of completion of the Merger), (ii) security over certain bank account(s) of Merger Sub, (iii) (upon the completion of the Merger) security over all the shares in, and all intercompany loans (if any) made to, the Company (as the surviving entity of the Merger) by Parent, and (iv) security over all the shares in, and all intercompany loans made to, certain material subsidiaries of the Company, in each case to the extent permitted by applicable laws, contractual restrictions and subject to certain security principles set forth in the definitive document governing the Facilities. Other than (i) and (ii), the delivery of other securities by the Company or its subsidiaries will not be a condition precedent to the availability of the Facilities, but will be required to be delivered following the closing date of the Merger.

•

Guarantee. The Facilities will be guaranteed, subject to agreed exceptions, by certain material subsidiaries of the Company, in each case to the extent permitted by applicable laws, contractual restrictions and subject to certain guarantee principles set forth in the definitive document governing the Facilities. No such guarantee will be a condition precedent to the availability of the Facilities, but such guarantee will be required to be delivered following the closing date of the Merger.

•

Other Major Terms. The Facilities will contain customary representations and customary affirmative and negative covenants in relation to Parent (as a third-party security provider), Merger Sub, the Company (as the surviving entity of the Merger) and its subsidiaries, including, among other things, restrictions on indebtedness, sales of assets, mergers, joint ventures, acquisition, prepayments of certain other indebtedness, dividends and other distributions. The Facilities will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Facilities, Merger Sub has also agreed to pay certain upfront fees to the Arrangers and Underwriters in relation to the Facilities.

Limited Guaranties

Concurrently with the execution and delivery of the Merger Agreement, each of the Guarantors executed and delivered a Limited Guaranty, each dated as of August 11, 2023, in favor of the Company. Under the Limited Guaranties, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. The maximum amount of payment obligations being guaranteed pursuant to the Limited Guaranties is US$90,860,910.

Each Limited Guaranty will terminate on the earliest to occur of (a) the Closing, (b) payment, discharge or termination of the applicable payment obligation, and (c) the valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would not be obligated to pay any obligations guaranteed by the Limited Guaranties. All obligations of any Guarantor under its Limited Guaranty will expire automatically three months after the valid termination of the Merger Agreement for any reason without any further obligations of the Guarantor, unless an action with respect to a claim for payment of the obligations for which guarantee is provided is commenced in accordance with its Limited Guaranty prior to the end of such three-month period alleging that the Company is owed such obligations pursuant to the terms of the Merger Agreement, in which case such Guarantor’s obligations under its Limited Guaranty will be discharged upon the date on which such claim is finally satisfied or otherwise resolved in any legal proceeding or by agreement between the Company and such Guarantor (with payment in full of any amount required to be paid in respect of such resolution).

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, each of the Investors entered into a Support Agreement, dated as of August 11, 2023, with Parent and Topco.

Pursuant to the Support Agreements, to the extent any Investor qualifies as a “Supporting Shareholder” as defined in the applicable Support Agreement, such Investor agreed, until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to and in accordance with its terms and (iii) the termination of the applicable Support Agreement pursuant to and in accordance with its terms, to vote, among other things, (a) in favor of the approval, adoption and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Merger, or in competition or inconsistent with the Transactions, including the Merger; (c) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal, or is intended or could reasonably be expected to prevent, impede, or in any material respect, interfere with, delay, or adversely affect the Transactions, including the Merger, or the performance by such Supporting Shareholder of its or his obligations under the applicable Support Agreement; (d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Shareholder contained in the applicable Support Agreement; (e) in favor of any other matter necessary to effect the Transactions, including the Merger, or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger; and (f) in favor of any adjournment or postponement of any annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described above is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 154,802,607 Class A Shares and 326,661,501 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 95.26% of the total voting power of the outstanding Shares.

Pursuant to the Support Agreements, to the extent any Investor qualifies as a “Rollover Shareholder” as defined in the applicable Support Agreement, such Investor agreed, subject to the terms and conditions of the applicable Support Agreement, to receive no consideration from the Company for cancellation of the Rollover Shares and to subscribe for or otherwise receive newly issued Topco Shares.

As of the date of this Proxy Statement, the Rollover Shares consist of 142,784,141 Class A Shares and 321,687,915 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 63.35% of the total issued and outstanding Shares.

The Support Agreement also provides for, among other things and subject to certain limitations or exceptions therein, (x) the sharing of certain fees and expenses among the Investors, and (y) the obligations of the Investors to work exclusively with each other to implement the Transactions, including the Merger. In addition, each of the BCPE Sponsor and Keppel has agreed, subject to the terms and conditions of the applicable Support Agreement, to make a cash contribution in accordance with the applicable Equity Commitment Letter, and to subscribe for newly issued Topco Shares at or immediately prior to the Effective Time.

Remedies and Limitation on Liability

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. Specifically, the Company is entitled to seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded and to consummate the closing in accordance with the Merger Agreement, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived in accordance with the Merger Agreement, (b) Parent is required to complete the Closing pursuant to the Merger Agreement but fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing has been funded in full or will be funded at the Closing if the equity financing is funded at the Closing, and (d) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the Closing, and if specific performance is granted and the equity financing and the debt financing are funded, then the Closing would occur.

While the parties may pursue a grant of specific performance prior to the termination of the Merger Agreement or monetary damages in connection with the termination of the Merger Agreement, none of them will be permitted or entitled to receive both a grant of specific performance that results in the Closing and monetary damages in connection with the termination of the Merger Agreement.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to Parent Termination Fee of US$79,009,487 and Company Termination Fee of US$39,504,744, respectively and reimbursement of certain expense accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and certain other costs and expenses payable pursuant to the Merger Agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each Parent Party Filing Person has interests in the Transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “—Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Parent Parties

As the result of the Merger, Topco, through Parent, will own 100% of the equity interest in the Company, as the Surviving Company, immediately following the completion of the Merger. The Bain Filing Persons, the APG Filing Persons, the Zeta Filing Persons, Keppel and Mr. Liu will beneficially own approximately 70.42%, 11.85%, 10.16%, 3.90% and 3.67%, respectively, of the equity interest in Topco immediately following the completion of the Merger. Because of Parent’s equity interest in the Company, the Parent Parties will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in Parent through Topco. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Company will be illiquid, with no public trading market for the Company’s shares and no certainty that an opportunity to sell its shares in the Company at an attractive price, or that dividends paid by the Company will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Parent Parties, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the Parent Parties, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions, including the Merger, that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•

the beneficial ownership of equity interests in Topco by certain of the Company’s directors and executive officers after the Effective Time, and the potential increase or decrease in value of such equity interests in Topco of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

•	the cash-out of Vested Company Options held by certain of the directors and executive officers of the Company;

•

the assumption by Topco of Unvested Company Options and certain other equity awards issued by ESOP Holdco and Bridge Management held by certain directors and executive officers of the Company which would enable them to indirectly benefit from any future growth in the revenues, profitability, or overall value of the Company;

•

continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	affiliation of certain directors of the Company with the Bain Shareholders;

•

the compensation at a rate of US$60,000 per month for the chairman of the Special Committee and US$30,000 per month for the other members, respectively, in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•

the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Shares and Company Options, Including Those Held by Officers and Directors

Under the terms of the Merger Agreement, at the Effective Time, (a) each Vested Company Option will be cancelled and converted into the right to receive an amount in cash, without interest and net of any applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration of US$4.30 over the exercise price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option, and (b) each Unvested Company Option will be cancelled in exchange for the right to receive an employee incentive award to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option, in each case of (a) and (b), except as otherwise agreed to in writing between the holder of such Company Option and Parent.

The following table shows, as of the date of this Proxy Statement, for each director and executive officer of the Company, (a) the number of Shares owned (including Shares represented by ADSs), (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Shares underlying Vested Company Options granted under the Company Share Plan, and (d) the cash payment that will be made in respect of the Vested Company Options granted under the Company Share Plan at the Effective Time, (e) the number of Share underlying other equity awards issued by ESOP Holdco and Bridge Management, and (f) the cash payment that will be made in respect of such other equity awards issued by ESOP Holdco and Bridge Management (in all cases before applicable withholding taxes).

	Shares					Company Options			Other Equity Awards(1)
	Number of Class A Shares	Cash Payment (US$)		Number of Class B Shares	Cash Payment (US$)	Shares Underlying Vested Company Options	Exercise Price (US$)	Cash Payment (US$)	Shares Underlying Other Equity Awards	Cash Payment (US$)	Total Cash Payments (US$)
Michael Frederick Foust	6,177,751(2)	26,564,329.30	(3)	—	—	—	—	—	—	—	26,564,329.30	(3)
Huapeng Wu	1,148,056	4,936,640.80		—	—	380,952	1.000	1,257,141.60	265,297	—	6,193,782.40
Qian Xiao	400,000	1,720,000.00		—	—	—	—	—	2,257,281	—	1,720,000.00
Dongning Wang	1,127,777	4,849,441.10		—	—	—	—	—	860,097	—	4,849,441.10
Xinyue Fan	270,000	1,161,000.00		—	—	—	—	—	—	—	1,161,000.00
Binghua Zhang	—	—		—	—	—	—	—	559,990	—	—
Jonathan Jia Zhu	—	—		—	—	—	—	—	—	—	—
Zhongjue Chen	—	—		—	—	—	—	—	—	—	—
Barnaby Thomas Patrick Lyons	—	—		—	—	—	—	—	—	—	—
Weili Hong	—	—		—	—	11,852	2.365	22,933.62	—	—	22,933.62
Thomas J. Manning	—	—		—	—	11,852	2.365	22,933.62	—	—	22,933.62
Gang Yu	—	—		—	—	7,900	2.365	15,286.50	—	—	15,286.50
All directors and executive offices as a Group	9,123,584	39,231,411.20		—	—	412,556	—	1,318,295.34	3,942,665	—	40,549,706.54

(1)

Includes incentive units granted by Bridge Management (each, a “PromoteCo Incentive Unit”) and/or non-voting class B shares of ESOP Holdco (each, an “ESOP Holdco Class B Shares”). As of the date of this Proxy Statement, there are a total of 101,357 PromoteCo Incentive Units issued and outstanding (corresponding to 2,716,129 Shares) and a total of 1,630,409 ESOP Holdco Class B Shares issued and outstanding (which are exercisable for 1,630,409 Shares upon satisfaction of the applicable conditions). Other than as noted in the table, none of the directors or executive officers of the Company holds any PromoteCo Incentive Units or any ESOP Holdco Class B Shares as of the date of this Proxy Statement.

Unless otherwise agreed to in writing between the holder of any PromoteCo Incentive Unit and Bridge Management, following the Effective Time, upon satisfaction of certain conditions set forth in the Second Amended and Restated Agreement of Limited Partnership of Bridge Management, unit grant agreements and the ancillary agreements entered into between Bridge Management and the grantees, any outstanding PromoteCo Incentive Unit will entitle the holder of such PromoteCo Incentive Unit to receive, for each Share underlying such PromoteCo Incentive Unit, one Topco Share.

Unless otherwise agreed to in writing between the holder of any ESOP Holdco Class B Share and ESOP Holdco, following the Effective Time, upon satisfaction of certain conditions set forth in the ESOP Holdco

Plan and the applicable award agreement, any outstanding ESOP Holdco Class B Share will entitle the holder of such ESOP Holdco Class B Share to receive, for each ESOP Holdco Class B Share, one Topco Share.

(2)

Includes 950,423 Shares (the “Released Shares”) that will be transferred to the Michael F. Foust Revocable Living Trust created by Michael F. Foust and Karen. T. Foust as settlors, and Michael M. Foust as trustee, under the trust agreement, dated June 10, 2020 (the “Foust Trust”) by Bridge Management immediately prior to the Closing upon satisfaction or waiver of the applicable conditions set forth in the Bridge Management LPA (as defined below). An additional 950,424 Shares were withheld by Bridge Management from the Foust Trust, which would be deemed “Rollover Shares” of Bridge Management under the applicable Support Agreement, cancelled in connection with the Closing, and entitle Bridge Management to receive an equivalent number of Topco Shares.

(3)

Includes cash payment of US$4,086,818.90 that will be made in respect of the Released Shares (calculated by multiplying the number of the Released Shares (950,423) by the $4.30 Per Share Merger Consideration).

Some or all of the Company’s directors and executive officers may discuss entering into agreements, arrangements or understandings with Parent or its affiliates regarding the executive officers’ continuing employment or the compensation and benefits, including equity incentive arrangements for such directors and executive officers, on a going-forward basis effective upon and contingent upon the Closing. No such new agreements, arrangements or understandings have been entered into as of the date of this Proxy Statement.

Indemnification and Insurance

See “the Merger Agreement and the Plan of Merger — Directors’ and Officers’ Indemnification and Insurance” beginning on page 101 of this Transaction Statement.

The Special Committee

On June 8, 2023, the Board established the Special Committee to consider the Bain Original Proposal and any other alternative transactions and to take any actions it deems appropriate to assess the fairness and viability of such proposals. The Special Committee consisted of three independent directors, namely Mr. Thomas J. Manning, who serves as the chairman of the Special Committee, and Mr. Gang Yu and Mr. Weili Hong. Other than their receipt of Board compensation and Special Committee compensation (which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company, the Merger Agreement and the Special Committee charter, none of the members of the Special Committee has a financial interest in the Transactions, including the Merger, that is different from that of the Unaffiliated Security Holders and none of them is related to any Parent Party Filing Person. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company compensates each member of the Special Committee in exchange for his service in such capacity at a rate of US$60,000 per month for the chairman of the Special Committee and US$30,000 per month for the other members, respectively. Such payment is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

Position with the Surviving Company

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving company, and the officers of the Company immediately prior to the Effective Time will become the officers of the surviving company, in each case, except as otherwise determined by Parent prior to the Effective Time.

Related Party Transactions

The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. The information in “Item 7. Major Shareholders and Related Party Transactions— B. Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022 is incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 121 for a description of how to obtain a copy of the Company’s annual report on Form 20-F.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Parent Parties in connection with the Merger are estimated at the date of this Proxy Statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)
Total

These fees and expenses will not reduce the aggregate Merger consideration to be received by the Company’s shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger – Termination Fee and Reimbursement of Expenses.”

Voting by the Parent Party Filing Persons at the Extraordinary General Meeting

The Supporting Shareholders

Pursuant to the Support Agreements, to the extent any Investor qualifies as a “Supporting Shareholder” as defined in the applicable Support Agreement, such Investor agreed, until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to and in accordance with its terms and (iii) the termination of the applicable Support Agreement pursuant to and in accordance with its terms, to vote, among other things,

(a) in favor of the approval, adoption and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal, or is intended or could reasonably be expected to prevent, impede, or in any material respect, interfere with, delay, or adversely affect the Transactions, including the Merger, or the performance by such Supporting Shareholder of its or his obligations under the applicable Support Agreement;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Shareholder contained in the applicable Support Agreement;

(e) in favor of any other matter necessary to effect the Transactions, including the Merger, or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger; and

(f) in favor of any adjournment or postponement of any annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described above is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 154,802,607 Class A Shares and 326,661,501 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 65.67% of the total issued and outstanding Shares and approximately 95.26% of the total voting power of the outstanding Shares.

Litigation Relating to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the United States federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the CICA) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette, and a report of the delisting being submitted to the China Securities Regulatory Commission within three (3) working days after the completion of the delisting. See “The Merger Agreement and Plan of Merger—Conditions to the Merger” beginning on page 104 for additional information.

Dissenters’ Rights

Registered holders of the Shares who validly exercise and have not effectively withdrawn or lost their dissenters’ rights will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICA, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 110).

U.S. Federal Income Tax Consequences

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares represented by ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or Medicare contribution tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies, regulated investment companies, mutual funds, or real estate investment trusts, brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or (xi) holders that dissent from the Merger. This discussion assumes that Shares are held as “capital assets” (generally, property held for investment) under the Code.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is subject to tax in the PRC (see “—PRC Tax Consequences”) or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the “—PRC Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the Treaty. If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger against your U.S. income tax liability on such gain unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as the Company, will be classified as a passive foreign investment company or “PFIC” in any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account in determining the Company’s asset value. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. The Company will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

The Company believes it was not a PFIC for our taxable year ended December 31, 2022 or any previous taxable years since its listing, and it does not expect to be a PFIC in the current taxable year. However, no assurance can be given in this regard because the determination of whether we are a PFIC is a factual determination made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of the ADSs may cause us to be a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election (as discussed below), the U.S. Holder will generally be subject to special tax rules on any gain realized on the disposition of the Shares. Under the PFIC rules (a) the gain will be allocated ratably over the U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we were a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income and (c) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC that made a mark-to-market election with respect to the ADSs, would generally have (i) included as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deducted as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the amounts previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs are listed on Nasdaq Global Select Market, which is an established securities market in the United States. Consequently, we expect that the mark-to-market election would be available to a U.S. Holder that holds the ADSs were we to be or become a PFIC.

If the Company is a PFIC for any taxable year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if the Company is a PFIC or has been a PFIC during any prior year in which a U.S. Holder held Shares.

Controlled Foreign Corporation Considerations

A “controlled foreign corporation,” or “CFC,” is a foreign corporation more than 50% of the stock (by vote or value) of which is owned (directly, indirectly or constructively) by U.S. shareholders owning (directly, indirectly or constructively) at least 10% of the foreign corporation’s stock (by vote or value). Because the Company’s controlling shareholders, the Bain Shareholders, are ultimately controlled by U.S. citizens, it is likely that the Company is a CFC.

U.S. Holders that actually, indirectly or constructively own ordinary shares representing 10% or more of the Company’s stock (by vote or value) may have certain adverse consequences resulting from the Company’s CFC status. Such U.S. Holders should consult their tax advisors regarding the tax consequences of the Company’s status as a CFC (or the CFC status of any of the Company’s non-U.S. subsidiaries) on their receipt of cash pursuant to the Merger.

Information Reporting and Backup Withholding

Cash payments made to a holder of Shares pursuant to the Merger may be subject to information reporting to the IRS and possible U.S. backup withholding at the applicable statutory rate (currently 24%). Backup withholding will not apply, however, if the holder of Shares is a corporation, is a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner. Each U.S. Holder should consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

In addition, certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the Shares) are required to report information relating to such assets, subject to certain exceptions. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the Shares.

All U.S. Holders of Shares should consult their own tax advisors regarding the specific tax consequences of the Merger in the light of their particular situations, including the applicability of U.S. federal, state, local, or non-U.S. income and other tax laws.

PRC Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, and was amended on February 24, 2017 and December 29, 2018 respectively, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Taxation Administration issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable income tax treaties with the PRC.

The Company does not believe it is a “resident enterprise” defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Shares or ADSs should otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares or ADSs would otherwise be subject to PRC tax by holders of such Shares or ADSs that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues of Enterprise Income Tax on Income Arising from Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Taxation Administration, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Taxation Administration, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement (the “Safe Harbor Rules”). According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer unless the Safe Harbor Rules under Bulletin 7 are satisfied. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

On January 17, 2020, the Ministry of Finance and the State Taxation Administration jointly issued the Public Notice on Individual Income Tax (“IIT”) Policy Concerning Foreign Income (“Bulletin 3”) which applies to tax matters taking place in 2019 and onwards. Generally, income generated from the transfer of equity interest in a foreign entity is considered as foreign sourced income from PRC IIT perspective. However, Bulletin 3 introduces an exception to the above general principle. If the foreign entity has more than 50% of its value derived directly or indirectly from immovable properties in the PRC in any three years before the transfer, income from the transfer of equity interest in the foreign entity would be considered as PRC-source income and the non-PRC resident individual shareholders could be subject to PRC IIT at a rate of 20%.

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, the Variation of Capital and the Amendment of the M&A and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing two Class A Shares, on Nasdaq under the symbol “CD” for the periods indicated.

	Trading Price Per ADS (in US$)
Quarterly:	High	Low
2021
First quarter	27.47	14.60
Second quarter	17.48	12.66
Third quarter	15.15	7.75
Fourth quarter	10.69	5.40
2022
First quarter	7.75	3.75
Second quarter	8.35	4.18
Third quarter	9.08	6.32
Fourth quarter	8.73	5.00
2023
First quarter	9.21	5.95
Second quarter	7.45	4.86
Third quarter (through August 25, 2023)	8.45	7.15

The closing price of ADSs on Nasdaq on June 5, 2023, the last trading day before the Company’s receipt of the preliminary non-binding proposal letter from the Bain Shareholders, was US$6.03 per ADS. The consideration of US$4.30 per Share, or US$8.60 per ADS, to be paid in the Merger represents a premium of approximately 42.6% to that closing price and a premium of approximately 48.7% to the volume-weighted average trading price of the ADSs during the 30 trading days prior to and including June 5, 2023. On August 25, 2023, the most recent practicable date before the date of this Proxy Statement, the high and low reported sales prices of our ADSs were US$8.31 and US$8.25, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has not declared or paid any cash dividends, nor has any present plan to pay any dividends on the Shares or ADSs in the foreseeable future.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this Proxy Statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will take place on                 , 2023, at                  (Beijing time) at         .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

THAT the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, be authorized and approved;

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A; and

THAT, if necessary, the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, will be cancelled in exchange for the right to receive US$4.30 in cash per Share without interest, and each ADS issued and outstanding immediately prior to the Effective Time will represent only a right to receive US$8.60 in cash per ADS, without interest, in accordance with the terms and conditions set forth in the Merger Agreement. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined in accordance with Section  238 of the CICA.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•

determined that the Merger, as contemplated in the Merger Agreement and the Plan of Merger, is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and to consummate the Transactions;

•	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions; and

•

resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, be submitted to a vote of the registered shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the

close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is                 , 2023 at                  p.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your voting instructions no later than                  a.m. (New York City time) on                 , 2023 in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders (if being individuals present in person or by proxy, or if being a corporation or other non-natural person by its duly authorized representative or proxy) having a right to attend and vote at the extraordinary general meeting, together holding not less than a majority of the votes attached to the issued and outstanding shares entitled to vote at the extraordinary general meeting will constitute a quorum for the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the CICA and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICA) of the Company’s shareholders (including holders of Shares represented by ADSs), which requires the affirmative vote of shareholders holding at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this Proxy Statement, there are 733,200,606 Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.” We expect that, as of the Share Record Date, there will be                Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 154,802,607 Class A Shares and 326,661,501 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 65.67% of the total issued and outstanding Shares and approximately 95.26% of the total voting power of the issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115 for additional information. These Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Neither the CICA nor the Merger Agreement requires that the Merger Agreement and Plan of Merger be approved by a majority of the Unaffiliated Security Holders.

Procedures for Voting

Shares

Only registered shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final Proxy Statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than                  p.m. on                 , 2023 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact                 .

ADSs

The Company will instruct the ADS Depositary to deliver to ADS holders as of                 , 2023 (the “ADS Record Date”) a Proxy Card and ADS Voting Instruction Card, the forms of which are attached as Annex F to the Proxy Statement, and ADS holders as of the close of business in New York City on the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

Holders of ADSs as of the close of business on                 , 2023 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing the ADS Voting Instruction Card if you are a registered ADS holder provided by the ADS Depositary if they are a registered ADS holder and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than                  a.m. (New York City time) on                 , 2023. Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares (in person or by proxy) represented by ADSs in accordance with your voting instructions. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Furthermore, pursuant to Section 4.7 of the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder, except as discussed below. Under the Deposit Agreement, subject to certain conditions contained therein, ADS holders as of the ADS Record Date whose voting instructions are not received or are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting unless the Company has confirmed to the ADS Depositary (i) that it wishes such proxy to be given, (ii) that the Company reasonably does not know of any substantial opposition to the matters to be voted on at the extraordinary general meeting and (iii) that the matters to be voted on at the extraordinary general meeting are not materially adverse to the interests of holders of Shares. In such case, the Company will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such ADSs FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Holders of ADSs will not be able to attend the extraordinary general meeting directly (whether in person or by proxy) unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on                 , 2023, the Share Record Date. ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2023 together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$5.00 or less per 100 ADSs cancelled and any other fees and charges payable pursuant to the terms of the Deposit Agreement), and any applicable taxes and governmental charges, and (c) a certification that the ADS holder either (i) beneficially owned the ADSs as of the ADS Record Date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the ADSs as of the ADS Record Date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct The Hongkong and Shanghai Banking Corporation Limited – Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on Nasdaq. The Company’s Shares are not listed and cannot be traded on any stock exchange other than Nasdaq, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less per 100 ADSs issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “Vote Required.”

Brokers, banks or other nominees who hold Shares for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

Holders of ADSs as of the close of business on                 , 2023 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS Voting Instruction Card if they are a registered ADS holder provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than                  a.m. (New York City time) on                 , 2023. Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares represented by ADSs in accordance with the ADS holder’s voting instructions timely received (or deemed received) from the holders of ADSs as of the ADS Record Date. Pursuant to Section 4.7 of the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder except as discussed below. Under the Deposit Agreement, subject to certain conditions contained therein, ADS holders as of the ADS Record Date whose voting instructions are not received or are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting unless the Company has confirmed to the ADS Depositary (i) that it wishes such proxy to be given, (ii) that the Company reasonably does not know of any substantial opposition to the matters to be voted on at the extraordinary general meeting and (iii) that the matters to be voted on at the extraordinary general meeting are not materially adverse to the interests of holders of Shares.

Brokers, banks and other nominees who hold ADSs for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China, Attention:                 , before the commencement of the extraordinary general meeting.

•

Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than                  p.m. (Beijing time) on                 , 2023, which is the deadline to lodge your proxy card.

•

Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Registered owners of ADSs may revoke their voting instructions to the ADS Depositary prior to 12:00 p.m.. (New York City time) on                 , 2023 by submitting a new ADS voting instruction card, specific to that registered owner, to the ADS Depositary.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Registered holders of Shares who validly dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE                  P.M. (NEW YORK CITY TIME) ON                 , 2023, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CANCELLATION AND DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$5.00 OR LESS PER 100 ADSS CANCELLED AND ANY OTHER FEES AND CHARGES PAYABLE PURSUANT TO THE TERMS OF THE DEPOSIT AGREEMENT), AND ANY APPLICABLE TAXES OR GOVERNMENTAL CHARGES, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THEIR SHARES UNDER SECTION 238 OF THE CICA. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 OR LESS PER 100 ADSs ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact                 .

Solicitation of Proxies

We have engaged to assist in the provision of proxy solicitation information to brokerage, banks, securities intermediary or other account and individual investors for the extraordinary general meeting. We expect that fees

for services provided by the Company will be approximately US$                 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and, in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 121.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger agreement and the Plan of Merger, with the Company continuing as the surviving company of the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will take place on the fifteenth business day following the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing), or at such other time and place as the Company and Parent may agree in writing. On the closing date, Parent, Merger Sub and the Company shall (a) cause the Merger to be consummated under the CICA by executing and filing the Plan of Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications required by CICA to be made by the Company or Merger Sub.

The Merger will become effective on the date and time specified in the Plan of Merger upon registration with the Registrar of Companies of the Cayman Islands in accordance with the CICA.

We expect that the Merger will be completed during the fourth quarter of 2023 or the first quarter of 2024, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the surviving company, save and except that (a) all references therein to the name “BCPE Chivalry Merger Sub Limited” shall be amended to “Chindata Group Holdings Limited”; (b) all references therein to the authorized share capital of the surviving company shall be amended to refer to the correct authorized share capital of the surviving company as approved in the Plan of Merger until thereafter amended in accordance with the applicable provisions of the CICA and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as specified in the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving company, and the officers of the Company immediately prior to the Effective Time will become the officers of the surviving company, in each case, except as otherwise determined by Parent prior to the Effective Time.

Merger Consideration

At the Effective Time, (a) other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$4.30 without interest and net of any applicable withholding taxes, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with each Class A Share represented by such ADS, will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of US$8.60 in cash (less any fees, including ADS cancellation or termination fees, payable by ADS holders pursuant to the Deposit Agreement) without interest and net of any applicable withholding taxes, (c) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (d) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA. Please see “Dissenters’ Rights” beginning on page 110 for additional information.

At the Effective Time, each ordinary share, par value US$0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.00001 per share, of the surviving company.

Treatment of Company Options

At the Effective Time, (a) each Vested Company Option will be cancelled and converted into the right to receive an amount in cash, without interest and net of any applicable withholding taxes, equal to (i) the excess of the Per Share Merger Consideration of US$4.30 over the exercise price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option, and (b) each Unvested Company Option will be cancelled in exchange for the right to receive an employee incentive award to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option, in each case of (a) and (b), except as otherwise agreed to in writing between the holder of such Company Option and Parent.

Exchange Procedures

Prior to the Effective Time, Parent or Merger Sub will enter into an agreement with a paying agent with respect to the Merger in form and substance reasonably acceptable to the Company (including the identity of the paying agent). Prior to the Effective Time, Parent will deposit with the paying agent for the benefit of the holders of Shares and ADSs (other than Dissenting Shares, Excluded Shares and ADSs representing the Excluded Shares) a cash amount in immediately available funds that are sufficient in the aggregate to pay the full amount of aggregate Merger Consideration.

Promptly after the Effective Time (and in any event within three business days thereafter), Parent and the surviving company will cause the paying agent to mail or otherwise provide to each former holder of Shares of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding Shares, and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than holders of Excluded Shares and Dissenting Shares) (a) transmittal materials, including a letter of transmittal in customary form agreed by the parties to the Merger Agreement, specifying that delivery shall be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the paying agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the paying agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (b) instructions for use in effecting the surrender of certificates or exchange of Book-Entry Shares, as applicable, for the aggregate Per Share Merger Consideration.

Upon surrender of share certificates to the paying agent, (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), each holder of record of one or more certificates, if any (other than holders of Excluded Shares and Dissenting Shares), shall be entitled to receive, and Parent shall cause the paying agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required tax withholding) equal to the product obtained by multiplying (A) the number of Shares represented by such surrendered certificates by (B) the Per Share Merger Consideration of US$4.30, and the certificates so surrendered shall immediately be cancelled. In the event that any share certificates shall have been lost, stolen or destroyed, the paying agent shall issue a check in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash (after giving effect to any required tax withholdings) equal to the product of the number of Shares represented by such certificates multiplied by the Per Share Merger Consideration of US$4.30.

Any holder of Book-Entry Shares will not be required to deliver a certificate to receive the Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares and Dissenting Shares) shall, upon receipt by the paying agent of an “agent’s message” in customary form or other evidence, if any, as the paying agent may have reasonably requested, be entitled to receive, and Parent shall cause the paying agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration.

Prior to the Effective Time, Parent and the Company shall establish procedures with the paying agent and the ADS Depositary to ensure that (A) the paying agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration of US$8.60, and (B) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs.

No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs or the surrender or transfer of any share certificates.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties therein in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure letters delivered by the Company and Parent and Merger Sub in connection therewith, but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC after September 30, 2020 and prior to the date of the Merger Agreement (subject to certain limitations).

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•

due organization, valid existence, and, where applicable, good standing of the Company and each of its subsidiaries; power and authority of the Company and each of its subsidiaries to carry on its businesses;

•	the memorandum and articles of association and other organizational documents of the Company and its subsidiaries are in full force and effect;

•

capitalization of the Company, and the absence of undisclosed voting trusts, proxies or similar arrangements binding on the Company with respect to the equity or voting interest in the Company, or obligations or commitments binding on the Company restricting the transfer of any equity or voting interest in the Company;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the Transactions, the enforceability of the Merger Agreement against the Company;

•

upon recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

•

the absence of conflict with, violation of, or breach of the governing documents of the Company or any of its subsidiaries, laws applicable to the Company and its subsidiaries and certain contracts of the Company and its subsidiaries as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions;

•	governmental consents, approvals and filings in connection with the Company’s execution, delivery and performance of the Merger Agreement and the consummation of the Transactions;

•	compliance with applicable laws and licenses;

•	the Company’s SEC filings since September 30, 2020 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	material contracts and the absence of any breach or default under any material contract;

•	the absence of any Material Adverse Effect (as defined below) on the Company or certain other changes or events since December 31, 2022;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	properties;

•	tax matters;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	intellectual property;

•	environmental matters;

•	the receipt of a fairness opinion from the independent financial advisor to the Special Committee;

•	the absence of any undisclosed broker’s or finder’s fees;

•	control over the variable interest entities and their subsidiaries and the validity of the control documents;

•	the inapplicability of anti-takeover laws to the merger; and

•	an acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences,

(1) would, or would reasonably be expected to have, a material adverse effect on the business, results of operation or financial condition, or assets of the Company and its subsidiaries, taken as a whole, provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur:

(i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its subsidiaries have material operations, including as a result of changes in geopolitical conditions,

(ii) general changes or developments in the industries in which the Company or its subsidiaries operate, to the extent such changes or developments are occurring in the applicable geographic markets in which the Company or its subsidiaries operate,

(iii) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or the other Transactions, the public announcement or disclosure of or performance of the Merger Agreement or the Transactions, the pendency or consummation of the Transactions, or the identity of the parties hereto, including any impact thereof on relationships, contractual or otherwise, with customers, employees, suppliers, distributors, providers, contractors, lenders, investors, partners of the Company or any of its subsidiaries,

(iv) changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof,

(v) any hurricane, tornado, earthquake, flood, tsunami, natural or man-made disaster, act of God, escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, epidemics, pandemic (including COVID-19) or other public health crises, other comparable events or outbreak,

(vi) any decline in the market price or trading volume of the Shares or ADSs or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect),

(vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect),

(viii) actions or omissions of the Company or any of its subsidiaries taken that are required by the Merger Agreement or with the written consent or at the written request of Parent, Merger Sub or the Bain Shareholders,

(ix) any change or prospective change in the Company’s credit ratings or credit rating outlook,

(x) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates,

(xi) any Action threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of the Merger Agreement or the Merger, or

(xii) any breach of the Transaction Documents by Parent, Merger Sub or any other party thereunder (other than the Company);

except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the same industries and geographic markets in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); or

(2) would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation by the Company of the Merger.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	the due organization, valid existence and good standing of Parent and Merger Sub; power and authority of Parent and Merger Sub to carry on their businesses;

•

the corporate power and authority of Parent and Merger Sub to execute, deliver and perform their obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

•

the absence of violations of, or conflicts with, the governing document of Parent and Merger Sub, or any of their respective subsidiaries, laws applicable to Parent or Merger Sub and certain agreements of Parent, Merger Sub or any of their affiliate as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions by Parent and Merger Sub;

•	governmental consents, approvals and filings in connection with Parent’s and Merger Sub’s execution, delivery and performance of the Merger Agreement and the consummation of the Transactions;

•	the absence of any legal proceedings and governmental orders against Parent and Merger Sub;

•	capitalization of Parent and Merger Sub; Parent and Merger Sub being formed solely for the purposes of engaging in the Transactions ;

•	the absence of any broker’s or finder’s fees;

•	financing commitments;

•	the validity and enforceability of the Limited Guarantees;

•	the absence of undisclosed ownership of securities of the Company;

•	the solvency of the surviving company after giving effect to the Transactions;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and the proxy statement;

•

the absence of any undisclosed agreement (a) relating to the Transactions between two or more of the Parent Parties, (b) between any Parent Party, on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees, shareholders or holders of ADS (excluding any Investor), on the other hand, that relate in any way to the Transactions, (c) pursuant to which any holder of Shares or ADSs would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (d) pursuant to which any holder of Shares or ADSs has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any superior proposal;

•	an acknowledgment by Parent and Merger Sub as to their non-reliance on any estimate, projection, forecast and plan and budget information provided by the Company;

•	the independent investigation conducted by Parent and Merger Sub; and

•	an acknowledgement by the Company as to the absence of any other representations and warranties by Parent and Merger Sub.

Conduct of Business by the Company Pending the Merger

The Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the Company will and will cause its subsidiaries to (a) conduct their businesses in the ordinary course of business consistent with past practice and in compliance with all applicable laws in all material respects and (b) use their commercially reasonable efforts to preserve substantially intact their business organization and material business relationships (including with the existing key customers, suppliers, employees and lessors).

Subject to certain exceptions set forth in the Merger Agreement and the confidential disclosure letter of the Company delivered in connection with the Merger Agreement or as required by applicable law, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the Company may not and will cause each of its subsidiaries not to do or propose to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its memorandum and articles of association or equivalent organization documents;

•	effect or commence any complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, reorganization or similar transaction;

•	merge or consolidate the Company or any of its subsidiaries with any other person, except for any such transactions among the Company’s wholly owned subsidiaries;

•

make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (a) purchases of inventory and other assets in the ordinary course of business consistent with past practice, (b) acquisitions or investments pursuant to existing contracts in effect as of the date of the Merger Agreement, (c) acquisitions or investments not to exceed US$10,000,000 (or its equivalent in RMB or another currency) in a single transaction or series of related transactions, or (d) investments in any wholly owned subsidiaries of the Company;

•

issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of) any equity securities of the Company or any of its subsidiaries, except for (a) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company, (b) any issuance of Shares upon the exercise of Company Options outstanding on the date of the Merger Agreement in accordance with their terms in effect on the date of the Merger Agreement, (c) withholding of securities of the Company to satisfy tax obligations with respect to Company Options, (d) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or the net exercise of Company Options to the extent required in accordance with the terms thereof in effect on the date of the Merger Agreement, or (e) pursuant to existing contracts in effect as of the date hereof;

•

reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any equity securities of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (a) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of equity awards of the Company in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the equity awards of the Company, (b) the withholding of Shares to satisfy tax obligations with respect to equity awards of the Company or pursuant to applicable law, (c) the acquisition by the Company of Shares in connection with the forfeiture of equity awards of the Company, (d) purchase, transfer or other disposal between or among the Company and its wholly owned subsidiaries or (e) pursuant to existing contracts in effect as of the date of the Merger Agreement;

•

create or incur any lien, other than permitted liens as defined in the Merger Agreement, on any assets of the Company or its subsidiaries, other than (a) increased obligations under existing liens resulting from indebtedness incurred in accordance with the Merger Agreement, (b) with respect to assets with a value of less than US$10,000,000 (or its equivalent in RMB or another currency) in the aggregate, (c) as required pursuant to existing contracts in effect as of the date hereof as set forth the disclosure letter of the Company delivered in connection with the execution of the Merger Agreement, or (d) in the ordinary course of business;

•

authorize or make any loans, advances (other than any advance or prepayment for any capital expenditure otherwise permitted under the Merger Agreement), capital contributions to, or other investments in, any person (other than the Company or any of its wholly owned subsidiaries) in excess of US$5,000,000 (or its equivalent in RMB or another currency) in the aggregate;

•

sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement or covenant not to assert with respect to, grant any rights under, or subject to any lien (other than permitted liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of any material intellectual property, or any disclose, license, release, deliver, escrow or otherwise make available or grant any rights to any source code), or dispose of any assets, rights or properties (including owned real property and material intellectual property), other than (a) sale or disposition of inventory (or, in the case of intellectual property, non-exclusive licenses or covenants not to sue) in the ordinary course of business consistent with past practice, (b) pursuant to existing contracts in effect as of the date of the Merger Agreement, (c) between or among the Company and its wholly owned subsidiaries, (d) with respect to tangible assets, with a value of less than US$5,000,000 (or its equivalent in RMB or another currency) in a single transaction or series of related transactions, or (e) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete intellectual property registrations expiring at the end of their statutory terms;

•

declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any subsidiary of the Company);

•

authorize or make any capital expenditures which are, in the aggregate, in excess of US$10,000,000 (or its equivalent in RMB or another currency), other than expenditures necessary to maintain assets in good repair consistent with the past practice;

•

other than (i) as required by or contemplated by the terms of any contract in effect as of the date of the Merger Agreement in accordance with its terms as of the date of the Merger Agreement or (ii) in the ordinary course of business consistent with past practice, (a) enter into any contract that would have been a material contract if it had been in effect as of the date of the Merger Agreement, or (b) modify or amend in any material respect, terminate, permit to expire or waive any material rights or obligations under any material contract;

•	except for intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of US$10,000,000 (or its equivalent in RMB or another currency), or modify in any material respect the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any person (other than a wholly owned subsidiary of the Company), in each case, in excess of US$10,000,000 (or its equivalent in RMB or another currency), other than (a) guarantees incurred in compliance with the Merger Agreement by the Company of indebtedness of subsidiaries of the Company, (b) the incurrence or guarantee of indebtedness under any existing credit facilities or other contracts as in effect on the date of the Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, or (c) in the ordinary course of business;

•

except as required by law or as required pursuant to the Merger Agreement or as required by the terms of any employee benefit plans of the Company as in effect on the date of the Merger Agreement, (a) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any current or former employees of the Company (except for increases in base compensation to employees of the Company whose annual compensation is below US$300,000 (or its equivalent in RMB or another currency) as contemplated in the annual budget made available to Parent that do not cause an increase in five percent (5%) of the aggregate global annual base salaries in effect as of the date of the Merger Agreement, (b) make, announce or grant any incentive compensation (including equity, equity-based or phantom incentive compensation), bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former employees of the Company, other than in connection with an ordinary course hiring of employees, solely to the extent such hiring is permitted under the Merger Agreement, with terms and in target amounts that are substantially the same as those provided to similarly situated employees, (c) establish, adopt, enter into, materially amend or terminate any employee benefit plan of the Company or any other compensation or benefit plan, program, agreement or arrangement that would be an employee benefit plan of the Company if in effect on the date of the Merger Agreement, (d) loan or advance any money or any other property to any current or former employee of the Company at the level of senior vice president or above or whose annual compensation is in excess of US$300,000 (or its equivalent in RMB or another currency), (e) hire (other than an ordinary course hiring of employees whose annual base compensation is less than US$300,000 (or its equivalent in RMB or another currency)) or terminate (other than for cause) any employee of the Company, or (f) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any employee benefit plan of the Company or otherwise);

•	make any material change in any accounting principles, except as may be required to conform to changes in applicable law or GAAP or regulatory requirements with respect thereto;

•

(a) make any change to any method of accounting for any material tax, (b) make, revoke, or change any material tax election, (c) surrender any claim for a refund of a material amount of taxes, (d) enter into any closing agreement or other ruling or written agreement with a tax authority with respect to a material amount of taxes, (e) amend any material tax return, (f) settle or compromise any material tax audit or proceeding, or (g) fail to pay any material tax due and owing;

•	enter into or negotiate any collective bargaining agreement, or organize or certify any labor union or other labor organization as the bargaining representative for any company employees;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•

waive, release, settle or compromise any action, other than settlements or compromises of any action (a) that only involve payment of money damages where the amounts paid does not exceed US$5,000,000 (or its equivalent in RMB or another currency) individually, (b) in the ordinary course of business, or (c) pursuant to or in connection with the Merger Agreement or any other transaction documents;

•

terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

•	enter any new line of business outside of its existing business as of the date of the Merger Agreement that is material to the Company and its subsidiaries, taken as a whole; or

•	agree, authorize or commit to do or take any of the foregoing actions.

Shareholders’ Meeting

The Company will, as promptly as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and proxy statement, take all actions required under the CICA, the memorandum and articles of association of the Company and the applicable requirements of Nasdaq necessary to duly call, give notice of, convene and hold as promptly as practicable (but in any event no later than 45 days after the date of mailing the proxy statement) an extraordinary general meeting of the Company for the purpose of approving the Merger Agreement, the Plan of Merger and the Transactions. The Company may adjourn such meeting solely to the extent required by law.

Subject to certain agreed exceptions, the Board may not (a) fail to include in the proxy statement the recommendation that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, (b) withdraw, modify, qualify or change, in each case in a manner adverse to Parent or Merger Sub, such recommendation, (c) publicly recommend to the shareholders of the Company an Acquisition Proposal or enter into any alternative acquisition agreement, (d) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such tender offer or exchange offer or (e) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions from (a) to (e), a “Change of Recommendation”).

In the event that subsequent to the date of the Merger Agreement, the Board (upon the recommendation of the Special Committee) or the Special Committee makes a Change of Recommendation or provides any notice of its intent to make a Change of Recommendation pursuant to the Merger Agreement, the Company nevertheless is required to submit the Merger Agreement to the holders of the Shares for approval at the shareholders meeting unless the Merger Agreement has been terminated in accordance with its terms prior to the shareholders meeting.

No Solicitation

Except as expressly permitted under the Merger Agreement, the Company and its subsidiaries will, and will cause their respective directors and officers to, and will direct their respective representatives to promptly cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company will promptly (a) terminate all access of any Person (other than Parent and its representatives) to any electronic data room maintained by the Company in connection with any Acquisition Proposal, and (b) request each person that has executed a confidentiality agreement in connection with such person’s consideration of an Acquisition Proposal to return or, if permitted, destroy all information required to be returned or, if permitted, destroyed by such person under the terms of the applicable confidentiality agreement.

In addition, from the date of the Merger Agreement until the Effective Time or the valid termination of the Merger Agreement, the Company and its subsidiaries may not, and will cause their respective representatives not to:

•

solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•

provide any non-public information or data concerning the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of an Acquisition Proposal or the intent to encourage, facilitate or assist an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•

approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement with terms no less restrictive than those contained in the confidentiality agreement between the Company and Bain Shareholders) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal;

•

amend or grant any waiver or release under any confidentiality, standstill or similar agreement, to which the Company or any of its subsidiaries is a party, with respect to any class of equity interests of the Company or any of its subsidiaries in connection with any Acquisition Proposal (provided that if the Board determines in its good faith judgement upon the recommendation of the Special Committee, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the its fiduciary duties under applicable law, the Company may waive any such provision solely to the extent necessary to permit the person bound by such provision to make an Acquisition Proposal to the Board on a confidential basis); or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the Company Requisite Vote, the Company, its subsidiaries, and its and their respective representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Merger Agreement (in each case other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub): (a) contact the person who has made such Acquisition Proposal solely (i) to clarify and understand the terms and conditions thereof solely to the extent the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (ii) to notify such person of the no-solicitation restrictions; (b) provide information in response to the request of the person or group of persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed confidentiality agreement with terms no less restrictive than those contained in the confidentiality agreement between the Company and the Bain Shareholders, provided that the Company will, within 24 hours, make available to Parent any non-public information provided to such person; or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal; provided that prior to taking any action described in items (b) or (c) above, the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgement, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the Company Requisite Vote, the Board or the Special Committee may effect a Change of Recommendation, if and only if, (a) the Board (upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgement, after consultation with its independent financial advisor and outside legal counsel, in response to an unsolicited bona fide Acquisition Proposal that did not result from any material breach of the Company’s non-solicitation obligations, that such proposal constitutes a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable laws, (b) prior to effecting a Change of Recommendation, the Company (i) has provided prior written notice to Parent that the Board has resolved to effect a Change of

Recommendation with the underlying reasoning, together with complete copies of all documents relating to such Acquisition Proposal, (ii) has negotiated with Parent and its representatives in good faith, for a period of five business days, any proposed modifications to the terms and conditions of the Merger Agreement or the Financing Commitments (as defined below), provided that a new notice will be provided to Parent if there is material revisions to Acquisition Proposal, and the parties shall negotiate again for a period of two business days and (iii) has permitted Parent and its representatives to make a presentation to the Board or the Special Committee regarding the Merger Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (c) following the end of such period, the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgement, after consultation with its independent financial advisor and outside legal counsel and taking into consideration the terms of any proposed amendment or modification to the Merger Agreement or the Financing Commitments, and any other information provided by Parent, that the Acquisition Proposal continues to constitute a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal would still be inconsistent with the directors’ fiduciary duties under applicable laws.

Notwithstanding anything to the contrary in the Merger Agreement, prior to receipt of Company Requisite Vote, if an Intervening Event has occurred, the Board (upon the recommendation of the Special Committee) or the Special Committee may make a Change of Recommendation if (i) the Board (upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment after consultation with its independent financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law; (ii) the Company provides a prior written notice to Parent on Board’s intention to effect a Change of Recommendation in connection with such Intervening Event with reasonable detail on the Intervening Event; (iii) after providing such notice and prior to making such Change of Recommendation, the Company (A) shall, and shall cause its representatives to, for a period of five business days, negotiate in good faith with Parent and its representatives any proposed modifications to the terms and conditions of the Merger Agreement or the Financing Commitments, and (B) shall permit Parent and its Representatives during the five business day period to make a presentation to the Board or the Special Committee regarding the Merger Agreement or the Financing Commitments and any adjustments with respect thereto; and (iv) following the end of such five business day period, the Board (upon the recommendation of the Special Committee) or the Special Committee shall have determined in its good faith judgement (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to the Merger Agreement or the Financing Commitments, and any other information provided by Parent, that failure to effect a Change of Recommendation with respect to such Intervening Event would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

“Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent and Merger Sub) relating to (a) any direct or indirect acquisition, license or purchase of a business that constitutes 20% or more of the total revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (b) any direct or indirect acquisition, purchase or issuance of 20% or more of any class of equity securities of the Company, (c) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or (d) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the total revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

“Superior Proposal” means an unsolicited bona fide and written Acquisition Proposal (provided that, for purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Acquisition Proposal” will be replaced with “50%”) that the Board(upon the recommendation of the Special Committee) or the Special Committee in good faith judgement determines (a) would be reasonably likely to be consummated in accordance with its terms and (b) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the

Transactions, in each case, after (i) consultation with its independent financial advisor and outside legal counsel, and (ii) taking into account all such factors and matters deemed relevant in good faith by the Board or the Special Committee, including legal, financial, regulatory or other aspects of such Acquisition Proposal (including any consent or approval required by any governmental entity, shareholders of the Company or any person, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation, the sources, availability, terms and certainty of any financing, financing market conditions and the existence of any financing contingency), and the Transactions and after taking into account any changes to the terms of the Merger Agreement offered in writing by Parent in response to such Superior Proposal in accordance with the Merger Agreement; provided, however, that any such Acquisition Proposal will not be deemed to be a “Superior Proposal” if (x) such Acquisition Proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (y) the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

“Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of the Merger Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations, taken as a whole, that was not known or reasonably foreseeable to either the Board or the Special Committee on the date of the Merger Agreement, which change, event, occurrence or development becomes known to the Board or the Special Committee before receipt of the Company Requisite Vote; provided that any change, event, occurrence or development that (a) involves or relates to the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, should be read without reference to any percentage set forth in the definitions of “Acquisition Proposal” or “Superior Proposal”) or any inquiry relating thereto or the consequences thereof, (b) results from a breach of the Merger Agreement by the Company, (c) involves or relates to the market price or trading volume of the Shares or the ADSs, in and of itself, after the date of the Merger Agreement, (d) relates to Parent, Merger Sub or any of their respective affiliates, (e) relates to changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, and (f) relates to or results from the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period, will not be taken into account in determining the existence of, an Intervening Event; provided that, with respect to clauses (c) and (f), the underlying reasons for such change, event, occurrence or development may constitute an Intervening Event.

Directors’ and Officers’ Indemnification and Insurance

The parties to the Merger Agreement have agreed that:

•

from and after the Effective Time, the surviving company will indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all kinds of liabilities incurred in connection with any action arising out of or relating to matters existing or occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted under the laws of the Cayman Islands and its memorandum and articles of association in effect on the date of the Merger Agreement to indemnify such directors and officers;

•

the memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the memorandum and articles of association of the Company in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the former or present directors and officers of the Company and its subsidiaries, unless such modification is required by applicable law;

•

Parent will, or will cause the surviving company to, maintain in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that Parent and the surviving company will not be required to pay pursuant to the Merger Agreement more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount; and

•

Parent and the surviving company will honor and perform under, for a period of six years after the Effective Time, all indemnification agreements entered into by the Company or any of its subsidiaries with any of their former or present directors and officers as in effect as of date of the Merger Agreement.

Parent Financing

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Parent and Merger Sub have agreed to use their reasonable best efforts to perform all actions and things reasonably necessary or advisable to arrange and consummate the financing of the transactions on the terms and conditions contemplated by the Support Agreements, the Equity Commitment Letters and the Debt Commitment Letter (collectively, the “Financing Commitments”), including, amongst others, subject to the qualifications in the Merger Agreement, using reasonable best efforts to (a) maintain in effect the Financing Commitments, (b) promptly and as soon as practicable, satisfy (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Financing Commitments; (c) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Commitment Letter prior to the closing date of the Merger, and (d) to enforce its rights under the Financing Commitments and consummate the financing prior to or at the closing of the Merger. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub are required to promptly notify the Company and use their reasonable best efforts to arrange to obtain alternative financing on terms and conditions which are not materially less favorable, in the aggregate, from the standpoint of Parent or Merger Sub than the terms and conditions as set forth in the Debt Commitment Letter and which shall not adversely affect in any material respect the amount, conditionality, enforceability, termination or availability of the Debt Financing.

•

Prior to the closing of the Merger, the Company has agreed to use its reasonable best efforts to provide to Parent and Merger Sub, and to cause its subsidiaries and representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent in accordance with the terms of the Merger Agreement.

•

Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of the Merger Agreement for all reasonable and documented out-of-pocket costs to the extent incurred by the Company, any of its subsidiaries or their respective representatives in connection with the financing cooperation of the Company and its subsidiaries contemplated by the Merger Agreement, and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing (or any replacement debt financing or alternative financing) and the performance of their respective obligations under the Merger Agreement and any information utilized in connection therewith, except in the event such losses arose out of or resulted from the willful misconduct of such person or misstatements or omissions in written historical information provided by or on behalf of the Company or its subsidiaries specifically for use in connection with the Debt Financing (or replacement debt financing or alternative financing).

Company Pay-off of Indebtedness

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In connection with the Merger and as part of the Transactions as a whole, the Company may (and if requested by Parent in writing, will): (i) send one or more notices of redemption in form and substance reasonably satisfactory to Parent for the outstanding 10.50% Senior Notes due 2026 issued by the

Company (the “Notes”) and governed by the indenture dated as of February 23, 2023 among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) (as the same may be amended or supplemented, the “Indenture”) to the Trustee and the holders of the Notes, as applicable, providing for (A) the redemption of Notes and/or (B) the satisfaction and discharge of the Indenture, in each case, pursuant to the Indenture (each of clauses (A) and (B), the “Redemption”), (ii) use reasonable best efforts to facilitate such Redemption and (iii) use reasonable best efforts to cause the Trustee to cooperate and facilitate such Redemption; provided that no Redemption will be consummated prior to the Closing Date and the closing of any Redemption will be expressly conditioned on the occurrence of the Closing Date.

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In connection with the Merger and as part of the Transactions as a whole, the Company may (and if requested by Parent in writing, will): (i) commence one or more offers to purchase any or all of the outstanding Notes for cash (the “Offers to Purchase”) and (ii) conduct one or more consent solicitations to obtain from the requisite holders of the Notes consent to certain amendments to the Indenture (the “Consent Solicitations” and, together with any Offers to Purchase, the “Offers and Consent Solicitations”); provided that no Offer to Purchase or Consent Solicitation will be consummated prior to the Closing Date and the closing of any Offer to Purchase or Consent Solicitation will be expressly conditioned on the occurrence of the Closing Date. Any Offers and Consent Solicitations will be made on terms and conditions that are reasonably proposed by Parent, reasonably acceptable to the Special Committee and permitted or required by the terms of the Notes, the Indenture and applicable laws. Subject to the receipt of the requisite consents, in connection with any Consent Solicitation, the Company will execute a supplemental indenture to the Indenture in accordance with the terms thereof amending the Indenture in a form as reasonably requested by Parent and reasonably acceptable to the Company, the Special Committee and the Trustee, which supplemental indenture will not become effective until the Closing Date.

•

In connection with the Merger and as part of the Transactions as a whole, subject to relevant conditions set forth in the Merger Agreement, the Company shall, prior to the Closing Date, cause BCPE Bridge Stack Holdco Limited as borrower (the “Existing Borrower”) to (i) send one or more notices of prepayment in form and substance reasonably satisfactory to Parent (the “Prepayment Notices”) in respect of the term loan facility for the Existing Borrower pursuant to the facility agreement dated June 8, 2022 between, among others, the Existing Borrower and Credit Suisse AG, Singapore Branch as agent and security agent (the “Existing Agent”), as amended, amended and/or restated or supplemented from time to time (the “Existing Facility Agreement,” and the term loan facility contemplated thereunder, the “CS Facility”) to the Existing Agent for the prepayment of the CS Facility in full pursuant to the terms of the Existing Facility Agreement (the “Prepayment”), provided that the Company shall only be required to deliver a Prepayment Notice if it has received evidence that (A) Merger Sub has submitted a utilization request (the “Utilization Request”) for the first utilization of the Debt Financing (or any replacement debt financing or alternative financing) that satisfies the requirements of the Merger Agreement, (B) the proposed date of the Prepayment shall not be earlier than the earliest date the Company is permitted to make the Prepayment in accordance with the terms of the Existing Facility Agreement or the relevant payoff letters if the Prepayment Notice was delivered to the Existing Agent on the same date as the Utilization Request and (C) the proceeds of the first utilization of the Debt Financing will be applied towards, amongst others, financing the Prepayment, (ii) use reasonable best effort to negotiate with the Existing Agent payoff letters and security release documents with the Existing Agent in respect of all liens or guarantees created or granted in respect of the Existing Facility Agreement, and (iii) use reasonable best efforts to cause the Existing Agent and other finance parties under the Existing Facility Agreement to cooperate and facilitate such Prepayment.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and Schedule 13E-3 with the SEC and cooperation in response to any comments from the SEC with respect thereto;

•	reasonable best efforts of each party to consummate the transactions contemplated by the Merger Agreement;

•	notification of certain events;

•	reasonable access by Parent and its representatives to senior officers, key employees, the offices, properties, other facilities, books and records of the Company and its subsidiaries;

•	delisting and deregistration of the Class A Shares and ADSs;

•	coordination of press releases and other public announcements relating to the Merger;

•

provision for employees of the Company and its subsidiaries for 12 months following the Effective Time, compensation no less favorable and benefits substantially comparable, in the aggregate, to those provided immediately prior to the Effective Time;

•	matters relating to takeover statutes;

•	participation in litigation relating to the Merger or the Merger Agreement;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•

Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement and the Company’s obligation to cause its subsidiaries to perform their obligations under the Merger Agreement;

•	actions of the Company taken at the direction of Parent, Merger Sub or the Investors; and

•

restrictions on any Investor (a) entering into any contract, or amending, modifying, assigning, withdrawing, granting any consent or approval or waiving any rights under, or terminate any Parent Parties Contract, to the extent that the foregoing actions proposed to be undertaken by Parent, Merger Sub or other Parent Parties, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions or otherwise have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under the Merger Agreement; or (b) entering into or modifying any contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective affiliates receives consideration of a different amount or nature than the Merger Consideration, as applicable, in connection with the Transactions that is not provided or expressly contemplated in the Parent Parties Contracts as of the date of the Merger Agreement.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver of the following conditions:

•

the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions by special resolution passed by the holders of the Shares, being the affirmative vote of the holders of Shares representing at least two-thirds (2/3) of the votes cast by such holders as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting (the “Company Requisite Vote”) shall have been obtained in accordance with the CICA and the memorandum and articles of association of the Company;

•

no law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any governmental entity of competent jurisdiction which prohibits, restrains, makes illegal or enjoins the consummation of the Transactions, including the Merger, shall remain in effect; and

•

any applicable waiting periods, together with any extensions thereof, or any actions, non-actions, consents, approvals, waivers, or clearances from any governmental entity as set forth in the confidential disclosure letter delivered by the Company in connection with the execution of the Merger Agreement shall have expired, been terminated or obtained, as applicable.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•

the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement on or prior to the closing date of the Merger;

•

shareholders of the Company holding less than 12% of the total issued and outstanding Shares immediately prior to the Effective Time shall have validly served and not withdrawn a notice of objection under section 238(2) of the CICA;

•	Parent shall have received a certificate of an executive officer of the Company, dated the closing date, certifying as to the satisfaction of the immediately preceding conditions; and

•	no Material Adverse Effect shall have occurred after the date of the Merger Agreement and is continuing.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•

each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement on or prior to the closing date of the Merger; and

•	Company shall have received a certificate of an executive officer of Parent, dated the closing date, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of the Company and Parent; or

(b)	by written notice from either the Company or Parent, if:

•

any law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any governmental entity having the effect of prohibiting, restraining, making illegal or enjoining the consummation of the Transactions, including the Merger shall have become final and non-appealable; provided that this termination right is not available to a party if the circumstances described in the foregoing were primarily due to such party’s breach of the Merger Agreement;

•

the Effective Time shall not have occurred on or before May 11, 2024 (which date may be extended by mutual written agreement of Parent and the Company); provided that this termination right is not available to a party if the failure to consummate the Merger by such date was primarily due to such party’s breach of the Merger Agreement; or

•	the Company Requisite Vote shall not have been obtained at the extraordinary general meeting;

(c)	by written notice from the Company, if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement, such that the corresponding conditions to closing would not be satisfied and such breach is not curable, or if curable, is not cured prior to the earlier of (i) 30 days following receipt of written notice by Parent of such breach from the Company or (ii) May 11, 2024, provided that the Company will not have this termination right if it is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in the failure to satisfy the corresponding condition to closing;

•

(i) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with the Merger Agreement, (ii) Parent and Merger Sub fail to consummate the Merger within five business days after the date on which the closing should have occurred in accordance with the Merger Agreement, and (iii) the Company has notified Parent in writing on or before the end of such five business day period confirming that the Company is ready, willing and able to consummate the Transactions, including the Merger, and all conditions to the obligations of the Company to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it waives any unsatisfied condition to its obligations to consummate the Merger;

•

(i) the Board or the Special Committee effects a Change of Recommendation due to a Superior Proposal when permitted to do so in accordance with the Merger Agreement, (ii) the Company has complied in all respects with the non-solicitation requirements under the Merger Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub), (iii) substantially concurrently with or immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement in respect of such Superior Proposal, provided that company termination fee has been paid to Parent.

(d)	by written notice from Parent, if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in the Merger Agreement, such that the corresponding conditions to closing would not be satisfied and such breach is not curable, or if curable, is not cured prior to the earlier of (i) 30 days following receipt of written notice by the Company of such breach from Parent or (ii) May 11, 2024, provided that Parent will not have this termination right if it or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in the failure to satisfy the corresponding condition to closing; or

•	the Board or the Special Committee shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation.

Termination Fees and Reimbursement of Expenses

The Company is required to pay to Parent a cash termination fee in an amount equal to US$39,504,744 if the Merger Agreement is terminated by:

•

Parent where the Company has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, such that the corresponding condition to closing would not be satisfied and such breach is not curable, or if curable, is not cured within the requisite time period;

•	Parent where the Board or the Special Committee has made a Change of Recommendation prior to obtaining the Company Requisite Vote;

•

the Company where (a) the Board or the Special Committee effects a Change of Recommendation due to a Superior Proposal when permitted to do so in accordance with the Merger Agreement, (b) the Company has complied in all respects with the non-solicitation requirements under the Merger Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub), (c) substantially concurrently with or immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement in respect of such Superior Proposal; or

•

Parent or the Company where (a) the Merger is not consummated by May 11, 2024 or (b) the Company Requisite Vote is not obtained at the extraordinary general meeting, and (c) prior to such termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly announced or otherwise become publicly known or delivered to the Company and has not been withdrawn, and within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or has consummated, any Acquisition Proposal.

Parent is required to pay to the Company a cash termination fee in an amount equal to US$79,009,487 if the Merger Agreement is terminated by:

•

the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach is not curable, or if curable, is not cured within the requisite time period; or

•

the Company where (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with the Merger Agreement, (b) Parent and Merger Sub fail to consummate the Merger within five business days after the date on which the closing should have occurred in accordance with the Merger Agreement, and (c) the Company has notified Parent in writing on or before the end of such five business day period confirming that the Company is ready, willing and able to consummate the Transactions, including the Merger, and all conditions to the obligations of the Company to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it waives any unsatisfied condition to its obligations to consummate the Merger.

Remedies and Limitation on Liability

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. Specifically, the Company is entitled to seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded and to consummate the closing in accordance with the Merger Agreement, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived in accordance with the Merger Agreement, (b) Parent is required to complete the Closing pursuant to the Merger Agreement but fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing has been funded in full or will be funded at the Closing if the equity financing is funded at the Closing, and (d) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the Closing, and if specific performance is granted and the equity financing and the debt financing are funded, then the Closing would occur.

While the parties may pursue a grant of specific performance prior to the termination of the Merger Agreement or monetary damages in connection with the termination of the Merger Agreement, none of them will be permitted or entitled to receive both a grant of specific performance that results in the Closing and monetary damages in connection with the termination of the Merger Agreement.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to Parent Termination Fee of US$79,009,487 and Company Termination Fee of US$39,504,744, respectively and reimbursement of certain expense accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and certain other costs and expenses payable pursuant to the Merger Agreement.

Amendment

At any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement, executed and delivered by duly authorized officers of the respective parties; provided that the Company may only take such action with the approval of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any Parent Party Filing Person or (b) obtain counsel or appraisal services at the expense of the Company or any Parent Party Filing Person.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares as determined by the Court (“dissenters’ rights”) in accordance with the Section 238 of the CICA. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICA, a copy of which is attached as Annex D to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICA, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Court upon validly dissenting from the Merger in accordance with Section 238 of the CICA.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

1.

You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

2.

Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all shareholders who have served a notice of objection.

3.

Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the shareholder to whom the Notice of Dissent relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.

4.

Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Islands Registrar of Companies, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

5.

If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Court for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

6.

If a petition is timely filed and served, the Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares as of                  p.m. on                     , 2023 in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for cancellation and delivery of Shares and pay the applicable taxes and fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the CICA. If you wish to cancel your ADSs, please contact your broker or custodian to make the necessary arrangements, or otherwise contact the ADS Depositary’s office at 240 Greenwich Street, New York, New York 10286.

If you do not satisfy each of these requirements and comply strictly with all precedents required by the CICA with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China, Attention:                     .

If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Court under Section 238 of the CICA could be more than, the same as, or less than US$4.30 per Share in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. Depending on the outcome of any petition under Section 238 of the CICA, the Court may order you to pay the Company’s recoverable legal expenses of that petition.

The provisions of Section 238 of the CICA are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2021 and 2022. The historical consolidated statements of operations data for the two years ended December 31, 2021 and 2022 and the consolidated balance sheet data as of December 31, 2021 and 2022 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, filed on April 28, 2023, beginning on page F-1, which are incorporated into this Proxy Statement by reference. The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2023, which are incorporated into this Proxy Statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the Year Ended December 31,
	2021	2022
	RMB	RMB	US$
	(in thousands, except per share data)
Selected consolidated statements of comprehensive income data
Revenues	2,852,277	4,551,662	659,929
Cost of revenues	(1,652,664)	(2,658,826)	(385,494)
Gross profit	1,199,613	1,892,836	274,435
Operating expenses:
Selling and marketing expenses	(89,654)	(71,271)	(10,333)
General and administrative expenses	(359,470)	(549,609)	(79,686)
Research and development expenses	(75,344)	(83,496)	(12,106)

Total operating expenses	(524,468)	(704,376)	(102,125)
Operating income	675,145	1,188,460	172,310
Interest income	58,607	55,825	8,094
Interest expense	(294,978)	(356,858)	(51,740)
Foreign exchange (loss) gain	(4,726)	2,789	404
Change in fair value of financial instruments	12,605	7,722	1,120
Income before income taxes	470,836	946,016	137,159
Income tax expense	(154,416)	(294,386)	(42,682)
Net income	316,420	651,630	94,477
Net (loss) income attributable to Chindata Group Holdings Limited	316,420	651,630	94,477
Net (loss) earnings per share (Class A and Class B ordinary shares)
Basic	0.44	0.89	0.13
Diluted	0.43	0.89	0.13
Shares (Class A and Class B ordinary shares) used in the net (loss) earnings per share:
Basic	726,018,244	729,012,665	729,012,665
Diluted	729,015,250	732,581,960	732,581,960
Foreign currency translation adjustments	(85,391)	(42,540)	(6,168)

Comprehensive (loss) income	231,029	609,090	88,309

Comprehensive income (loss) attributable to Chindata Group Holdings Limited	231,029	609,090	88,309

	As of December 31,
	2021	2022
	RMB	RMB	US$
	(in thousands)
Selected consolidated balance sheet data
Total current assets	6,347,323	6,756,422	979,589
Total non-current assets	12,334,628	16,343,809	2,369,630

Total assets	18,681,951	23,100,231	3,349,219
Total current liabilities	4,301,347	4,255,680	617,016
Total non-current liabilities	4,265,972	7,934,997	1,150,466

Total liabilities	8,567,319	12,190,677	1,767,482
Total shareholders’ equity	10,114,632	10,909,554	1,581,737

Total liabilities and shareholders’ equity	18,681,951	23,100,231	3,349,219

Note:

*

Translations from Renminbi to U.S. dollars were made at the noon buying rate of RMB6.8972 per US$1.00 on December 30, 2022 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2022 was US$2.16 based on 730,800,606 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES AND ADSS

Purchases by the Company

There was no purchase of any other Shares or ADS by the Company during the past two years that is required to be disclosed under Rule 13e-3 and related rules under the Exchange Act.

Purchases by Parent Parties

No Parent Party Filing Person has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

On October 2, 2020, the Company completed its initial public offering (the “IPO”) where the Company sold 40,000,000 of its ADSs, followed by the underwriters’ full exercise of their option to purchase from the Company an additional 6,000,000 ADSs. The initial offering price was US$13.50 per ADS. The net proceeds to the Company from the IPO, after deducting underwriting discounts, commissions, fees and estimated offering expenses payable by the Company in the IPO, were approximately US$583.2 million, including the net proceeds the Company received from the underwriters’ full exercise of their option to purchase from us additional ADSs.

The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Support Agreements, the Limited Guarantees, and the Equity Commitment Letters, and the exercise of Company Options by the Company’s officers and directors, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any Parent Party Filing Person, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this Proxy Statement, by:

•	each of the Company’s directors and executive officers;

•	the Company’s directors and executive officers as a group;

•	each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares; and

•	each Filing Person, as applicable.

The calculations in the table below are based on 733,200,606 Shares outstanding as of the date of this Proxy Statement, comprising 406,539,105 Class A Shares and 326,661,501 Class B Shares, as of the date of this Proxy Statement.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from the date of this Proxy Statement, including through the exercise of any option, warrant, or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

Shares Beneficially Owned as of the Date of This Proxy Statement
	Number	Percentage**
Directors and Executive Officers†
Michael Frederick Foust	*	*
Huapeng Wu	*	*
Qian Xiao	*	*
Dongning Wang	*	*
Xinyue Fan	*	*
Binghua Zhang	—	—
Jonathan Jia Zhu	—	—
Zhongjue Chen	—	—
Barnaby Thomas Patrick Lyons	—	—
Weili Hong	*	*
Thomas J. Manning	*	*
Gang Yu	*	*
All Directors and Executive Officers as a Group	10,761,739	1.5%

Principal Shareholders:
Bain Filing Persons(1)	329,648,721	45.0%
Boloria Investments Holding B.V.(2)	64,506,034	8.8%
Zeta Cayman Limited(3)	55,290,887	7.5%
Other Filing Persons
Mr. Chengyan Liu(4)	32,018,466	4.4%

Notes:

*	Beneficially owns less than 1% of the Company’s outstanding Shares.
**

For each person and group included in this column, percentage ownership is calculated by dividing the number of Shares beneficially owned by such person or group by the sum of the total number of Shares outstanding and the number of Shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this Proxy Statement. The total number of Class A Shares and Class B Shares issued as of the date of this Proxy Statement was 733,200,606.
†

The business address of our directors and executive officers is No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China. The business address of Barnaby Thomas Patrick Lyons, Jonathan Jia Zhu and Zhongjue Chen is Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong, the People’s Republic of China. The business address of Weili Hong is Room 4210, Building 1, Xingye Taikouhui, No. 288 Shimen 1st Road, Shanghai, 200000, the People’s Republic of China. The business address of Gang Yu is No. 295 Zuchongzhi Road, Pudong New District, Shanghai, 201203, the People’s Republic of China.

(1)

Represents (i) 151,853,352 Class B Shares held by BCPE Bridge, (ii) 157,302,348 Class B Shares held by BCPE Stack, (iii) 8,961,229 Class B Shares held by Bridge Management, (iv) 8,544,572 Class B Shares held by ESOP Holdco, (v) 302,996 Class A Shares represented by 151,498 ADSs held by A Holdings, (vi) 610,070 Class A Shares represented by 305,035 ADSs held by B Holdings, (vii) 13,144 Class A Shares represented by 6,572 ADSs held by Blanco, (viii) 256,698 Class A Shares represented by 128,349 ADSs held by F Holdings, (ix) 1,695,248 Class A Shares represented by 847,624 ADSs held by SSA I and (x) 109,064 Class A Shares represented by 54,532 ADSs held by EU Holdings. The principal business address of the Bain Filing Persons is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116.

BCPE Bridge, BCPE Stack and Bridge Management are limited partnerships established under the laws of the Cayman Islands. BCPE Bridge GP is the general partner of BCPE Bridge and Bridge Management. BCPE Stack GP is the general partner of BCPE Stack. BCI is the managing member of BCPE Bridge GP and BCPE Stack GP. ESOP Holdco is an exempted company with limited liability incorporated under the laws of the Cayman Islands and under the articles of association of ESOP Holdco currently in effect, BCPE Stack, being the sole holder of all issued and outstanding voting shares of ESOP Holdco, has the power to direct ESOP Holdco with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the securities held by ESOP Holdco. As a result of the relationships described above, BCI may be deemed to exercise voting and dispositive power with respect to the securities held by BCPE Bridge and BCPE Stack.

BCCM, a Delaware limited liability company, is the general partner of (i) A Holdings GP, a Delaware limited partnership, which is the general partner of A Holdings, (ii) B Holdings GP, a Delaware limited partnership, which is the general partner of B Holdings and (iii) F Holdings GP, a Delaware limited partnership, which is the general partner of F Holdings. BCCM is also the managing member of Blanco GP, a Delaware limited liability company, which is the general partner of Blanco. As a result, BCCM may be deemed to have voting and dispositive power with respect to the securities held by A Holdings, B Holdings, Blanco and F Holdings.

BCCM II, a Cayman company, is the manager of BCSSAI, a Cayman limited liability company, which is the general partner of BCSSA, a Cayman limited partnership, which in turn is the managing member of SSA I. As a result, BCCM II may be deemed to have voting and dispositive power with respect to the securities held by SSA I.

BCCM III, a Luxembourg limited company, which is managed by Michael B. Treisman and Grindale C. Gamboa, is the general partner of EU Holdings GP, a Luxembourg limited partnership, which is the general partner of EU Holdings. As a result, BCCM III may be deemed to have voting and dispositive power with respect to the securities held by EU Holdings.

(2)

Represents 64,506,034 Class A Shares held by Boloria Investments, a corporation incorporated under the laws of the Netherlands. APG NV is the exclusive investment manager with the power to vote and make all investment decisions with respect to the securities held by Boloria Investments. APG Groep owns all of the voting shares of APG NV and ABP owns a supermajority of the shares of APG Groep. APG NV and APG Groep are corporations incorporated under the laws of the Netherlands. ABP is a pension plan regulated under the laws of the Netherlands. As a result of these relationships, ABP and APG Groep indirectly may be deemed to beneficially own all of the securities over which APG NV exercises investment management and voting discretion. The address of Boloria Investments is Oude Lindestraat 70, 6411EJ Heerlen, Netherlands.

The address of APG NV is Basisweg 10A, 1043AP Amsterdam, Netherlands. The address of APG Groep is Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands. The address of ABP is PO Box 4874, 6401 JL Heerlen, Netherlands.
(3)

Represents 55,290,887 Class A Shares held by Zeta, an exempted company incorporated under the laws of the Cayman Islands with limited liability. Zeta is 50% owned by Einstein, a wholly owned subsidiary of SK, which is a public company whose shares are listed on the Korea Stock Exchange (Stock Code: KRX 034730). The remaining 50% of its equity interest is owned by Datos, which is wholly owned by KTCU, a collective investment scheme in the form of a limited partnership company incorporated and existing under the laws of the Republic of Korea. The general partner of KTCU is IMM. The principal business address for Zeta and Einstein is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. The principal business address for SK is 26 Jong-ro, Jongno-gu, Seoul, South Korea 03188. The principal business address for each of IMM Filing Persons is 152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236.

(4)

Represents 32,018,466 Class A Shares represented by 16,009,233 ADSs directly held by Datalake Limited, a British Virgin Islands company wholly owned by Mr. Liu. The principal business address for Mr. Liu and Datalake Limited is 5th Floor, Building A, Guangqi Cultural Plaza, No. 2899 Xietu Road, Xuhui District, Shanghai, 200235, the People’s Republic of China.

As of the date of this Proxy Statement, our directors and executive officers who are not Supporting Shareholders have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference into this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•

the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•

equity financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022. See “Where You Can Find More Information” beginning on page 121 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at https:// https://investor.chindatagroup.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Parent Party Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this Proxy Statement.

We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this Proxy Statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                                 . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

CHINDATA GROUP HOLDINGS LIMITED

BCPE CHIVALRY BIDCO LIMITED

and

BCPE CHIVALRY MERGER SUB LIMITED

Dated as of August 11, 2023

Exhibits:
Exhibit A	Plan of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 11, 2023 (this “Agreement”), is entered into by and among Chindata Group Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), BCPE Chivalry Bidco Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and BCPE Chivalry Merger Sub Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”). All capitalized terms that are used in this Agreement have the respective meanings given to them in Section 9.5 or elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “CICA”), it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company (as defined in the CICA) and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee of the Board of Directors consisting solely of independent directors of the Company (the “Special Committee”), has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares) and declared that it is advisable, to enter into this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, (b) approved the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, and the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) upon the terms and subject to the conditions set forth herein, and (c) resolved to recommend the approval and authorization by the shareholders of the Company at the Shareholders Meeting of the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, and the consummation of the Transactions (including the Merger);

WHEREAS, (i) the respective boards of directors of Parent and Merger Sub have (a) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the other Transaction Documents to which Parent or Merger Sub is or will be party, and the consummation of the Transactions, and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the other Transaction Documents to which Parent or Merger Sub is or will be party (including for Merger Sub to enter into the Plan of Merger) and to consummate the Transactions upon the terms and subject to the conditions set forth herein and (ii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger, and the other Transaction Documents to which Merger Sub is or will be party, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Investors has entered into a support agreement (each, a “Support Agreement”, and collectively, the “Support Agreements”) with BCPE Chivalry Topco Limited (“Topco”) and Parent, whereby, among other things, (a) to the extent any Investor qualifies as a “Supporting Shareholder” as defined therein, such Investor has agreed to vote in favor of this Agreement, the Plan of Merger and the other Transaction Documents, and the consummation of the Transactions and to take actions in furtherance of the Transactions, in each case on the terms and subject to the conditions set forth therein; and (b) to the extent any Investor qualifies as a “Rollover Shareholder” as defined therein, such Investor has agreed to receive no consideration for cancellation of the Rollover Shares and to subscribe for or otherwise receive newly issued shares of Topco (each, a “Topco Share”) at or immediately prior to the Effective Time, in each case on the terms and subject to the conditions set forth therein;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Sponsors, the Bain Shareholders, BCPE Stack ESOP Holdco Limited, and Bridge Management L.P. (each, a “Guarantor” and collectively, the “Guarantors”) has executed and delivered to the Company a limited guaranty in favor of the Company, dated as of the date hereof, guaranteeing certain payment obligation of Parent under this Agreement, on the terms and subject to the conditions set forth therein (each, a “Limited Guaranty” and collectively, the “Limited Guaranties”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the CICA, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies by the Registrar of Companies in the Cayman Islands (the “Registrar of Companies”) and the Company shall survive the Merger and continue as the surviving company (as defined in the CICA) of the Merger (the “Surviving Company”).

Section 1.2    Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at 9:00 p.m., Hong Kong time, via electronic exchange of documents and signature pages, on the fifteenth (15th) Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of such conditions at the Closing), have been satisfied or, to the extent permitted hereunder and by applicable Law, waived in accordance with this Agreement, or (b) at such other time and place as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement. On or prior to the Closing Date and prior to the Effective Time, Parent shall pay, or cause to be paid, (i) to the Paying Agent such amount as required by Section 2.3(a), and (ii) subject to the Company’s compliance with its obligation to deliver the Prepayment Notice(s) in accordance with Section 6.19(c), to the Existing Agent an amount equal to the full amount of the Prepayment (it being acknowledged that the Company shall pay, or cause to be paid, the accrued but unpaid interest on the CS Facility as at the date of the Prepayment).

Section 1.3    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall (a) cause the Merger to be consummated under the CICA by executing and filing the Plan of Merger with respect to the Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies as provided by Section 233 of the CICA, (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub, in such forms as are required by, and executed in accordance with, the applicable provisions of the CICA.

The Merger shall become effective at the date and time specified in the Plan of Merger upon registration with the Registrar of Companies in accordance with the CICA (such date and time being referred to herein as the “Effective Time”).

Section 1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the CICA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall immediately vest in the Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the CICA and as provided in this Agreement.

Section 1.5    Company Memorandum and Articles of Association. At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, save and except that (a) all references therein to the name “BCPE Chivalry Merger Sub Limited” shall be amended to “Chindata Group Holdings Limited”; (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the CICA and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.10(c).

Section 1.6    Directors and Officers.

(a)    The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.

(b)    The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER

CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)    Treatment of Shares. Each Class A ordinary shares, par value US$0.00001 per share, of the Company (each, a “Class A Share”) and Class B ordinary shares, par value US$0.00001 per share, of the Company (each, a “Class B Share”, and together with each Class A Share, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$4.30 per Share in cash without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been cancelled in exchange for the right to receive the Per Share Merger Consideration as provided in the previous sentence of this Section 2.1(a) shall no longer be issued and outstanding, shall be cancelled and cease to exist, and each former holder of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(b)    Treatment of American Depositary Shares. Each American Depositary Share, representing two (2) Class A Shares (each, an “ADS”, and collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with each underlying Class A Share represented by such ADSs, shall be cancelled in exchange for the right to receive US$8.60 per ADS in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail and apply. The Per ADS Merger Consideration shall be paid by the Paying Agent to the Depositary as the registered holder of such cancelled underlying Class A Shares and distributed by the Depositary to the holders of such ADSs pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement. At the Effective Time, all such ADSs (and such underlying Class A Shares represented by the ADSs) that have been cancelled in exchange for the right to receive the Per ADS Merger Consideration as provided in this Section 2.1(b) shall no longer be issued and outstanding and shall be cancelled, and shall cease to exist, and each former holder of any such ADSs will cease to have any rights with respect to such ADSs (and such underlying Class A Shares represented by the ADSs), except the right to receive the Per ADS Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(c)    Treatment of Excluded Shares. Each of the Excluded Shares and the ADSs representing the Excluded Shares (including, for the avoidance of doubt, the Rollover Shares and ADSs representing the Rollover Shares), in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor. The Parties acknowledge that, for U.S. federal income tax purposes, the Rollover Shares shall be treated as (A) contributed to Topco in consideration of a corresponding amount of newly issued Topco Shares immediately prior to the Effective Time in a transaction intended to be governed by Section 721 of the Code, followed by (B) contributed by Topco to Parent immediately prior to the Effective Time in a transaction intended to be governed by Section 351 of the Code, and the Parties shall not take inconsistent reporting positions for U.S. federal income tax purposes unless required by Law.

(d)    Treatment of Dissenting Shares. Each Share that is issued and outstanding immediately prior to the Effective Time and is held by a holder of Shares who shall have validly exercised and not effectively withdrawn or have not otherwise lost their rights to dissent from the Merger (“Dissenter Rights”), in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration (except as provided in this Section 2.1(d)), and each such Dissenting Shareholder shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA. If any Dissenting Shareholder shall have effectively withdrawn or lost its right to dissent in accordance with the CICA, then as of the later of the Effective Time and the occurrence of such event, the Dissenting Shareholder shall, in respect of its Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to this Section 2.1(d) and such Shares shall not be deemed to be Dissenting Shares.

(e)    Share Capital of Merger Sub. Immediately following cancellation of the Shares and ADSs pursuant to the terms and conditions set out in Section 2.1(a) to Section 2.1(d), each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Surviving Company, which shall be reflected in the updated register of members of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Section 2.2    Treatment of Company Equity Awards.

(a)    Treatment of Company Options.

(i)    Treatment of Vested Company Options. Each Company Option that is outstanding, unexercised, vested and not yet expired as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall, immediately prior to the Effective Time, except as otherwise agreed to in writing between the holder of such Vested Company Option and Parent, without other action by Parent, the Company, or the holder of such Vested Company Option, be cancelled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to (A) the excess of Per Share Merger Consideration over the exercise price of such Vested Company Option, multiplied by (B) the number of Shares underlying such Vested Company Option (subject to any required Tax withholdings as provided in Section 2.3(e)); provided that any Vested Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, and shall be cancelled and cease to exist, and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefor; and

(ii)    Treatment of Unvested Company Options. Each Company Option that is outstanding, unexercised, unvested and not yet exercised immediately prior to the Effective Time (each, an “Unvested Company Option”), shall, except as otherwise agreed to in writing between the holder of such Unvested Company Option and Parent, without other action by Parent, the Company, or the holder of such Unvested Company Option, be cancelled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an employee incentive award to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Topco and in accordance with the Company Share Plan and the award agreement with respect to such Unvested Company Option.

(b)    Payment Procedures and Termination of Company Share Plan. As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that occurs more than five (5) Business Days following the Closing Date, Parent shall cause the Surviving Company to pay to the applicable holders of Vested Company Options, through its payroll system or payroll provider, of all cash amounts required to be paid to such holders in respect of Vested Company Options that are cancelled and converted pursuant to Section 2.2(a)(i) (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). Notwithstanding the foregoing, if any cash payment payable to a holder of Vested Company Options pursuant to Section 2.2(a)(i) cannot be made through the Company’s or the Surviving Company’s payroll system or payroll provider, then the Surviving Company shall issue a check for such payment to such holder (after giving effect to any required Tax withholdings as provided in Section 2.3(e)), which check shall be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date (but in any event on or prior to the next regularly scheduled payroll date). As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Board of Directors or the relevant committee of the Board of Directors, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2. The Company shall take all necessary and appropriate actions to terminate the Company Share Plan and all award agreements thereunder, effective as of, and contingent upon, the Effective Time.

Section 2.3    Exchange of Certificates, etc.

(a)    Paying Agent. Prior to the Closing, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company (including the identity of the paying agent) with a paying agent selected by Parent to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive payments required to be made pursuant to Section 2.1(a), Section 2.1(b) or, when required thereby, Section 2.1(d) (collectively, the “Merger Consideration”). On or prior to the Closing Date and prior to the Effective Time, or in the case of payments pursuant to

Section 2.1(d), when required thereby, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than Dissenting Shares, Excluded Shares and ADSs representing the Excluded Shares) a cash amount in immediately available funds that are sufficient in the aggregate to pay the full amount of Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States, in commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided that no such investment shall affect the amounts payable to the holders of Shares and ADSs (other than holders of Dissenting Shares, Excluded Shares and ADSs representing the Excluded Shares). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable for the Merger Consideration shall be promptly returned to Parent or the Surviving Company, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a) and Section 2.1(d).

(b)    Exchange Procedures.

(i)    Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Company shall cause the Paying Agent to mail or otherwise provide to each former holder of Shares of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than holders of Excluded Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of Certificates or exchange of Book-Entry Shares, as applicable, for the aggregate Per Share Merger Consideration. Promptly following any Shares ceasing to be Dissenting Shares (and in any event within five (5) Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to the applicable shareholders the documents described in the immediately preceding sentence.

(ii)    Certificates. Upon surrender of Certificates to the Paying Agent, (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), each holder of record of one or more Certificates, if any (other than holders of Excluded Shares and Dissenting Shares), shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such surrendered Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates to the Paying Agent. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue a check in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of the number of Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.1(a) and Section 2.1(d).

(iii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares and Dissenting Shares) shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due receipt of by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested.

(iv)    ADSs. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs.

(v)    Interest. No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Section 2.3(b).

(vi)    Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares or ADSs that is not registered in the register of members of the Company maintained by the Company or in the books maintained by the Depositary, as applicable, or if payment of the aggregate Per Share Merger Consideration or the aggregate Per ADS Merger Consideration is to be made to a Person other than the Person in whose name the Certificates, the Book-Entry Shares or ADSs, as applicable, are registered, a cheque for any cash to be exchanged upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of Book-Entry Shares, or due surrender of ADSs, as applicable, may be issued to such transferee or other Person if the Certificates, Book-Entry Shares or ADSs, as applicable, formerly representing such Shares or ADSs are properly presented to the Paying Agent or the Depositary (as applicable) accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(vii)    Expenses. The Surviving Company or Parent shall pay all charges and expenses, of the Company, the Surviving Company and the Paying Agent in connection with the exchange of Shares for the aggregate Per Share Merger Consideration in accordance with this Section 2.3(b)(vii). Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation or termination of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.3(e)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation or termination of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

(c)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand. Any holder of Certificates, Book-Entry Shares or ADSs (in each case, other than Dissenting Shares, Excluded Shares and ADSs representing Excluded Shares) who has not theretofore complied with Section 2.3(b) shall thereafter be entitled to look to the Surviving Company for payment of the relevant aggregate Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e) and deduction of any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement) upon due surrender of evidence of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or delivery of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares or ADSs (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), without any interest thereon and the Surviving Company, subject to the following sentence, shall remain liable for payment of such holder’s claim for the relevant aggregate Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e) and deduction of any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement) payable upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or due receipt by the Surviving Company of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares or ADSs. Notwithstanding anything to the contrary herein, none of the Surviving Company, Parent, any other member of the Parent Parties, the Company, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares or ADSs for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such former holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of all claims of interest of any Person previously entitled thereto.

(d)    Transfers. From and after the Effective Time, the register of members of the Company shall be closed, and there shall be no registration of transfers on the register of members of the Surviving Company of the Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share or ADS is presented, and is acceptable, to the Surviving Company, Parent, the Paying Agent or the Depositary for transfer, subject to compliance with the procedures set forth in this Section 2.3(d), it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof would have been entitled pursuant to Section 2.1(a), Section 2.1(b), or Section 2.1(d) as applicable (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(e) and deduction of any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). The relevant aggregate Merger Consideration paid upon surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or receipt by the Paying Agent, the Depositary, or the Surviving Company, as applicable, of an “agent’s message” or other evidence, if any, as the Paying Agent, the Depositary, or the Surviving Company, as applicable, may have reasonably requested in the case of Book-Entry Shares or ADSs, in each case, in accordance with the terms of this Section 2.3, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates (or affidavits) or Book-Entry Shares or ADSs, as applicable.

(e)    Withholding Rights. Notwithstanding anything herein to the contrary, each of the Paying Agent, the Depositary, Parent, and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, the Depositary, Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, the Depositary, Parent or the Surviving Company, as the case may be.

(f)    Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until they notify the Paying Agent, the Depositary or the Surviving Company, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members maintained by the Company or the books maintained by the Depositary, as applicable, (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company, a check payable to such Person by the Company, in respect of such dividend either (x) has been sent to such Person and has been returned undelivered or has not been cashed or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies due to holders of Shares or ADSs who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of holders of Shares and ADSs who are untraceable. Monies unclaimed after a period of six (6) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

Section 2.4    Dissenting Shares. The Company shall give Parent (a) prompt notice of any written notices of objection, notice of authorization of the Merger, notice of dissent to the Merger or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, written withdrawals of such objections, notices, dissents, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights by the Dissenting Shareholders, and (b) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a Dissenting Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

Section 2.5    Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or ADSs or securities convertible or exchangeable into or exercisable for Shares (including Shares represented by ADSs) issued and outstanding after the date hereof and prior to the Effective Time (including any Company Options) shall have been changed into a different number of Shares or ADSs or securities or a different class as a result of a reclassification, share split (including a reverse share split), combination, share dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction (but excluding any change that results from any exercise of Company Options to purchase Shares or the vesting of any Company Options), then the Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, ADSs and Company Options the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.6    Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Bank of New York Mellon (the “Depositary”) to terminate the deposit agreement, dated September 29, 2020, among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after the Applicable Date and prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements” and (B) in any other section relating to forward-looking statements, in each case of (A) and (B), to the extent they are cautionary, predictive or forward-looking in nature and are not specific factual information contained therein), or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:

Section 3.1    Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, (c) to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case, where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2    Memorandum and Articles of Association.

(a)    The Company has furnished or otherwise made available to Parent, prior to the date hereof, (i) a correct and complete copy of the memorandum and articles of association, as amended to date (the “Memorandum and Articles of Association”), of the Company as currently in effect, and (ii) any other Organizational Documents, as amended to date, of each of the Company and the Company’s material subsidiaries, and each of the foregoing documents is in full force and effect, except with respect to the Organizational Documents set forth in clause (ii), where such failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

(b)    The Company is not in violation of any provision of the Memorandum and Articles of Association in any material respect.

Section 3.3    Capitalization of the Company .

(a)    The authorized share capital of the Company is $50,000 divided into 5,000,000,000 Shares, of which (x) 4,500,000,000 are designated as Class A Shares and (y) 500,000,000 are designated as Class B Shares. As of the close of business in New York City on August 7, 2023:

(i)    733,200,606 Shares are issued and outstanding, of which 406,539,105 are Class A Shares, 326,661,501 are Class B Shares, and no Shares are held by the Company in its treasury;

(ii)    17,289,214 Class A Shares are available for issuance pursuant to the Company Share Plan (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)); and

(iii)    Company Options under the Company Share Plan to acquire 14,910,902 Shares are issued and outstanding (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)).

Except as set forth in Section 3.3(a) hereof, as of the date of this Agreement, (i) all issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) there are no issued and outstanding Equity Securities of the Company other than the Shares.

(b)    All issued and outstanding Shares are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights. There are no accrued and unpaid dividends with respect to any outstanding Shares.

(c)    Each outstanding Company Equity Award (i) was granted in compliance with all applicable Laws, and (ii) was granted in accordance with the terms of the Company Share Plan and the Company’s form of option award agreement provided to Parent prior to the date hereof.

(d)    Except as set forth in Section 3.3(a) hereof and except for the rights under the Control Documents, as of the date of this Agreement, there are (i) no voting trusts, proxies or similar arrangements to which the Company is party or by which the Company is bound with respect to the voting of any share capital of, or other equity or voting interest in, the Company; and (ii) no obligations or binding commitments of any character restricting the transfer of any share capital of, or other equity or voting interest in, the Company to which the Company is party or by which it is bound. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. The Company does not have a shareholder rights plan in effect or outstanding bonds, debentures, notes or other obligations which have the right to vote with the shareholders of the Company on any matter.

Section 3.4    Capitalization of the Company’s Subsidiaries.

(a)    (A) The Equity Securities of each of the Company’s subsidiaries are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by (or with respect to the Controlled Entities, controlled through the Control Documents by) the Company or a subsidiary of the Company, free and clear of all Liens (other than the Controlled Entities to the extent they are subject to and governed by their respective Control Documents), except for Permitted Liens and such transfer restrictions of general applicability arising under the Securities Act. (B) Except for the Equity Securities of the Company’s subsidiaries and except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its subsidiaries owns, directly or indirectly, any Equity Security in any other Person.

(b)    A true and correct copy of an organizational chart showing the ownership structure of each of the Company and its subsidiaries as of the date of this Agreement is set forth in Section 3.4(b) of the Company Disclosure Letter. Except for the share capital, voting securities, or other equity or ownership interests of each of the Company’s subsidiaries (the ownership of which is set forth in the organizational chart in Section 3.4(b) of the Company Disclosure Letter), there are (i) no other issued and outstanding Equity Securities of any of the Company’s subsidiaries; (ii) no voting trusts, proxies or similar arrangements or understandings to which any subsidiary of the Company is party or by which any subsidiary of the Company is bound with respect to the voting of any share capital of, or other equity or voting interest in, such subsidiary; and (iii) no obligations or binding commitments of any character restricting the transfer of any share capital of, or other equity or voting interest in, any subsidiary of the Company to which such subsidiary is party or by which it is bound. No subsidiary of the Company is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Equity Securities of such subsidiary.

Section 3.5    Authority.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions,

subject only to obtaining the Company Requisite Vote. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions have been duly and validly authorized by the Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Merger and the other Transactions other than the receipt of the Company Requisite Vote and the filings and recordation as required by the CICA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b)    At a meeting duly called and held prior to the execution and delivery of this Agreement, acting on the recommendation of the Special Committee, the Board of Directors duly adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders (other than the holders of Excluded Shares) and declared it advisable, to enter into this Agreement, (ii) approving the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (iii) resolving to recommend the approval and authorization of the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is party, and the consummation of the Transactions to the shareholders of the Company at the Shareholders Meeting (the “Recommendation”), and (iv) directing that this Agreement, the Merger and the other Transactions be submitted to the shareholders of the Company at the Shareholders Meeting for their approval. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(c)    The approval and authorization of this Agreement, the Plan of Merger and the Transactions by special resolution passed by the holders of the Shares, being the affirmative vote of the holders of Shares representing at least two-thirds (2/3) of the votes cast by such holders as, being entitled to do so, vote in person or by proxy at the Shareholders Meeting (the “Company Requisite Vote”) in accordance with Section 233(6) of the CICA and the Company’s Organizational Documents is the only vote of the holders of Shares that is necessary pursuant to applicable Law and the Company’s Organizational Documents to approve and authorize the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the other Transaction Documents to which the Company is party, and the consummation of the Transactions.

Section 3.6    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions do not and will not (i) assuming that the Company Requisite Vote has been obtained, breach, violate or conflict with the Memorandum and Articles of Association or any other Organizational Documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except for a Permitted Lien) on any of the material assets of the Company or any of its subsidiaries pursuant to any Contract (including any Lease), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) with the Proxy Statement as an exhibit thereto, and the filing of one or more amendments to the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of NASDAQ, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the CICA, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7    Compliance.

(a)    The Company and its subsidiaries are not, and since the Applicable Date have not been, in violation in any material respect of and are, and since the Applicable Date have been, in compliance in all material respects with, each Law applicable to the Company or any of its subsidiaries or any of its or their respective assets, businesses or properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and as set forth in Section 3.7(a) of the Company Disclosure Letter, as of the date hereof and as of the Effective Time, the Company and its subsidiaries have obtained from any applicable Governmental Entity all Licenses (or any approvals therefor), and all Licenses are effective and passed their respective annual inspection in accordance with applicable Laws and no suspension or cancellation of any of the Licenses (or denial of any application for a License) is pending or, to the knowledge of the Company, threatened. None of the Company and its subsidiaries has received any written notice or communication from any Governmental Entity of any non-compliance with any applicable Laws that has not been cured, except for such non-compliance the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Except as would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole, since the Applicable Date, none of the Company or any of its subsidiaries, any officer or director of any of the foregoing, or, to the knowledge of the Company, agent, employee or other Person acting on behalf of any of the foregoing, is or has been in violation of the Anti-Corruption Laws.

(c)    Since the Applicable Date, to the knowledge of the Company, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, (i) received from any Governmental Entity any written notice, or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation regarding actual or alleged non-compliance with any applicable Anti-Corruption Laws.

(d)    Since the Applicable Date, the Company has instituted and maintained policies and procedures reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws by the Company and its subsidiaries.

(e)    Neither the Company nor any of its subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its subsidiaries, is currently, or has been since the Applicable Date: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

Section 3.8    SEC Filings; Financial Statements.

(a)    The Company has filed or furnished, on a timely basis, all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed by it with, or furnished by it to, the U.S. Securities and Exchange Commission (the “SEC”) since September 30, 2020 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement.

(b)    The audited consolidated financial statements of the Company (including all notes thereto) included in each of the Company’s Annual Reports on Form 20-F filed with the SEC since the Applicable Date complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the SEC Reports complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and year-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated results of operations and cash flows for the periods indicated (subject to year-end adjustments as permitted by GAAP).

(c)    The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, there has not been (i) any “material weakness” and “significant deficiency” in the design or operation of its internal control over financial reporting or (ii) any fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.9    No Undisclosed Liabilities. Except for (a) liabilities or obligations incurred in the ordinary course of business since December 31, 2022; (b) as set forth in the consolidated financial statements of the

Company (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 28, 2023, (c) liabilities or obligations contemplated by this Agreement or (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature that would be required by GAAP to be reflected in a consolidated balance sheet of the Company.

Section 3.10    Indebtedness and Security. Except as set forth in Section 3.10 of the Company Disclosure Letter, (a) neither the Company nor any of its subsidiaries has any secured creditors holding fixed or floating security interests with respect to any securities or assets of the Company or any of its subsidiaries, and (b) neither the Company nor any of its subsidiaries has any outstanding unsecured financial indebtedness.

Section 3.11    Contracts.

(a)    Except for (v) Contracts under which the Company or its subsidiary has no outstanding rights or obligations, (w) this Agreement, (x) the Company Share Plan, (y) each Contract set forth in Section 3.11(a) of the Company Disclosure Letter, and (z) each Contract filed as an exhibit to the SEC Reports as a “material contract” pursuant to the Securities Act, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any Contract that:

(i)    contains covenants that materially limit or purport to materially limit the ability of the Company or any of its subsidiaries, or that, upon the consummation of the Merger would materially limit or purport to materially limit the ability of Parent or any subsidiary of Parent, to compete with any Person in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, during any period of time;

(ii)    other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its subsidiaries, taken as a whole;

(iii)    is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of US$3,000,000 (or its equivalent in RMB or another currency), is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(iv)    prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits the pledging of the capital stock of the Company or any subsidiary of the Company;

(v)    with respect to any acquisition or disposition of assets (including share capital or other equity interest in another Person), whether by merger, sale of shares, sale of assets or otherwise, pursuant to which the Company or any of its subsidiaries has continuing obligations following the date hereof, including indemnification, guarantee, “earn-out” or other contingent or outstanding payment obligations that are material to the Company and its subsidiaries, taken as a whole;

(vi)    relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Securities or Equity Securities of any of the Company’s subsidiaries;

(vii)    is a Control Document;

(viii)    is between the Company or any of its subsidiaries, on the one hand, and a Governmental Entity, on the other hand;

(ix)    is a settlement, conciliation, or similar Contract with any Governmental Entity pursuant to which the Company or any of its subsidiaries will have continuing obligations (other than immaterial obligations ordinarily included in Contracts of this nature) or that involve the payment of more than US$1,500,000 (or its equivalent in RMB or another currency) after the date of this Agreement;

(x)    is a collective bargaining Contract or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(xi)    requires the Company or any of its subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries) in any such case which is in excess of US$2,500,000 (or its equivalent in RMB or another currency);

(xii)    is a loan or other Contract between the Company or any of its subsidiaries, on the one hand, and any director, member of senior management, major shareholder of the Company or any of its subsidiaries holding more than 5% of the voting power of the Company or any of its subsidiaries, on the other hand (other than any Parent Party), including such loan or Contract that is required to be reported under Item 7 of Form 20-F of the SEC, other than in relation to (A) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its subsidiaries, (B) reimbursement for expenses incurred on behalf of the Company or any of its subsidiaries and (C) other employee benefits, including award agreements, notices of grants and other similar documents under any Company Share Plan;

(xiii)    any employment, engagement, consulting, severance, change in control, or other similar Contract of (A) each employee of the Company or any of its subsidiaries at the level of senior vice president of the Company or any of its subsidiaries or above or (B) any other officer, director, employee, or independent contractor of the Company or any of its subsidiaries at base annual compensation in excess of RMB2,000,000 (or its equivalent in USD or another currency), other than, in each case, standard employment agreements that do not provide for severance compensation or other termination pay, retention bonus or change in control benefits; or

(xiv)    is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to the Company or any of its subsidiaries, excluding (A) Off-the-Shelf Software Licenses; (B) non-exclusive licenses of Intellectual Property granted by the Company or its subsidiaries to (x) their customers in the ordinary course of business consistent with past practices or (y) contractors, vendors and service providers for the purpose of performance of services for the Company or any of its subsidiaries where the license is ancillary to the purpose of the underlying contract; (C) confidentiality and non-disclosure Contracts (without the grant of any licenses or rights under any material Intellectual Property) for the performance of services by or for the Company or any of its subsidiaries; (D) agreements with current and former employees, consultants, and contractors entered into on standard forms of the Company or any of its subsidiaries under which such employees, consultants and contractors assign their rights in the Intellectual Property developed in the scope of their employment or engagement to the Company or any of its subsidiaries; (E) Contracts containing an inbound license to the Company or its subsidiaries to use third party Intellectual Property, where such license is (x) non-exclusive, (y) not material to the business of the Company and its subsidiaries, taken as a whole, and (z) incidental to the primary purpose of such Contract; and (F) Open Source Software licenses;

Each Contract set forth (or required to be set forth) in Section 3.11(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the SEC Reports as a “material contract” pursuant to the Securities Act (in each case, excluding the Company Share Plan), is referred to herein as a “Material Contract”.

(b)    As of the date of this Agreement, each of the Material Contracts is valid and binding on the Company or each of its subsidiaries as may be party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past twelve (12) months, (x) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto and no event or condition has occurred that constitutes, or, with or without the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto.

Section 3.12    Absence of Certain Changes or Events.

(a)    Since December 31, 2022 through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1 hereof.

(b)    Since December 31, 2022 there has not occurred any event, development, change, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13    Absence of Litigation. As of the date hereof, except as set forth in Section 3.13 of the Company Disclosure Letter, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or any of their respective assets or properties, including Intellectual Property, other than any such Action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14    Employee Benefit Plans.

(a)    Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), and each other benefit or compensation plan, policy, program, Contract or arrangement (i) in respect of any current or former director, officer, employee, contractor, consultant or individual service provider (collectively, the “Company Employees”), including any bonus or incentive, employment, consulting, severance, separation pay, employee loan, fringe benefits, change in control, retention, stay, transaction or similar bonus, incentive equity or equity-based compensation, phantom equity, deferred compensation, health, welfare or fringe benefit plans, policies, programs, Contracts or arrangements, or (ii) that is contributed to (or required to be contributed to), sponsored or maintained by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any current or contingent obligation or liability, other than a plan, policy, program, or arrangement that is required to be maintained by applicable Law.

(b)    With respect to each Company Plan, the Company has made available to Parent a true and complete copy of, to the extent applicable, the current plan document (and for any unwritten plan, a summary of the material terms), any non-routine correspondence with any Governmental Entity related to a Company Plan, and any related trust agreement or other funding instrument.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, rules and regulations, and nothing has occurred with respect to any Company Plan that could result in a Tax, penalty or other liability of the Company or any of its subsidiaries, and (ii) with respect to each Company Plan, no Actions or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened, and no fact or circumstance exists that could give rise to any such Action or claim. No Company Plan is intended to be qualified under Section 401(a) of the Code. Each Company Plan that is required to be registered or intended to meet certain regulatory or favorable tax treatment requirements has been timely and properly registered and maintained in all material respect in good standing with the applicable regulatory authorities and requirements.

(d)    No Company Plan provides, and neither the Company nor any of its subsidiaries has any current or potential obligation to provide, post-employment or retiree health or welfare benefits, except to the extent required by applicable Laws. With respect to each Company Plan, all material contributions, distributions, reimbursements and premium payments have been timely made, paid or properly accrued. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all employer and employee contributions to each Company Plan required by Law or by the terms of such Company Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, and all Company Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Company Plan that is not required to be funded.

(e)    No Company Plan is, and neither the Company nor any of its subsidiaries maintains, sponsors, participates in, contributes to, or has any obligation to contribute to, or has any other current or contingent liability or obligation under or with respect to a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities. Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation under Title IV of ERISA or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)    Each Company Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code in all material respects.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) could (i) accelerate the time of, or result in the payment, vesting, funding, grant of, or increase the amount of, any compensation or benefit due to or create an entitlement to compensation or benefits for any Company Employee under any Company Plan or otherwise, (ii) result in any breach or violation of or default under, or limit the Company’s or any of its subsidiaries’ right to merge, amend, modify or terminate, any Company Plan, (iii) result in any forgiveness of indebtedness of Company Employees, or (iv) result in any payments or benefits which could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(h)    Neither the Company nor any of its subsidiaries has any current or contingent obligation to indemnify, gross-up or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

Section 3.15    Labor and Employment Matters. Except as set forth in Section 3.15 of the Company Disclosure Letter:

(a)    Neither the Company nor any of its subsidiaries is a party to or bound by any CBA, no Company Employee is represented by any labor union, works council or other labor organization or employee representative body, and no CBA is being negotiated by the Company or any of its subsidiaries. There are no strikes, work stoppages, slowdowns, lockouts, picketing, handbilling, material labor grievances, labor arbitrations, or other material labor disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, and none have occurred since the Applicable

Date. There are no, and since the Applicable Date, there have not been any (i) material claims or allegations of unfair labor practices pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any labor relations tribunal or authority or (ii) union organizing efforts by or involving any Company Employees. Since the Applicable Date, no labor union, works council, other labor organization, or group of employees of the Company or any of its subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority.

(b)    There are no pending or, to the knowledge of the Company, threatened material Actions relating to Company Employees or employment practices.

(c)    The Company and its subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours (including overtime pay requirements and the proper classification and treatment of individuals as non-employee contractors or consultants), social security payments and housing fund contribution, mandatory provident fund or other statutory pension contribution, immigration, discrimination, harassment, retaliation, disability rights and benefits, restrictive covenants, plant closures and layoffs, workers’ compensation and workplace injury insurance, labor relations, employee leave and holiday requirements, and unemployment insurance.

(d)    No executive officer or employee of the Company or any of its subsidiaries, with annualized compensation at or above RMB2,000,000 (or its equivalent in USD or another currency), has given notice that he or she plans to terminate employment with the Company or the applicable subsidiary.

(e)    Except as would not result in material liability for the Company or any of its subsidiaries, (i) the Company and each of its subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contracts, and Company policy; and (ii) each individual who currently provides or in the past three (3) years has provided services to the Company or any of its subsidiaries and who is or was classified as an independent contractor consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(f)    To the knowledge of the Company, no Company Employee is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other similar obligation: (i) owed to the Company or any of its subsidiaries; or (ii) owed to any third party with respect to such individual’s right to be employed or engaged by the Company or any of its subsidiaries.

(g)    Since the Applicable Date, the Company and each of its subsidiaries have promptly, thoroughly, and impartially investigated all claims of sexual harassment or other harassment, discrimination or retaliation allegations of which any of them are or have been aware. Neither the Company nor any of its subsidiaries: (i) reasonably expects any material liabilities with respect to any such allegations, or (ii) is aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company or any of its subsidiaries that, if known to the public, would bring the Company or any of its subsidiaries into material disrepute.

Section 3.16    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies (including any self-insurance or “fronting” insurance programs maintained by the Company or any of its subsidiaries) of the Company and its subsidiaries, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.17    Properties.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have good and marketable title to each Owned Real Property, free and clear of all Liens, except for Permitted Liens. With respect to each Owned Real Property: (i) except as set forth in Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (ii) other than the right of Parent and Merger Sub pursuant to this Agreement and the statutory rights of first refusal of any lessee under the applicable Laws, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)    Each Lease is legal, valid, binding, enforceable and in full force and effect, and neither the Company or any of its subsidiaries (as a party to such Lease) nor, to the knowledge of the Company, any other third party to such Lease, is in material breach or default under such Lease. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, each of the Company and its subsidiaries has a good and valid leasehold or subleasehold interest in each relevant parcel of the material Leased Real Property, free and clear of all Liens, except for Permitted Liens.

Section 3.18    Tax Matters.

(a)    The Company and each of its subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes whether or not shown as due on such filed Tax Returns, and have withheld all amounts of Taxes required to be withheld from amounts owing to any employee, creditor, equity holder, or other third party; and (iii) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver or extension has not yet expired.

(b)    No Tax audits, examinations, investigations or other proceedings with respect to material Taxes of or with respect to the Company or any of its subsidiaries are currently pending and neither the Company nor any of its subsidiaries has received a written notice from a Tax authority of an upcoming audit, examination, investigation or other proceeding with respect to material Taxes.

(c)    There are no Liens on any of the material assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP.

(d)    Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Law.

(e)    Neither the Company nor any of its subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) as a result of being a member of a combined, unitary, consolidated or similar tax group, or as a transferee or successor, by Contract or otherwise, or (ii) is a party to or bound by (A) any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes, or (B) any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial Contracts not primarily related to Tax or any agreement among or between only the Company or any of its subsidiaries).

(f)    No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)    The subsidiaries of the Company located in the PRC have, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Entities. Any submissions made on behalf of the Company or any of its subsidiaries to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates were accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened.

(h)    None of the Company or any of its subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax Return.

(i)    For purposes of this Agreement:

(i)    “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, escheat or unclaimed property, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(ii)    “Tax Law” means any Law relating to Taxes; and

(iii)    “Tax Return” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Tax authority, including any information return, claim for refund, declaration of estimated Tax or amendment to any of the foregoing.

Section 3.19    Schedule 13E-3; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, or (b) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”), on the date it (and any amendment or supplement thereto) is first filed as an exhibit to the Schedule 13E-3 with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent supplied by or on behalf of the Company or any of its subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included or incorporated by reference in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 3.20    Intellectual Property.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its subsidiaries exclusively owns or has valid and enforceable rights to use all Intellectual Property used or held for use in the businesses of the Company and its subsidiaries as currently conducted (collectively, “Company Intellectual Property”). The Company or one of its subsidiaries exclusively owns all right, title, and interest in and to all Intellectual Property set forth in Section 3.20(a) of the Company Disclosure Letter or otherwise owned by the Company or its subsidiaries (collectively, the “Owned Intellectual Property”) free and clear of all Liens (except for Permitted Liens). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, all material Company Intellectual Property shall be available for use by the Company and its subsidiaries immediately after the Closing on substantially similar terms and conditions to those under which the Company and its subsidiaries owned or used such Intellectual Property immediately prior to the Closing.

(b)    For the past three (3) years, to the knowledge of the Company, (i) none of the Company and its subsidiaries nor the conduct of their businesses infringes, dilutes, misappropriates or otherwise violates, or has infringed, diluted, misappropriated, or otherwise violated, the Intellectual Property of any third party; and (ii), none of the material Owned Intellectual Property has been infringed, diluted, misappropriated or otherwise violated, or is being infringed, diluted, misappropriated or otherwise violated by any third party in any material respect.

(c)    To the knowledge of the Company, none of the Owned Intellectual Property is subject to any outstanding settlement or order by which the Company or any of its subsidiaries is bound. All of the material Owned Intellectual Property is subsisting, and to the knowledge of the Company, valid and enforceable. None of the Company and its subsidiaries are, or have for the past three (3) years been, a party to any Action or received any notice in writing, and no such Action has been threatened in writing (including “cease and desist” letters and offers or requests to take a license to avoid an Action), in each case, that relates to any material Intellectual Property, including any challenge of the ownership, use, validity or enforceability of any material Owned Intellectual Property, or any allegation of infringement, dilution, misappropriation or other violation of any material Intellectual Property.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have taken commercially reasonable steps to protect and maintain the Company Data, Personal Data, Owned Intellectual Property and Company Systems, including in accordance with the Company’s policies, contractual obligations, and Laws applicable thereto. To the knowledge of the Company, in the past two (2) years there have been no material Security Incidents.

(e)    The Company and its subsidiaries are in material compliance with all licenses and other Contracts in effect as of the date hereof with respect to Third-Party Components.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its subsidiaries (i) own or have valid and enforceable rights to use the Company Systems; and (ii) are in compliance with, in all material respects, the terms and conditions of the Contracts relating to such Software. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Systems (A) are sufficient for the operation of the businesses of the Company and its subsidiaries as currently conducted, and (B) are in good working condition (accounting for normal wear and tear) in all material respects. To the knowledge of the Company, the Company Systems are free from Malicious Code adversely affecting the Company Systems or the businesses of the Company and its subsidiaries in any material respect. To the knowledge of the Company, in the past two (2) years there has been no material failure of the Company Systems that has not been remediated in all material respects.

(g)    The Company and its subsidiaries own all right, title, and interest in and to all material Intellectual Property created or developed by, for, or under the direction or supervision of the Company or its subsidiaries. Each current and former employee, consultant, and contractor of the Company and its subsidiaries who has been or is involved in the creation or development of any such material Intellectual Property, has entered into a written agreement with the Company or one of its subsidiaries, as applicable, assigning to the Company or such subsidiary all Intellectual Property created or developed by such Person within the scope of such Person’s duties to the Company or one of its subsidiaries, as applicable.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has developed its proprietary Software in combination with Open Source Software or has used any Open Source Software in a manner that requires the distribution or licensing of any proprietary Software included in Owned Intellectual Property in source code form to third parties.

(i)    Neither the Company nor any of its subsidiaries (i) has disclosed, distributed, licensed or made available to any Person any source code for any material Software included in any Owned Intellectual Property, or (ii) is subject to any duty or obligation (whether present, contingent or otherwise) to disclose, distribute, license or make available to any Person any such source code, including under any escrow arrangement, except, in each case, pursuant to confidentiality or non-disclosure agreements or obligations that reasonably protect the interest of the Company and its subsidiaries in and to such source code. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries are, and have been in the past three (3) years, in compliance with all Data Privacy and Security Requirements in all material respects. None of the Company and its subsidiaries are, or have for the past three (3) years been, a party to any Action or received any notice in writing, and no such Action has been threatened in writing, in each case, that relates to any violation of any Data Privacy and Security Requirements in any material respect.

Section 3.21    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its subsidiaries are and have for the past three (3) years been, in compliance with all applicable Environmental Laws, which compliance has included applying for, obtaining, maintaining and complying with all material Licenses required under such applicable Environmental Laws; and (b) neither the Company nor any of its subsidiaries is subject to any Action or Order or has received any written notice regarding any actual or alleged violation of or liability (contingent or otherwise) under any Environmental Law; and (c) to the knowledge of the Company, there has been no release or disposal of, contamination by, or exposure of any Person to any substance, material or waste so as to give rise to any material liability for the Company or any of its subsidiaries under any Environmental Law. For purposes of this Agreement, “Environmental Laws” means all applicable Laws regarding pollution or protection of the environment, or the effect of the environment or hazardous or toxic substances, materials or wastes on public or worker health or safety.

Section 3.22    Opinion of Financial Advisor. The Special Committee has received the written opinion of Citigroup Global Markets Asia Limited (the “Financial Advisor”), financial advisor to the Special Committee, dated as of the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, and qualifications set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) pursuant to this Agreement are fair, from a financial point of view, to such holders. A signed true and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Special Committee and execution of this Agreement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub, Topco or any of their respective Affiliates, Representatives or actual or potential sources of Equity Financing, Debt Financing or any other financing.

Section 3.23    Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Section 3.24    VIE Entities and Control Documents. As of the date of this Agreement, pursuant to the Control Documents with respect to each VIE Entity, the WFOE has had exclusive control over such VIE Entity and its subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of such VIE Entity and its subsidiaries. As of the date of this Agreement, each of the Control Documents is valid and binding, in full force and effect and enforceable against each party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally), and none of the parties thereto is in default or breach under any of the Control Documents in any material respects, under which the Company is permitted under applicable Laws and accounting conventions to properly consolidate the financial results of the Controlled Entities in the consolidated financial statements of the Company in accordance with the GAAP. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received any oral or written inquiries, notifications or any other form of official correspondence from any Government Entities challenging or questioning the legality or enforceability of any of the Control Documents.

Section 3.25    Anti-takeover Provisions. There are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other similar forms of anti-takeover statutes or regulations enacted under any Laws, or “poison pills”, “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of capital stock of the Company, or similar provisions under the Organizational Documents of the Company and its subsidiaries (collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or the other Transactions. The Company has taken all necessary actions to exempt this Agreement, the Merger and the other Transactions from any Takeover Statute applicable to this Agreement, the Merger or the other Transactions.

Section 3.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificate delivered in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1    Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has made available to the Company (i) complete and correct copies of its Organizational Documents, as currently in effect, and (ii) a true and complete list of all directors and executive officers of Parent and Merger Sub, as of the date hereof.

Section 4.2    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary corporate or similar action of each of Parent and Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize or approve this Agreement, to perform their respective obligations hereunder, or to consummate the Transactions (other than the filing of the Plan of Merger with the Registrar of Companies pursuant to the CICA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not (i) breach, violate or conflict with the memorandum and articles of association or other governing documents of each of Parent and Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except for a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other Transactions by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, including the joining of Parent and Merger Sub (and their Affiliates) in the filing of the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto), and the filing of one or more amendments to the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of NASDAQ, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the CICA, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Except as set forth in Section 4.3(c) of the Parent Disclosure Letter, Merger Sub has no secured creditors holding a fixed or floating security interest. As of immediately prior to the Closing, the consent of each holder of a fixed or floating security interest of the Merger Sub to the Merger will have been obtained.

Section 4.4    Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any Order, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5    Capitalization, Operations and Ownership of Parent and Merger Sub.

(a)    The authorized share capital of Parent consists solely of 5,000,000 ordinary shares, par value US$0.01 per share, one (1) of which is validly issued and outstanding as of the date of this Agreement. Parent has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) as may be incidental to its formation and the maintenance of its existence.

(b)    The authorized share capital of Merger Sub consists solely of 5,000,000 ordinary shares, par value US$0.00001 per share, one thousand (1,000) of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Effective Time in connection with the Transactions based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7    Financing.

(a)    As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (i) the executed commitment letter(s), dated June 28, 2023, from the financial institutions named therein (as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided the aggregate principal amounts available for drawdown on or prior to the Closing Date set forth therein (the “Debt Financing”) for the purposes of funding the Transactions, and related fees, costs, expenses and other agreed purposes, (ii) the executed equity commitment letters, dated as of the date hereof, between Parent and each of the Sponsors, respectively (including all exhibits, schedules and annexes thereto (if any), as may be amended, supplemented or otherwise modified from time to time, collectively, the “Equity Commitment Letters”), pursuant to which such Sponsor has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (collectively, the “Cash Financing”), and (iii) the Support Agreements (together with the Equity Commitment Letters, collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, collectively, the “Financing Commitments”), pursuant to which, subject to the terms and conditions therein, any Investor that qualifies as a “Rollover Shareholder” as defined therein have committed to receive no consideration for cancellation of the Rollover Shares, to subscribe for or otherwise receive newly issued shares of Topco at or immediately prior to the Effective Time and to consummate the Merger and other Transactions (together with the Cash Financing, collectively, the “Equity Financing” and together with the Debt Financing and/or if applicable, the Replacement Debt Financing or the Alternative Financing, collectively, the “Financing”). The Equity Financing Commitments provide that the Company is a third party beneficiary thereof, subject to the terms and conditions set forth therein. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception.

(b)    None of the Financing Commitments has been amended or modified prior to the date of this Agreement. As of the date of this Agreement, no such amendment or modification is contemplated save for any amendment, supplement or modification (i) of the Debt Financing Commitments which is or will be made in compliance with Section 6.11(a) and (ii) of the Equity Financing Commitments which is or will be made in compliance with the terms of the Equity Commitment Letters or the Support Agreements. As of the

date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission by Parent and/or Merger Sub, or to the knowledge of Parent and Merger Sub, other parties thereto, is contemplated. Unless otherwise explicitly agreed by the Parties to this Agreement, each of Parent and Merger Sub will pay when due all fees arising under the Financing Commitments as and when they become due and payable pursuant to the terms and conditions of the Financing Commitments; provided that any payment due and payable on the Closing Date shall be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Financing on the Closing Date.

(c)    Except (i) for fee letters and customary engagement letters and customary related fee letters in respect of permanent financing in lieu of all or part of the Debt Financing or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a) (none of which adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing) (in each case, complete copies of which have been provided to the Company, with only fee amounts, interest rates, market flex provisions (if applicable) and other customary threshold amounts, economic terms and “securities demand” related provisions, if any, redacted) and (ii) as expressly set forth in the Debt Financing Commitments, as of the date hereof, there are no side letters or Contracts to which Parent or Merger Sub is a party that imposes conditions, affects the availability of or modifies, amends or expands the conditions to the funding of the Debt Financing or the Transactions. Without prejudice to the above, (x) none of the redacted terms of any documents relating to the Debt Financing or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a) shall (1) reduce the amount of the Debt Financing or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a) below the amount that, together with the Equity Financing Commitments, is required to consummate the Transactions, (2) impose any new condition or otherwise (from the standpoint of Merger Sub and/or Parent) adversely amend, modify or expand any conditions precedent to the Debt Financing or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a) or (3) adversely affect the enforceability or impair the validity of, or prevent, impede or delay the consummation of, the Debt Financing or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a) at Closing and (y) there are no conditions precedent or other contingencies or conditions related to the Financing other than those conditions expressly set forth in the unredacted provisions of the Financing Commitments.

(d)    As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Financing Commitments on the part of Merger Sub and/or Parent or, to the knowledge of Merger Sub and Parent, any other parties thereto that would prevent or delay Parent’s or Merger Sub’s ability to consummate the Transactions in compliance with the terms of this Agreement. As of the date hereof, each of Parent and Merger Sub has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available to Parent or Merger Sub on the Closing Date. Assuming (x) the conditions in Section 7.1 and Section 7.2 are satisfied or waived, and (y) the Financing is funded in accordance with the Financing Commitments (including any flex provision), Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Merger, the other Transactions and the Financing and (iii) finance the Prepayment in full.

Section 4.8    Limited Guaranties. Parent has furnished the Company with a true, complete and correct copy of each Limited Guaranty. Each Limited Guaranty has been duly and validly executed and delivered by the Guarantor executing such Limited Guaranty and is in full force and effect. Each Limited Guaranty is a (a) legal, valid and binding obligation of the applicable Guarantor and (b) enforceable in accordance with its respective terms against such Guarantor, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there is no default under any Limited Guaranty by any Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any Guarantor.

Section 4.9    Ownership of Shares. Except as disclosed in Section 4.9 of the Parent Disclosure Letter, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates, or to the knowledge of Parent, any other Parent Party, beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any other Company Securities.

Section 4.10    Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, and (b) the representations and warranties of the Company in Article III are true and accurate in material respects, then immediately following the Effective Time and after giving effect to all of the Transactions, including the Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Company or its subsidiaries which become due or payable by the Surviving Company and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Company and each of its subsidiaries, on a consolidated basis, will not be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature).

Section 4.11    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (b) the Proxy Statement, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents and information supplied by or on behalf of Parent Parties or their Representatives for inclusion in the Schedule 13E-3 and the Proxy Statement, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statement made in any of the foregoing documents based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement.

Section 4.12    Parent Parties Contracts. Except for (x) the Support Agreements, the Limited Guaranties and the Equity Commitment Letters and (y) the arrangements set forth in Section 4.12 of the Parent Disclosure Letter (collectively, the “Parent Parties Contracts”), there are (a) no Contracts relating to the Transactions between two or more of the following Persons: each of the Parent, Merger Sub, Investors, the Sponsors, the Guarantors or any of their respective Affiliates (excluding the Company and its subsidiaries) (collectively, the “Parent Parties”), and (b) no Contracts (whether oral or written) (i) between any Parent Party, on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees, shareholders or holders of ADS (excluding any Investor), on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any holder of Shares or ADSs would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) pursuant to which any holder of Shares or ADSs has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 4.13    Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Section 4.14    Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided with adequate access to the personnel, properties, facilities and records of the Company and its subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement).

Section 4.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificate delivered by Parent or Merger Sub in connection with this Agreement, none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (i) as contemplated or permitted by the Transaction Documents, (ii) as specifically set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Laws, or (iv) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    the Company shall and shall cause its subsidiaries to, (i) conduct its and their respective businesses in the ordinary course of business consistent with past practice and in compliance with all applicable Laws in all material respects and (ii) use its and their respective commercially reasonable efforts to preserve substantially intact its and each of its subsidiaries’ business organization and material business relationships (including with the existing key customers, suppliers, employees and lessors), and

(b)    without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to do any of the following:

(i)    amend, adopt any amendment to or otherwise change its Memorandum and Articles of Association or other Organizational Documents;

(ii)    effect or commence any complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, reorganization, or similar transaction;

(iii)    merge or consolidate the Company or any of its subsidiaries with any other Person, except for any such transactions among the Company’s wholly-owned subsidiaries;

(iv)    make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business consistent with past practice, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof, (C) acquisitions or investments not to exceed US$10,000,000 (or its equivalent in RMB or another currency) in a single transaction or series of related transactions, or (D) investments in any wholly-owned subsidiaries of the Company;

(v)    issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of) any Company Securities or Equity Securities of any of the Company’s subsidiaries, except for (A) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company, (B) any issuance of Shares upon the exercise of Company Options outstanding on the date hereof in accordance with their terms in effect on the date hereof, (C) withholding of securities of the Company to satisfy Tax obligations with respect to Company Options, (D) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or the net exercise of Company Options to the extent required in accordance with the terms thereof in effect on the date hereof, or (E) pursuant to existing Contracts in effect as of the date hereof;

(vi)    reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any Company Security or any Equity Security of any of the Company’s subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Equity Awards in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Equity Awards, in each case, in accordance with their terms in effect on the date hereof, (B) the withholding of Shares to satisfy Tax obligations with respect to Company Equity Awards in accordance with their terms in effect on the date hereof or pursuant to applicable Law, (C) the acquisition by the Company of Shares in connection with the forfeiture of Company Equity Awards in accordance with their terms in effect on the date hereof, (D) purchase, transfer or other disposal between or among the Company and its wholly owned subsidiaries, or (E) pursuant to existing Contracts in effect as of the date hereof;

(vii)    create or incur any Lien, other than Permitted Liens, on any assets of the Company or its subsidiaries, other than (A) increased obligations under existing Liens resulting from indebtedness incurred in accordance with Section 5.1(b)(xiii), (B) with respect to assets with a value of less than $10,000,000 (or its equivalent in RMB or another currency) in the aggregate, (C) as required pursuant to existing Contracts in effect as of the date hereof as set forth in Section 5.1(b)(vii) of the Company Disclosure Letter, or (D) in the ordinary course of business;

(viii)    authorize or make any loans, advances (other than any advance or prepayment for any capital expenditure otherwise permitted under Section 5.1(b)(xi)), capital contributions to, or other investments in, any Person (other than the Company or any of its wholly owned subsidiaries) in excess of US$ $5,000,000 (or its equivalent in RMB or another currency) in the aggregate;

(ix)    sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement or covenant not to assert with respect to, grant any rights under, or subject to any Lien (other than Permitted Liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of any material Intellectual Property, or any disclose, license, release, deliver, escrow or otherwise make available or grant any rights to any source code), or dispose of any assets, rights or properties (including Owned Real Property and material

Intellectual Property) other than (A) sale or disposition of inventory (or, in the case of Intellectual Property, non-exclusive licenses or covenants not to sue) in the ordinary course of business consistent with past practice, (B) pursuant to existing Contracts in effect as of the date hereof, (C) between or among the Company and its wholly owned subsidiaries, (D) with respect to tangible assets, with a value of less than US$5,000,000 (or its equivalent in RMB or another currency) in a single transaction or series of related transactions, or (E) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete Intellectual Property registrations expiring at the end of their statutory terms;

(x)    declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock, (except for any dividend or distribution by a subsidiary of the Company to the Company or any subsidiary of the Company);

(xi)    authorize or make any capital expenditures which are, in the aggregate, in excess of US$10,000,000 (or its equivalent in RMB or another currency), other than expenditures necessary to maintain assets in good repair consistent with the past practice;

(xii)    other than (x) as required or contemplated by the terms of any Contract in effect as of the date hereof in accordance with its terms as of the date hereof, or (y) in the ordinary course of business consistent with prior practice, (A) enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, or (B) modify or amend in any material respect, terminate, permit to expire or waive any material rights or obligations under any Material Contract;

(xiii)    except for intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of US$10,000,000 (or its equivalent in RMB or another currency), or modify in any material respect the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a wholly-owned subsidiary of the Company), in each case, in excess of US$10,000,000 (or its equivalent in RMB or another currency), other than (A) guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of subsidiaries of the Company, (B) the incurrence or guarantee of indebtedness under any existing credit facilities or other Contracts as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such indebtedness, or (C) in the ordinary course of business;

(xiv)    except as required by Law or as required pursuant to this Agreement or as required by the terms of any Company Share Plan as in effect on the date hereof, (A) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any current or former Company Employees (except for increases in base compensation to Company Employees whose annual compensation is below US$300,000 (or its equivalent in RMB or another currency) as contemplated in the annual budget made available to Parent that do not cause an increase in five percent (5%) of the aggregate global annual base salaries in effect as of the date hereof (B) make, announce or grant any incentive compensation (including equity, equity-based or phantom incentive compensation), bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former Company Employees, other than in connection with an ordinary course hiring of employees, solely to the extent such hiring is permitted under Section 5.1(b)(xiv)(E), with terms and in target amounts that are substantially the same as those provided to similarly situated employees, (C) establish, adopt, enter into, materially amend or terminate any Company Plan or any other compensation or benefit plan, program, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement, (D) loan or advance any money or any other property to any current or former Company Employee at the level of senior vice president or above or whose annual compensation is in excess of US$300,000 (or its equivalent in RMB or another currency), (E) hire (other than an ordinary course hiring of employees whose annual base compensation is less than US$300,000 (or its equivalent in RMB or another currency)) or terminate (other than for cause) any Company Employee, or (F) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise);

(xv)    make any material change in any accounting principles, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

(xvi)     (A) make any change to any method of accounting for any material Tax, (B) make, revoke, or change any material Tax election, (C) surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement or other ruling or written agreement with a Tax authority with respect to a material amount of Taxes, (E) amend any material Tax Return, (F) settle or compromise any material Tax audit or proceeding, or (G) fail to pay any material Tax due and owing;

(xvii)    enter into or negotiate any CBA, or organize or certify any labor union or other labor organization as the bargaining representative for any Company Employees;

(xviii)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulation promulgated thereunder;

(xix)    waive, release, settle or compromise any Action, other than settlements or compromises of any Action (A) that only involve payment of money damages where the amounts paid does not exceed US$5,000,000 (or its equivalent in RMB or another currency) individually, (B) in the ordinary course of business, or (C) pursuant to or in connection with the Transaction Documents;

(xx)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

(xxi)    enter any new line of business outside of its existing business as of the date hereof that is material to the Company and its subsidiaries, taken as a whole; or

(xxii)    agree, authorize or commit to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xxi).

Section 5.2    Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action or fail to take any action (including any action with respect to a third party), which is intended to or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to effecting the Merger becoming incapable of being satisfied or have a Parent Material Adverse Effect.

Section 5.3    No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1 and Section 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Schedule 13E-3; Proxy Statement.

(a)    As promptly as reasonably practicable after the date of this Agreement, the Company shall, with the cooperation and assistance of Parent and Merger Sub, prepare the Proxy Statement relating to authorization and approval of this Agreement, the Plan of Merger and the Transactions (including the Merger). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use their reasonable best efforts to cause the initial Schedule 13E-3 (with the initial Proxy Statement filed as an exhibit) to be filed with the SEC as promptly as practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.

(b)    Each of the Company, Parent and Merger Sub shall furnish all information concerning such Party and its Affiliates, if applicable, to the other Parties as reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. If at any time prior to the Effective Time, the Company, Parent or Merger Sub discovers any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement and the Schedule 13E-3 so that the Proxy Statement and the Schedule 13E-3 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, however, that each Party makes no representation or warranty with respect to any statement made in the Proxy Statement and the Schedule 13E-3 based on information supplied by any of the other Parties or any of their Representatives which is contained or incorporated by reference in the Proxy Statement and the Schedule 13E-3. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly notify the other Party upon the receipt of any correspondences from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or the Schedule 13E-3 and shall provide the other Party with copies of all correspondences between such Party and the SEC relating to the Proxy Statement or the Schedule 13E-3. Subject to applicable Law, prior to filing or mailing the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) with the SEC or responding to any comments, requests or other correspondences of the SEC, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (i) provide the other Party a reasonable opportunity to review and comment on such document or response and (ii) consider in good faith all comments reasonably proposed by the other Party. As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3, the Company shall cause the Proxy Statement to be mailed to holders of Shares, including Shares represented by ADSs, as of the record date established for the Shareholders Meeting promptly.

(c)    Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it specifically for use in the Proxy Statement or the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect.

Section 6.2    Shareholders Meeting; Board Recommendation.

(a)    The Company, acting through its Board of Directors, shall as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, take all actions required under the CICA, the Memorandum and Articles of Association and the applicable requirements of the NASDAQ necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable (but in any event no later than forty-five (45) days after the date of mailing the Proxy Statement) an extraordinary general meeting of the Company for the purpose of approving this Agreement, the Plan of Merger and the Transactions (including any adjournment thereof, the “Shareholders Meeting”); provided that the Company may adjourn such meeting solely to the extent required by Law.

(b)    The Company, acting through its Board of Directors, shall, subject to Section 6.3(c) and Section 6.3(d), (i) make the Recommendation and include in the Proxy Statement the Recommendation and (ii) use its reasonable best efforts to obtain the Company Requisite Vote. The Board of Directors (and each of its committees) shall not (1) fail to include the Recommendation in the Proxy Statement, (2) withdraw, modify, qualify or change the Recommendation in a manner adverse to Parent or Merger Sub, (3) publicly recommend to the shareholders of the Company an Acquisition Proposal or enter into any Alternative Acquisition Agreement, (4) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.3(e) with respect to such tender offer or exchange offer shall not be deemed a Change of Recommendation if such communication is made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (5) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (1) through (5), a “Change of Recommendation”).

(c)    Notwithstanding anything to the contrary contained in this Agreement, in the event that subsequent to the date hereof, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee makes a Change of Recommendation or shall have provided any notice of its intent to make a Change of Recommendation pursuant to Section 6.3, the Company shall nevertheless convene the Shareholders Meeting and submit this Agreement for purposes of obtaining the Company Requisite Vote, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the authorization and approval of this Agreement, the Plan of Merger and the Transactions (including the Merger) shall be the only matters (other than procedural matters) proposed to be voted upon by the shareholders of the Company at the Shareholders Meeting.

Section 6.3    No Solicitation of Transactions.

(a)    From the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII:

(i)    the Company and its subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly:

(A)    solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(B)    engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(C)    provide any non-public information or data concerning the Company or any of its subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger

Sub) with the intent to induce the making, submission or announcement of an Acquisition Proposal or the intent to encourage, facilitate or assist an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(D)    approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal (each, an “Alternative Acquisition Agreement”);

(E)    amend or grant any waiver or release under any confidentiality, standstill or similar agreement, to which the Company or any of its subsidiaries is a party, with respect to any class of equity interests of the Company or any of its subsidiaries in connection with any Acquisition Proposal (provided that if the Board of Directors determines in its good faith judgement upon the recommendation of the Special Committee, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make an Acquisition Proposal to the Board of Directors on a confidential basis); or

(F)    resolve, propose or agree to do any of the foregoing; and

(ii)    except as expressly permitted by this Section 6.3, the Company and its subsidiaries shall, and shall cause its subsidiaries and its and their respective directors and officers to, and shall direct their respective Representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (A) terminate all access of any Person (other than Parent and its Representatives) to any electronic data room maintained by the Company in connection with any Acquisition Proposal and (B) request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of any Acquisition Proposal, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Requisite Vote, the Company, its subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3 (in each case other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub):

(i)    contact the Person or group of Persons who has made such Acquisition Proposal solely (A) to clarify and understand the terms and conditions thereof solely to the extent the Board of Directors (upon the recommendation of the Special Committee), or the Special Committee, shall have determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (B) to notify such Person of the restrictions of this Section 6.3;

(ii)    provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; or

(iii)    engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 6.3(b)(ii) or Section 6.3(b)(iii) above, the Board of Directors (upon the recommendation of the Special Committee), or the Special Committee, shall have determined in its good faith judgement based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(c)    Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 6.3, at any time prior to obtaining the Company Requisite Vote, the Board of Directors or the Special Committee may effect a Change of Recommendation in connection with an Acquisition Proposal, if and only if:

(i)    the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgement after consultation with its independent financial advisor and outside legal counsel, in response to an unsolicited bona fide Acquisition Proposal that did not result from any material breach of this Section 6.3, that such Acquisition Proposal constitutes a Superior Proposal and that failure to effect a Change of Recommendation with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws;

(ii)    prior to effecting a Change of Recommendation in connection with an Acquisition Proposal in accordance with this Section 6.3(c), (A) the Company shall have provided prior written notice (the “Change Notice”) to Parent that the Board of Directors has resolved to effect a Change of Recommendation pursuant to Section 6.3(c)(i), describing in reasonable detail the reasons for such Change of Recommendation (which notice shall specify the identity of the party making the Acquisition Proposal and the material terms thereof (including the consideration offered therein) and shall be delivered with complete copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal), and (B) the Company (1) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change Notice (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time (the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or the Financing Commitments so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (2) shall permit Parent and its Representatives during the Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new Change Notice to Parent and comply again with the requirements of this Section 6.3(c)(ii) with respect to such new Change Notice; provided, further, that with respect to the new Change Notice to Parent, the Notice Period shall be deemed to be a two (2) Business Day period rather than the five (5) Business Day period first described above; and

(iii)    following the end of the Notice Period (and any renewed period thereof), the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee shall have determined in its good faith judgement (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement or the Financing Commitments, and any other information provided by Parent, that the Acquisition Proposal continues to constitute a Superior Proposal and failure to effect a Change of Recommendation with respect to such Acquisition Proposal would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, if an Intervening Event has occurred, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee may make a Change of Recommendation (other than in response to a Superior Proposal, which shall be governed by Section 6.3(c)) if (i) the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment after consultation with its independent financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company shall have provided a prior written notice to Parent (the “Intervening Event Notice”) that the Board of Directors intends to effect a Change of Recommendation in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail; (iii) after providing such Intervening Event Notice and prior to making such Change of Recommendation in connection with such Intervening Event, the Company (A) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Intervening Event Notice (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time (the “Intervening Event Notice Period”), negotiate in good faith with Parent and its Representatives (to the extent that Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or the Financing Commitments in a manner that obviates the need for such Change of Recommendation or so that failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Laws, and (B) shall permit Parent and its Representatives during the Intervening Event Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iv) following the end of such Intervening Event Notice Period, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee shall have determined in its good faith judgement (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement or the Financing Commitments, and any other information provided by Parent, that failure to effect a Change of Recommendation with respect to such Intervening Event would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e)    Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Board of Directors (or the Special Committee) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or from making any legally required disclosure.

(f)    The Company agrees that it will as promptly as practicable (and, in any event, within forty-eight (48) hours) notify Parent in writing if it or, to its knowledge, any of its Representatives becomes aware that any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing, and such notice shall expressly state the identity of the Person or group of Persons making such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and the material terms and conditions of such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal), together with copies of any written materials relating thereto provided to the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing, and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of any material change to the terms of any such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and the status of any such discussions or negotiations, together with copies of any written materials relating thereto provided to the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing.

(g)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and Merger Sub) relating to (A) any direct or indirect acquisition, license or purchase of a business that constitutes twenty percent (20%) or more of the total revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition, purchase or issuance of twenty percent (20%) or more of any class of Company Securities, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty-percent (20%) or more of any class of Company Securities, or (D) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes twenty percent (20%) or more of the total revenues, net income or assets of the Company and its subsidiaries, taken as a whole); provided that the Merger shall not be deemed an Acquisition Proposal.

(ii)    “Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of this Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations, taken as a whole, that was not known or reasonably foreseeable to either the Board of Directors or the Special Committee on the date of this Agreement, which change, event, occurrence or development becomes known to the Board of Directors or the Special Committee before receipt of the Company Requisite Vote; provided that any change, event, occurrence or development that: (A) involves or relates to the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, should be read without reference to any percentage set forth in the definitions of “Acquisition Proposal” or “Superior Proposal”) or any inquiry relating thereto or the consequences thereof, (B) results from a breach of this Agreement by the Company, (C) involves or relates to the market price or trading volume of the Shares or the ADSs, in and of itself, after the date of this Agreement, (D) relates to Parent, Merger Sub or any of their respective Affiliates, (E) relates to changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, and (F) relates to or results from the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period, shall not be taken into account in determining the existence of, an Intervening Event; provided that, with respect to clauses (C) and (F), the underlying reasons for such change, event, occurrence or development may constitute an Intervening Event.

(iii)    “Superior Proposal” means an unsolicited bona fide and written Acquisition Proposal (provided that each reference to twenty percent (20%) in the definition of Acquisition Proposal should be replaced with fifty percent (50%)), which the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee, in its good faith judgement, determines (A) would be reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the Transactions, in each case, after (x) consultation with its independent financial advisor and outside legal counsel and (y) taking into account all such factors and matters deemed relevant in good faith by the Board of Directors or the Special Committee, including legal, financial, regulatory or other aspects of such Acquisition Proposal (including any consent or approval required by any Governmental Entity, shareholders of the Company or any Person, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation, the sources, availability, terms and certainty of any financing, financing market conditions and the existence of any financing contingency) and the Transactions and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.3(c); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if

(1) such Acquisition Proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (2) the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

(h)    Notwithstanding anything to the contrary set forth in this Section 6.3 the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 6.3 by any subsidiary of the Company or their or the Company’s Representatives shall constitute a breach of this Section 6.3 by the Company, and (ii) it shall not nor shall it permit its subsidiaries to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 6.3 or otherwise complying with this Section 6.3.

(i)    Other than the Parent Parties Contracts, Parent and Merger Sub shall not, and shall cause the other Parent Parties not to, enter into or seek to enter into any arrangements or Contracts that are effective prior to obtaining the Company Requisite Vote with any director, management member or any other employee of the Company or its subsidiaries that contain any terms that prohibit or restrict such director, management member or employee from taking any actions on behalf of the Company or any of its subsidiaries in connection with any Acquisition Proposal to the extent such actions are permitted to be taken by the Company pursuant to this Section 6.3.

Section 6.4    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Transactions (including the Merger) as soon as practicable following the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings with any Governmental Entity, and (ii) obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits, clearances and Orders necessary or advisable to be obtained from any third party or any Governmental Entity.

(b)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with (x) any filing or submission with any Governmental Entity and (y) any investigation or other inquiry by any Governmental Entity, including any proceeding before any Governmental Entity initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information as may be necessary or advisable for any application or other filing to be made by the other Party to any Governmental Entity pursuant to any applicable Law in connection with the Transactions; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, any Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and, subject to applicable Law, furnish the other Party promptly with copies of all written correspondence and communications between them and any Governmental Entity with respect to the Transactions; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, any Governmental Entity in connection with the Transactions; (v) permit the other Party to review in advance any proposed substantive written communication with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person and consider in good faith the other Party’s reasonable comments in connection therewith, and (vi) consult with the other Party in advance, and consider in good faith the other Party’s reasonable comments in connection with, any non-written communication, meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided that each Party shall be entitled to redact materials (A) pursuant to any contractual requirements, (B) as necessary to address reasonable legal privilege or confidentiality concerns, determined based on the advice of such Party’s outside legal counsel or (C) to the extent relating to the Company’s valuation and similar matters relating to the Merger.

(c)    No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby without giving the other Parties sufficient prior notice of such meeting or communication and, to the extent permitted by such Governmental Entity, giving the other Parties the opportunity to attend or participate in such meeting or communication.

Section 6.5    Notification of Certain Matters. Subject to applicable Law and the requirements of this Agreement, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other communication received by such Party from any Governmental Entity in connection with the Transactions, (b) any written notice or other written communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the failure of such Party to obtain such consent would reasonably be expected to prevent or materially delay the consummation of the Transactions, and (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries or Affiliates which relate to the Merger or any of the other Transactions; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with (but not Willful Breach of) this Section 6.5 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 7.2(b) or Section 7.3(b), respectively.

Section 6.6    Access to Information; Confidentiality.

(a)    From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, upon reasonable prior written notice from Parent to an executive officer or other Person designated by the Company, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours, to the Company’s and its subsidiaries’ respective senior officers and key employees, properties, offices, and other facilities and to all books and records, and (ii) reasonably promptly furnish Parent with such existing financial, operating and other data and information concerning the Company’s and its subsidiaries’ businesses, Contracts, properties, assets and liabilities as Parent or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or the prompt and timely discharge by such officers or employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its subsidiaries or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement.

(b)    Each of Parent and Merger Sub shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the applicable terms and conditions of the confidentiality agreement, dated June 18, 2023, between the Company and the Bain Shareholders (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to Section 6.6 by its Representatives.

Section 6.7    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the Shares and ADSs from NASDAQ and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8    Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company and Parent shall consult with each other prior to issuing, and provide each other a reasonable opportunity to review and comment on (and consider such proposed comments in good faith), any press releases or any public announcements with respect to this Agreement or the Transactions (including the Merger) by the Company or Parent; provided that (A) any such press release or public announcement as may be required by applicable Laws or by any listing agreement with a national securities exchange may be issued prior to such consultation if the Party proposing to issue such press release or make such public announcement has used its reasonable best efforts to consult in good faith with the other Parties on a timely basis before making any such public announcements, and (B) the foregoing shall not apply to any internal announcements by the Company to its employees which are not made public. Notwithstanding the foregoing, (a) the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company, Parent or Merger Sub in connection with a Change of Recommendation made in compliance with this Agreement, and (b) Parent, Merger Sub and their respective Affiliates may provide communications regarding this Agreement and the Transactions (to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 6.8) to (i) their existing or prospective general and limited partners, equity holders, members, managers, or investors, (ii) any Debt Financing Sources, or (iii) any of the Affiliates or professional advisers of the Persons set forth in clauses (i) and (ii), in each case, who are subject to customary confidentiality restrictions.

Section 6.9    Employee Matters.

(a)    For a period of twelve (12) months following the Effective Time, Parent shall provide, or shall cause its applicable subsidiaries (including, after the Closing, Topco, the Surviving Company and its subsidiaries) to provide, to each Company Employee who continues to be employed by the applicable Affiliate of Parent immediately following the Closing Date (the “Continuing Employees”), (i) a salary or wage rate, as applicable, and target annual cash bonus opportunity or short-term commissions opportunity (excluding any long-term incentives, equity or equity-based awards or benefits, change in control, retention, transaction, or similar bonuses or arrangements) that with respect to each Continuing Employee, is, in the aggregate, no less favorable than the salary or wage rate, as applicable, and target annual cash bonus opportunity or short-term commissions opportunity (excluding any long-term incentives, equity or equity-based awards or benefits, change in control, retention, transaction, or similar bonuses or arrangements) that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding defined benefit pension benefits, equity or equity-based awards or benefits, deferred compensation, retention, incentive, bonus change in control or transaction compensation or arrangements and retiree medical and other post-termination medical and welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee welfare and other benefits (excluding the Excluded Benefits) that were provided to such Continuing Employees under the Company Plans set forth in Section 3.14(a) of the Company Disclosure Letter.

(b)    With respect to any benefit plan or arrangement (excluding the Excluded Benefits) maintained by Parent or its Affiliates (including, after the Closing, Topco and the Surviving Company) in which any Continuing Employee is eligible to participate during the calendar year in which the Closing occurs (each, a “Topco Plan”), for purposes of determining eligibility to participate, level of benefits (solely for vacation, paid time off and severance), and vesting, each Continuing Employee’s service with the Company or any of its subsidiaries (as well as service with any predecessor employer) prior to the Closing Date shall be treated as service with Parent and its Affiliates (including Topco and the Surviving Company) as of the Closing Date to the same extent and for the same purpose that such service was credited for such Continuing Employee under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Closing; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits, compensation, or coverage for the same period of service or could apply to any Excluded Benefit. With respect to any Topco Plan that is a group health plan, Parent shall, or shall cause its Affiliates (including the Surviving Company) to, use commercially reasonable efforts to, for the plan year in which the Closing occurs, (i) waive, or cause to be waived, all preexisting condition, limitations, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) to the same extent such condition, limitations, requirements and waiting periods were already satisfied or did not apply under the corresponding Company Plan that is a group health plan in which such Continuing Employee participated immediately prior to the Closing; and (ii) recognize, or cause to be recognized, the dollar amount of all coinsurance, deductibles and out-of-pocket expenses paid by each Continuing Employee (and his or her eligible dependents) under a Company Plan that is a group health plan during the portion of the applicable plan year prior to the Closing Date for purposes of satisfying the applicable plan year’s deductible and coinsurance limitations under the Topco Plan that is a group health plan in which each Continuing Employee (and his or her eligible dependents) participate during such applicable plan year.

(c)    Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof as in effect on the date hereof.

(d)    Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to employment (or any term or condition of employment) or to continue in the employ or service of Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company, which rights are hereby expressly reserved, to discharge or terminate the services of any Person or any Continuing Employee at any time and for any reason whatsoever, with or without cause, subject to the terms of any applicable Company Plan or Law. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an establishment, amendment, termination or other modification of any Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company from establishing, amending or terminating any Company Plans or any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary or other rights or remedies in any Person, other than the Parties, including any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or any acts or omissions occurring or alleged to occur (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the Cayman Islands and its Memorandum and Articles of Association in effect on the date of this Agreement to indemnify such Person and Parent or the Surviving Company shall advance expenses (including reasonable attorneys’ fees) incurred in the defense of any Action, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.10. In the event of any such Action, (i) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Action in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) the Surviving Company shall reasonably cooperate with the Indemnified Party in the defense of any such matter, and (iii) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Action in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent or the Surviving Company.

(c)    The Surviving Company shall, and Parent shall cause the Surviving Company to, honor and perform the obligations under any indemnification provision, advance of expenses and any exculpation provision in (i) the Memorandum and Articles of Association or comparable Organizational Documents of the Company or any of its subsidiaries, or (ii) any indemnification agreements between the Company or any of its subsidiaries, on the one hand, and any Indemnified Party, on the other hand (collectively, the “Indemnification Agreements”). The provisions in the Surviving Company’s memorandum and articles of association (or in such documents of any successor to the business of the Surviving Company) and in the memorandum and articles of association and other Organizational Documents of the Company’s subsidiaries with respect to indemnification, advancement of expenses and exculpation of any Indemnified Party shall be no less favorable to such Indemnified Party than such provisions contained in the Company’s Memorandum and Articles of Association in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right or obligation thereunder of any Indemnified Party for a period of six (6) years after the Effective Time except as required by applicable Law.

(d)    Parent shall maintain, or shall cause the Surviving Company to maintain, at no expense to the beneficiaries, in effect for at least six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any of its subsidiaries (provided that Parent or the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Company shall not be required to pay pursuant to this Section 6.10(d) more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date hereof (such amount, the “Maximum Annual Premium”) in respect of the coverage required to be obtained pursuant hereto under each such policy; provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Annual Premium, Parent shall, or shall cause the Surviving Company to, obtain insurance with as much coverage as reasonably practicable for the Maximum Annual Premium. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.10(d), the Company may, and at Parent’s request, the Company shall, purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six (6)-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the Transactions, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium in respect of the coverage required to be obtained pursuant hereto under each such “tail” policy; provided that, if such “tail” policy is not available or the aggregate cost for such “tail” policy exceeds the Maximum Annual Premium, the Company shall obtain a “tail” policy with as much coverage as reasonably practicable for the Maximum Annual Premium. If the Company elects to purchase such “tail policy”, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Company to honor and perform under, for a period of six (6) years after the Effective Time, all Indemnification Agreements.

(e)    If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.10.

(f)    The provisions of this Section 6.10 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives, each shall be a third party beneficiary of the provisions of this Section 6.10.

(g)    The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Memorandum and Articles of Association of the Company or the comparable Organizational Documents of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.11    Parent Financing.

(a)    Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (subject to any so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, provided that Parent and Merger Sub may (A) amend, replace, supplement or modify the Debt Financing Commitments in any manner which does not adversely affect in any material respect the amount, conditionality, enforceability, termination or availability of the Debt Financing (an “Adverse Effect on Financing”), or (B) elect to replace all or any portion of the Debt Financing with alternative debt financing on terms and conditions not materially less favorable, in the aggregate, from the standpoint of Parent or Merger Sub than the terms and conditions as set forth in the Debt Financing Commitments as in effect on the date hereof (the “Replacement Debt Financing”, and any documents relating to a Replacement Debt Financing, the “Replacement Debt Commitments”), in each case, provided that such Replacement Debt Financing shall not have an Adverse Effect on Financing, (ii) promptly and as soon as practicable satisfy (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Debt Financing Commitments or any Replacement Debt Commitments and such definitive agreements to be entered into pursuant thereto (including by consummating the Equity Financing substantially concurrently therewith), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments or any Replacement Debt Commitments (including any “flex” provisions (if applicable) contained therein) prior to the Closing Date, (iv) enforce its rights under the Debt Financing Commitments or any Replacement Debt Commitments and consummate the Financing on or prior to Closing and (v) accept and comply with to the fullest extent all “flex” provisions contemplated by the Debt Financing. In the event any portion of the Debt Financing or any Replacement Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitments or any Replacement Debt Commitments or the definitive agreements with respect thereto, Parent and Merger Sub shall promptly notify the Company and, as promptly as reasonably practicable following the occurrence of such event, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”), including from alternative sources, in an amount, when added with Parent and Merger Sub’s existing cash on hand and the Equity Financing Commitments, sufficient to consummate the Transactions, which Alternative Financing would not involve terms and conditions which are materially less favorable, in the aggregate, from the standpoint of Parent or Merger Sub than the terms and conditions as set forth in the Debt Financing Commitments as in effect on the date hereof or any Replacement Debt Commitments and which shall not have an Adverse Effect on Financing. Parent and Merger Sub shall not, and shall cause the Guarantors, the Sponsors and the Investors not to, (without the prior written consent of the Company) consent or agree to any amendment, termination, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitments or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver would have an Adverse Effect on Financing. Upon any replacement, amendment, supplement or modification of the Financing Commitments and made in compliance with this Section 6.11 (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Parent shall provide a copy thereof to the Company for information purpose only and the term “Financing Commitments” shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Replacement Debt Financing or Alternative Financing. Without prejudice and in addition to the foregoing, Parent and Merger Sub shall (i) for information purpose only, promptly notify the Company (including the Board of Directors and the Special Committee) of any actual or threatened default or breach under, any withdrawal from or termination of, or any dispute relating to, the Financing Commitments upon becoming aware of such circumstances or receipt of any written notice from any Person with respect to any such actual or threatened default, breach, termination or withdrawal, and (ii) otherwise keep the Company (including the Board of Directors and the Special Committee) reasonably informed on a reasonably current basis of the status of the Financing (including, without limitation, and for information purpose only, (A) notifying the Company when the first draft of the facilities agreement relating to the Debt Financing is delivered to the providers of the Debt Financing Commitments, and (B) delivering to the Company copies of any confirmation letter(s) it receives from the providers of the Debt Financing Commitments in relation to the conditions precedent relating to the Debt Financing Commitments).

(b)    Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries and its Representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in accordance with the terms of the Debt Financing (or any permanent financing consummated in lieu thereof or any Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a)), including using reasonable best efforts to take the following actions: (i) furnishing Parent and Merger Sub and their financing sources with the Required Information or other documents and information reasonably requested by Parent in connection with the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing, (ii) upon reasonable notice, participating in a reasonable number of lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing at reasonable times and locations mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Debt Financing, any permanent financing consummated in lieu of the Debt Financing, Replacement Debt Financing or Alternative Financing, (iii) obtaining customary accountant’s comfort letters, consents, authorization and representation letters requested by Parent or its financing sources in connection with the Debt Financing, any permanent financing consummated in lieu thereof, any Replacement Debt Financing or any Alternative Financing, (iv) reasonably facilitating the provision of guarantee and pledging of collateral, including by executing and delivering definitive financing documents, including pledge and security documents, customary certificates, and other documents (including original stock certificates), to the extent reasonably requested by Parent or its financing sources in connection with the Debt Financing, or any permanent financing consummated in lieu thereof, Replacement Debt Financing, or Alternative Financing (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on the Company or any of its subsidiaries or any of their respective officers or employee involved), (v) reasonably assisting with procuring customary payoff letters, lien releases, terminations, deregistration or filings, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing, any permanent financing consummated in lieu thereof, Replacement Debt Financing or Alternative Financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, (vii) providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 at least three (3) Business Days prior to the Closing, to the extent requested in writing ten (10) Business Days prior to the Closing, and (viii) assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other definitive financing documents. Notwithstanding the foregoing, (x) nothing in this Section 6.11 shall require such cooperation to the extent (1) it would unreasonably or materially interfere with the business or operations of the Company and its subsidiaries, (2) it would require the Company to prepare or provide any financial statements or other financial information (other than those financial statements (and any other financial information) from time to time filed by the Company with the SEC (and nothing in this Section 6.11 shall create or be implied to create any obligation to make any such filings or other readily available financial information)), and (3) it would require the Company or any of its subsidiaries or any of their Representatives to deliver any legal opinions or reliance letters, (y) none of the Company or any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing contemplated by the Debt Financing Commitments (or any Replacement Debt Financing or Alternative Financing) or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing (or any Replacement Debt Financing or Alternative Financing) or any of the foregoing, or be a borrower, an issuer, a guarantor or other obligor with respect to the Debt Financing, in each case, prior to the Effective Time, and (z) any information with respect to the prospects, projections and plans for the business and operations of the Company and its subsidiaries in connection with the Financing will be the sole responsibility of Parent, and none of the Company, any of its subsidiaries or any of their respective representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of the Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Company or its subsidiaries after the Closing. Notwithstanding anything to the contrary contained in this Agreement, the Company will be deemed to be in compliance with this Section 6.11, and none of Parent, Merger Sub or any of their Affiliates shall allege that the Company is or has not been in compliance with this Section 6.11, unless Parent’s or Merger Sub’s failure to obtain the Debt Financing was due solely to a deliberate action or omission taken or omitted to be taken by the Company in material breach of its obligations under this Section 6.11.

(c)    Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or their respective Representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.11, Section 6.18,

Section 6.19 and/or Section 6.20, and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing (or any Replacement Debt Financing or Alternative Financing) and the performance of their respective obligations under this Section 6.11, Section 6.18, Section 6.19 and/or Section 6.20 (including any action taken in accordance with this Section 6.11, Section 6.18, Section 6.19 and/or Section 6.20) and any information utilized in connection therewith, except in the event such losses arose out of or resulted from (x) the willful misconduct of such Person or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or its subsidiaries specifically for use in connection with the Debt Financing (or Replacement Debt Financing or Alternative Financing obtained in accordance with Section 6.11(a)).

(d)    The Company hereby consents to the use of the logos of the Company and its subsidiaries by Parent and Merger Sub in connection with the Debt Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

Section 6.12    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 6.13    Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other Transactions is brought or threatened against the Company, its officers or any members of the Board of Directors prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly providing Parent copies of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle any Transaction Litigation, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.14    Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall cause to be delivered to Parent the resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.15    Obligations of Merger Sub; Obligations of Subsidiaries.

(a)    Parent shall take all actions reasonably necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

(b)    The Company shall take all actions reasonably necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

Section 6.16    Actions Taken at Direction of Parent or Merger Sub; Knowledge of Parent and Merger Sub. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article III, Article V, and this Article VI hereof, if (i) Parent, Merger Sub, the Investors or any of their respective Affiliates or Representatives has knowledge of such breach as of the date hereof or (ii) the alleged breach results from an action or inaction by the Company at the direction or consent of Parent, Merger Sub, the Investors, or their respective Affiliates or Representatives, regardless of whether there is any approval by or direction from the Board of Directors or the Special Committee.

Section 6.17    No Amendment to Parent Parties Contracts. Without the prior written consent of the Special Committee (acting on behalf of the Company), whose consent shall not be unreasonably withheld, conditioned or delayed, Parent and Merger Sub shall not, and shall cause other Parent Parties (including the Bain Shareholders) not to (a) enter into any Contract, or amend, modify, assign, withdraw, grant any consent or approval or waive any rights under, or terminate any Parent Parties Contract, to the extent that the foregoing actions proposed to be undertaken by Parent, Merger Sub or other Parent Parties, individually or in the aggregate, have or would reasonably be expected to have a Parent Material Adverse Effect; or (b) enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives consideration of a different amount or nature than the Merger Consideration, as applicable, in connection with the Transactions that is not provided or expressly contemplated in the Parent Parties Contracts as of the date hereof.

Section 6.18    Required Consent. The Company shall (a) use its reasonable best efforts to obtain all necessary consents or waivers from, and give all necessary notices to, financial institutions set forth in Section 6.18 of the Company Disclosure Letter from which the Company or any of its subsidiaries has outstanding borrowings to the extent required for the execution and delivery of this Agreement by the Company, the performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, or (b) to the extent such consent and waiver are not obtained prior to Closing and if requested in writing by Parent, use reasonable best efforts to make such necessary arrangements for the repayment of any such outstanding borrowings on the Closing Date immediately before the Effective Time, provided that Parent or Merger Sub shall arrange sufficient fund for the repayment of such borrowing.

Section 6.19    Redemption of Notes and Prepayment of CS Facility.

(a)    In connection with the Merger and as part of the Transactions as a whole, the Company may (and if requested by Parent in writing, shall): (i) send one or more notices of redemption in form and substance reasonably satisfactory to Parent (“Redemption Notices”) for the outstanding 10.50% Senior Notes due 2026 issued by the Company (the “Notes”) and governed by the indenture dated as of February 23, 2023 among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) (as the same may be amended or supplemented, the “Indenture”) (together with any ancillary documents required by the Indenture for such redemption, including officer’s certificates and legal opinions) to the Trustee and the holders of the Notes, as applicable, providing for (A) the redemption of Notes and/or (B) the satisfaction and discharge of the Indenture, in each case, pursuant to the Indenture (each of clauses (A) and (B), the “Redemption”), (ii) use reasonable best efforts to facilitate such Redemption and (iii) use reasonable best efforts to cause the Trustee to cooperate and facilitate such Redemption; provided that no Redemption shall be consummated prior to the Closing Date and the closing of any Redemption shall be expressly conditioned on the occurrence of the Closing Date. The Company shall (x) prepare and provide Parent with all documentation related to any Redemption a reasonable period of time in advance of their execution, delivery or publication to give Parent and its Representatives a reasonable opportunity to review and comment on such documentation and (y) execute, deliver or publish only such documentation that are in form and substance reasonably satisfactory to Parent.

(b)    In connection with the Merger and as part of the Transactions as a whole, the Company may (and if requested by Parent in writing, shall): (i) commence one or more offers to purchase any or all of the outstanding Notes for cash (the “Offers to Purchase”) and (ii) conduct one or more consent solicitations to obtain from the requisite holders of the Notes consent to certain amendments to the Indenture (the “Consent Solicitations” and, together with any Offers to Purchase, the “Offers and Consent Solicitations”); provided that no Offer to Purchase or Consent Solicitation shall be consummated prior to the Closing Date and the closing of any Offer to Purchase or Consent Solicitation shall be expressly conditioned on the occurrence of the Closing Date. Any Offers and Consent Solicitations shall be made on terms and conditions that are reasonably proposed by Parent, reasonably acceptable to the Special Committee and permitted or required by the terms of the Notes, the Indenture and applicable Laws. Subject to the receipt of the requisite consents, in connection with any Consent Solicitation, the Company shall execute a supplemental indenture to the

Indenture in accordance with the terms thereof amending the Indenture in a form as reasonably requested by Parent and reasonably acceptable to the Company, the Special Committee and the Trustee, which supplemental indenture shall not become effective until the Closing Date. The Company shall execute any ancillary documents required by the Indenture for entry by the Trustee into the supplemental indenture, including officer’s certificates, legal opinions and other documentation requested by the Trustee. The dealer managers, solicitation agents, information agents or other agents retained in connection with any Offers and Consent Solicitations will be selected by Parent and reasonably acceptable to the Special Committee. The Company shall (A) prepare and provide Parent with any documentation related to any Offers and Consent Solicitations a reasonable period of time in advance of their execution, delivery or publication to give Parent and its Representatives a reasonable opportunity to review and comment on such documentation and (B) execute, deliver or publish only such documentation that are in form and substance reasonably satisfactory to Parent. The Company shall, and shall cause its subsidiaries to, provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with any Offer and Consent Solicitation, including (x) to the extent required by any applicable policies or procedures of any clearing system for the Notes or any stock exchange on which the Notes are listed, (y) using reasonable best efforts to cause the Trustee to enter such supplemental indenture prior to or substantially simultaneously with execution thereof by the Company, and (z) providing the information necessary to distribute the applicable Offer and Consent Solicitation documents to the holders of the Notes.

(c)    In connection with the Merger and as part of the Transactions as a whole, the Company shall, subject to the terms of this paragraph (c), prior to the Closing Date, cause BCPE Bridge Stack Holdco Limited as borrower (the “Existing Borrower”) to (i) send one or more notices of prepayment in form and substance reasonably satisfactory to Parent (the “Prepayment Notices”) in respect of the term loan facility for the Existing Borrower pursuant to the facility agreement dated June 8, 2022 between, among others, the Existing Borrower and Credit Suisse AG, Singapore Branch as agent and security agent (the “Existing Agent”), as amended, amended and/or restated or supplemented from time to time (the “Existing Facility Agreement,” and the term loan facility contemplated thereunder, the “CS Facility”) to the Existing Agent for the prepayment of the CS Facility in full pursuant to the terms of the Existing Facility Agreement (the “Prepayment”), provided that the Company shall only be required to deliver a Prepayment Notice if it has received evidence (in form and substance reasonably satisfactory to the Company) that (A) Merger Sub has submitted a utilization request for the first utilization of the Debt Financing (or any Replacement Debt Financing or Alternative Financing) (the “Utilization Request”), and such utilization is of an amount which, when aggregated with the Equity Financing Commitments, is sufficient to (1) pay the aggregate Merger Consideration and the other payments under Article II due and payable as of the Closing Date, (2) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Transactions (including the Merger and the Financing) due and payable as of the Closing Date and (3) finance the Prepayment in full, (B) the proposed date of the Prepayment shall not be earlier than the earliest date the Company is permitted to make the Prepayment in accordance with the terms of the Existing Facility Agreement or the payoff letters (referred to in sub-paragraph (ii) below) if the Prepayment Notice was delivered to the Existing Agent on the same date as the Utilization Request; and (C) the proceeds of the first utilization of the Debt Financing will be applied towards, amongst others, financing the Prepayment, (ii) use reasonable best effort to negotiate with the Existing Agent payoff letters and security release documents with the Existing Agent in respect of all Liens or guarantees created or granted in respect of the Existing Facility Agreement, and (iii) use reasonable best efforts to cause the Existing Agent and other finance parties under the Existing Facility Agreement to cooperate and facilitate such Prepayment. The Company shall (x) prepare and provide Parent with all documentation related to the Prepayment a reasonable period of time in advance of their execution or delivery to give Parent and its Representatives a reasonable opportunity to review and comment on such documentation and (y) execute and deliver such documentation that are in form and substance reasonably satisfactory to Parent.

(d)    Notwithstanding anything to the contrary in this Section 6.19, nothing in this Section 6.19 shall require the Company or any of its subsidiaries to (i) redeem or purchase any Notes before the Closing or (ii) prepay all or any portion of the CS Facility before the later of (A) the date on which the conditions set out in Article VII are all satisfied (or waived by the relevant Party pursuant to the terms thereunder) and (B) the first utilization date of the Debt Financing (or any Replacement Debt Financing or Alternative Financing), and the amount actually utilized on such first utilization date is an amount which, when aggregated with the Equity Financing Commitments, is sufficient to (1) pay the aggregate Merger Consideration and the other payments under Article II due and payable as of the Closing Date, (2) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Transactions (including the Merger and the Financing) due and payable as of the Closing Date and (3)  finance the Prepayment in full.

Section 6.20    Available Cash. If (A) the Parent provides the Company with evidence or written confirmation that the debt commitments will be utilized in RMB instead of USD and (B) requested by Parent in writing, then the Company shall use its reasonable best efforts to take, or cause to be taken, all things necessary to ensure that prior to the Closing Date, an amount reasonably agreed between the Parent and the Company (the “Required Cash Amount”), shall be transferred by the Company or any of its subsidiaries to an account opened in the name of Merger Sub (the “Deposit Account”) as security deposit in respect of the hedging arrangements to be entered into by Merger Sub in respect of foreign currency conversion of all or a portion of the proceeds of the Debt Financing (or any Replacement Debt Financing or Alternative Financing) from RMB into US dollars (the “FX Conversion”) before the Closing (to the extent applicable); provided that the terms of such hedging arrangements and the security deposit relating thereto must be in form and substance reasonably acceptable to the Company (including, without limitation, that such security deposit will be promptly released (i) to the Surviving Company after the FX Conversion is completed or (ii) to the Company (a) if Parent confirms in writing that no FX Conversion will be entered into prior to the Closing for any reason whatsoever, (b) if the FX Conversion is not entered into for any reason whatsoever, or (c) if this Agreement is terminated for any reason).

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) at or prior to the Closing Date of the following conditions:

(a)    Shareholder Approval. The Company Requisite Vote shall have been obtained in accordance with the CICA and the Memorandum and Articles of Association.

(b)    Orders. No Order issued by any Governmental Entity of competent jurisdiction which prohibits, restrains, makes illegal or enjoins the consummation of the Transactions, including the Merger, shall remain in effect.

(c)    Required Regulatory Approval. Any applicable waiting periods, together with any extensions thereof, or any actions, non-actions, consents, approvals, waivers, or clearances from any Governmental Entity as set forth in Section 7.1(c) of the Company Disclosure Letter shall have expired, been terminated or obtained, as applicable.

Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Article III (other than Section 3.1, Section 3.3(a), Section 3.5, Section 3.23 and Section 3.25) shall be true and correct in all respects (without giving effect to any qualification as to “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect, (ii) Section 3.1, Section 3.5, Section 3.23 and Section 3.25 shall be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (iii) Section 3.3(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in, and would not be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates;

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing Date;

(c)    Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied;

(d)    No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date of this Agreement and is continuing; and

(e)    Dissenting Shareholders. Shareholders of the Company holding less than twelve percent (12%) of the total issued and outstanding Shares immediately prior to the Effective Time shall have validly served and not withdrawn a notice of objection under section 238(2) of the CICA.

Section 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each case as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions or otherwise have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement (a “Parent Material Adverse Effect”);

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)    Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party (in the case of Parent or Merger Sub, the Parent Parties) or by such Party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.

This Agreement may only be terminated and the Merger may only be abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by written notice from either Parent or the Company:

(i)    if any Order having the effect set forth in Section 7.1(b) shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the primary cause of such Order becoming final and non-appealable;

(ii)    if the Effective Time shall not have occurred on or before May 11, 2024 (the “End Date”); provided that the End Date may be extended by mutual written agreement of Parent and the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the primary cause of the failure of the Effective Time to occur on or before the End Date; or

(iii)    if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of this Agreement, the Merger and the other Transactions was taken;

(c)    by written notice from the Company:

(i)    if (x) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and (y) such breach or failure of condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(ii)    if (A) the Board of Directors or the Special Committee effects a Change of Recommendation as a result of a Superior Proposal when permitted to do so in accordance with Section 6.3(c), (B) the Company has complied in all respects with Section 6.3 (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub), and (C) substantially concurrently with or immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant to this Section 8.1(c)(ii) is conditioned on and subject to the payment by the Company of the Company Termination Fee to Parent in accordance with Section 8.2(b)(i), and any purported termination pursuant to this Section 8.1(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee in accordance with Section 8.2(b)(i); or

(iii)    if (x) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (y) Parent and Merger Sub fail to consummate the Merger within five (5) Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 and (z) the Company has notified Parent in writing on or prior to the end of such five (5) Business Day period confirming that (A) it is ready, willing and able to consummate the Transactions, including the Merger, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied conditions set forth in Section 7.3; or

(d)    by written notice from Parent:

(i)    if (x) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and (y) such breach or failure of condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(ii)    the Board of Directors or the Special Committee shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation.

Section 8.2    Effect of Termination.

(a)    Effect of Termination Generally. In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties hereto, specifying the provision hereof pursuant to which such termination is made and the basis of termination, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided Section 6.6(b), Section 6.8, the expense reimbursement and indemnification provisions of Section 6.11(c), this Section 8.2, Section 8.3 and Article IX (but not Section 9.12 with respect to provisions of this Agreement that have been terminated), which shall survive such valid termination in accordance with its terms and conditions.

(b)    Company Termination Fee. In the event that:

(i)    this Agreement is validly terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent (or one or more of its designees) a fee of US$39,504,744 (the “Company Termination Fee”) prior to such termination by wire transfer of immediately available funds;

(ii)    this Agreement is validly terminated by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), then the Company shall pay to Parent (or one or more of its designees) the Company Termination Fee by wire transfer of immediately available funds, such payment to be made within five (5) Business Days following the termination.

(iii)    this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) and (x) at any time after the date hereof but prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or an Acquisition

Proposal shall have otherwise become publicly known or delivered to the Company, and in each case not withdrawn, and (y) prior to the twelfth (12th) month anniversary of the termination of this Agreement, the Company or any of its subsidiaries shall have entered into any acquisition agreement, merger agreement or other similar definitive agreement with respect to any Acquisition Proposal, or shall have consummated any Acquisition Proposal, then, within five (5) Business Days following the earlier of the date on which such agreement is entered into or such Acquisition Proposal is consummated, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(iii), all references in the definition of the term Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “more than fifty percent (50%)”.

(c)    Parent Termination Fee. In the event that this Agreement is validly terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), Parent shall pay to the Company a fee of US$79,009,487 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within five (5) Business Days of the applicable termination.

(d)    Liquidated Damages; Single Payment Only. The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(e)    Payment; Default. Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b), or Parent fails to timely pay an amount due pursuant to Section 8.2(c), the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent or the Company (as applicable)) in connection with the collection and enforcement of this Section 8.2, together with interest on the unpaid amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(f)    Sole Remedy.

(i)    Notwithstanding anything to the contrary in this Agreement, if the Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.12, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.2(b) and, if and to the extent applicable, the costs and expenses of Parent pursuant to Section 8.2(e), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent Related Parties and Lender Related Parties against the Company and its subsidiaries, any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other Transactions to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith (in each case, whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise); provided, that in no event shall Company Related Parties be subject to monetary damages in excess of the aggregate amount of (A) the Company Termination Fee, and (B) any costs, expenses, interest and other amounts payable pursuant to Section 8.2(e). If this Agreement is terminated pursuant to Section 8.1, other than the remedies described in this Section 8.2(f)(i), neither the Company nor any Company Related Party shall have any further liability or obligation (whether in tort, contract or otherwise), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against any other Company Related Party, in each case, to Parent, Merger Sub or any Parent Related Party and each of Parent and Merger Sub covenants and agrees that it shall not institute, and shall cause its directors, officers and subsidiaries and direct its other Representatives, Affiliates and other Parent Related Parties not to institute, an Action to seek recourse for such further liability or obligation.

(ii)    Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.12 and the Company’s third-party beneficiary rights and the Company’s right to seek specific performance in accordance with and subject to the terms and conditions of the Equity Commitment Letters and the Support Agreements, (x) the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(c), and, if and to the extent applicable, the costs and expenses of the Company or other amounts pursuant to Section 6.11(c) and Section 8.2(e), and (y) the Company’s rights under the Limited Guaranties, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against Parent, Merger Sub, the Investors, the Sponsors, the Guarantors or other Related Persons (as defined in the Limited Guaranties) (each a “Parent Related Party”) or any Debt Financing Source under the Debt Financing (or any Replacement Debt Financing or Alternative Financing) and any of their respective Affiliates (other than Parent, Merger Sub or the Guarantors) (a “Lender Related Party”) for any loss or damage suffered as a result of the failure of the Merger and the other Transactions to be consummated, or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith (in each case, whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise); provided that in no event shall the Parent Related Parties be subject to monetary damages in excess of the aggregate amount of (A) the Parent Termination Fee, (B) any costs, expenses, interest and other amounts payable pursuant to Section 6.11(c) and Section 8.2(e) and (C) to the extent applicable, such other amounts payable under the Limited Guaranties. If this Agreement is terminated pursuant to Section 8.1, other than the remedies described in this Section 8.2(f)(ii), no Parent Related Party or Lender Related Party shall have any further liability or obligation (whether in tort, contract or otherwise), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against Guarantors or any other Parent Related Party or Lender Related Party, in each case to the Company or any Company Related Party, and the Company covenants and agrees that it shall not institute, and shall cause its directors, officers and subsidiaries and direct its other Representatives, Affiliates and other Company Related Parties not to institute, an Action to seek recourse for such further liability or obligation.

Section 8.3    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the Transactions.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, except for (a) the covenants and agreements contained in this Article IX, Article II, Section 6.9 and Section 6.10, and (b) those other covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, which shall survive the Effective Time until fully performed.

Section 9.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that the Company may only take such action with the approval of the Special Committee; provided further that after receipt of the Company Requisite Vote, no amendment may be made to this Agreement that would require further approval by the shareholders of the Company pursuant to the CICA or the Memorandum and Articles of Association without such further approval. No amendments or modifications to the provisions of which the Lender Related Parties or Parent Related Parties are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such Lender Related Party or Parent Related Party without the prior written consent of such Lender Related Party or Parent Related Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.3    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided that the Company may only take such action with the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given when delivered in person or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, request, claim, demand and other communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting.

(a)    if to Parent or Merger Sub:

c/o Bain Capital Private Equity (Asia), LLC
Suite 2501, Level 25,
One Pacific Place, 88 Queensway,
Admiralty, Hong Kong
Attention:	Jonathan Zhu
Drew Chen
Bart Gombert
Email:	jzhu@baincapital.com
dchen@baincapital.com
bgombert@baincapital.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road
Central, Hong Kong
Attention:	Gary Li
Sarkis Jebejian
Min Lu
Email:	gary.li@kirkland.com
sarkis.jebejian@kirkland.com
min.lu@kirkland.com

(b)    if to the Company:

Chindata Group Holdings Limited
Address: No.47 Laiguangying East Road, Chaoyang District, Beijing,
China
Attention 1: Mr. Dongning Wang
Email: dongning.wang@chindatagroup.com
Attention 2: Ms. Ximeng Wang
Email: ximeng.wang@chindatagroup.com

with an additional copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher
32/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central,
Hong Kong
Attention: Brian Schwarzwalder
Email: BSchwarzwalder@gibsondunn.com

Gibson, Dunn & Crutcher
32/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central,
Hong Kong
Attention: Qi Yue
Email: QYue@gibsondunn.com

(c) if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher
32/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central,
Hong Kong
Attention: Brian Schwarzwalder
Email: BSchwarzwalder@gibsondunn.com

Gibson, Dunn & Crutcher
32/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central,
Hong Kong
Attention: Qi Yue
Email: QYue@gibsondunn.com

Section 9.5    Certain Definitions.

(a)    Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, tort or otherwise before any Governmental Entity;

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; (ii) with respect to any natural person, shall also include any member of the immediate family of such natural person; provided that prior to the Closing, the Parent Parties shall not be deemed to be Affiliates of the Company and/or any of the Company’s subsidiaries and vice versa;

“Anti-Corruption Laws” means any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption Laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery and regulate record keeping and internal controls;

“Bain Shareholders” means, collectively, BCPE Bridge Cayman, L.P., a Cayman Islands exempted limited partnership, and BCPE Stack Holdings, L.P., a Cayman Islands exempted limited partnership;

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, the PRC, Hong Kong or the City of New York, New York;

“Code” means the U.S. Internal Revenue Code of 1986;

“Company Data” means trade secrets and confidential information included in Company Intellectual Property, and Personal Data Processed by, for or on behalf of the Company or any of its subsidiaries;

“Company Equity Award” means any Company Option or other award payable or settled in Company Securities or whose value is derivative of, or determined with reference to, the value of Company Securities, whether granted pursuant to the Company Share Plan or otherwise;

“Company Option” means each outstanding option to purchase Shares issued pursuant to the Company Share Plan;

“Company Securities” means the Equity Securities of the Company, including the Shares;

“Company Share Plan” means the Chindata 2020 Share Option Plan adopted by the Company and effective as of January 1, 2020 (as amended from time to time);

“Company Systems” means all computerized, automated, information technology or similar systems, platforms and networks owned, used or held for use by, for, or on behalf of the Company or any of its subsidiaries, including Software, hardware, data processing and storage, record keeping, communications, telecommunications, network equipment, peripherals, data centers, information technology, mobile and other platforms, and data and information contained in or transmitted by any of the foregoing, together with documentation relating to any of the foregoing;

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement or instrument;

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise; for the avoidance of doubt, such power or authority shall conclusively be presumed to exist by possession of (i) the beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be casted at a meeting of the members or shareholders of such Person, or (ii) the power to appoint or elect a majority of the members of the board of directors of such Person;

“Controlled Entities” means the VIE Entities, and their respective subsidiaries;

“Control Documents” means the documents set forth in Section 3.10(a)(vii) of Company Disclosure Letter;

“Data Center” means the data centers owned, operated or being constructed by the Company or one of its subsidiaries;

“Data Privacy and Security Requirements” mean (i) the Company’s and its subsidiaries’ current internal and posted policies and procedures with respect to privacy, Personal Data, data and information system security; (ii) applicable Laws relating to the Processing or protection of Personal Data, privacy or data security;

“Debt Financing Sources” means the lenders party to the Debt Financing Commitments (as so amended, replaced, supplemented or modified by Replacement Debt Financing or Alternative Financing, if applicable), any Person who signs a joinder to, or other definitive documentation with respect to, the Debt Financing Commitments (as so amended, replaced, supplemented or modified by any Replacement Debt Financing or Alternative Financing, if applicable) and any Person that provides, or in the future enters into any Debt Financing Commitments (as so amended, replaced, supplemented or modified by any Replacement Debt Financing or Alternative Financing, if applicable) to provide, any of the Debt Financing (or the Replacement Debt Financing or Alternative Financing, if applicable), any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, shareholders, limited partners, managers, members or partners, other than in each case Parent, Merger Sub or Guarantors;

“Equity Securities” means, with respect to any Person, (i) shares of capital stock, voting securities, or other equity or ownership interests of such Person, (ii) securities of such Person convertible into, exercisable for, or exchangeable for shares of capital stock, voting securities or other equity or ownership interests of such Person, (iii) subscriptions, options, restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, or commitments of any character to acquire from such Person, or obligations of such Person to issue or sell, any issued or unissued shares of capital stock, voting securities, or other equity or ownership interests or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, voting securities or other equity or ownership interests of such Person, (iv) bonds, debentures, notes or other indebtedness of such Person having the right to vote (or convertible into, exercisable for, or exchangeable for shares of capital stock, voting securities or other equity or ownership interests of such Person having the right to vote) on any matters on which shareholders of such Person may vote, or (v) securities or rights issued by such Person, in each case, that are derivative of, or provide economic benefit based on the value of, shares of capital stock, voting securities or other equity or ownership interests of such Person;

“Excluded Shares” means, collectively, (i) the Rollover Shares, (ii) any other Shares (including Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their subsidiaries, and (iii) any Shares (including ADSs corresponding to such Shares) held by the Company or the Depositary and reserved for issuance and allocation pursuant to the Company Share Plan;

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection;

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental authority of any nature (including any government or any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority, including any stock exchange;

“Hong Kong” means the Hong Kong Special Administrative Region;

“Intellectual Property” means all of the following in any jurisdiction in the world: (i) inventions, whether patentable or not, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) copyrights, copyrightable works, works of authorship, content, moral rights, and data and database rights; (iii) Software; (iv) trademarks, service marks, certification marks, domain names, corporate names, trade names, logos, designs, brands, rights to social media accounts, trade dress, other indicia of source, origin or quality, and the goodwill of the business symbolized by any of the foregoing; (v) know-how, trade secrets, and confidential information; (vi) rights in and to Personal Data, privacy rights, data protection rights, and rights of publicity; (vii) registrations, applications and renewals related to any of the foregoing; and (viii) all other intellectual property, industrial property and proprietary rights of any kind or nature;

“Investor” means each of (i) BCPE Chivalry Newco, L.P., (ii) the Bain Shareholders, (iii) BCPE Stack ESOP Holdco Limited, (iv) Bridge Management L.P., (v) Bain Capital Distressed and Special Situations 2016 (A), L.P., (vi) Bain Capital Distressed and Special Situations 2016 (B Master), L.P., (vii) Bain Capital Distressed and Special Situations 2016 (EU Master), L.P., (viii) Bain Capital Distressed and Special Situations 2016 (F), L.P., (ix) BCC SSA I, LLC, (x) Bain Capital Credit Managed Account (Blanco), L.P., (xi) Boloria Investments Holdings, B.V., (xii) Zeta Cayman Limited, (xiii) Mr. Chengyan Liu, and (xiv) Keppel Funds Investment Pte. Ltd.;

“knowledge” means, with respect to the Company, the actual knowledge of any of the individuals listed in Section 9.5(a) of the Company Disclosure Letter, and with respect to Parent or Merger Sub, the actual knowledge of any of the individuals listed in Section 9.5(a) of the Parent Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, act, statute, constitution, principle of common law, ordinance, code, decree, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise having the force of law or Orders of any Governmental Entity;

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements (written or oral) pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of the Company’s subsidiaries thereunder;

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing;

“Licenses” means permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities that are required for the Company and its subsidiaries to conduct their respective businesses and own, lease, operate and develop their respective assets and properties as being conducted, owned, leased, operated, developed as of the date hereof (including with respect to the development, construction, use and operations of the Data Centers), including the following: (i) environmental protection approval (环评批复), (ii) the filings of the Data Center project with local development and reform authority and/or local economy and information technology authority (数据中心项目发改/经信部门备案 ), (iii) energy conservation review opinion (节能审查意见), (iv) power supply approval (供电批复), (v) land use right certificate (土地使用权证), (vi) construction land planning approval (建设用地规划许可证), (vii) project planning approval (建设工程规划许可证), (viii) construction work commencement permit (施工许可证 ), (ix) certificate of completion of fire inspection (消防验收意见), (x) energy conservation acceptance report (节能验收报告), (xi) environmental protection acceptance report (环保验收报告), (xii) construction project acceptance report/filing form (建设项目竣工验收报告/备案表), or (xiii) value-added telecommunications business permit (增值电信业务经营许可证);

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, covenant not to sue or use, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership;

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a system (including any Company System) on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent;

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, (1) would, or would reasonably be expected to have, a material adverse effect on the business, results of operation or financial condition, or assets of the Company and its subsidiaries, taken as a whole, provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its subsidiaries have material operations, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, to the extent such changes or developments are occurring in the applicable geographic markets in which the Company or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or the other Transactions, the public announcement or disclosure of or performance of this Agreement or the Transactions, the pendency or consummation of the Transactions, or the identity of the parties hereto, including any impact thereof on relationships, contractual or otherwise, with customers, employees, suppliers, distributors, providers, contractors, lenders, investors, partners of the Company or any of its subsidiaries, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural or man-made disaster, act of God, escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, epidemics, pandemic (including COVID-19) or other public health crises, other comparable events or outbreak, (vi) any decline in the market price or trading volume of the Shares or ADSs or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect), (viii) actions or omissions of the Company or any of its subsidiaries taken that are required by this Agreement or with the written consent or at the written request of Parent, Merger Sub or the Bain Shareholders, (ix) any change or prospective change in the Company’s credit ratings or credit rating outlook, (x) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, (xi) any Action threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, or (xii) any breach of the Transaction Documents by Parent, Merger Sub or any other party thereunder (other than the Company); except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the same industries and geographic markets in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); or (2) would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation by the Company of the Merger;

“NASDAQ” means the Nasdaq Global Select Market;

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control;

“Off-the-Shelf Software Licenses” means licenses granted to the Company and its subsidiaries to use, copy, access or distribute the object code of any commercially available, off-the-shelf software or to use any generally commercially available service, including click wrap, click through, shrink wrap, and off-the-shelf licenses, in each case, where payments by Company or any of its subsidiaries under such licenses have been (and are reasonably expected to be) less than US$200,000 per year;

“Open Source Software” means all Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model or any other license described by the Open Source Initiative as set forth anywhere on www.opensource.org or that otherwise conditions any rights granted in such license upon the disclosure, distribution or licensing of any other Software or the grant of a license to any patent;

“Order” means any Law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any Governmental Entity;

“Organizational Documents” means the articles of association, articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, exempted limited partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto;

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any subsidiary of the Company;

“Permitted Liens” means (i) statutory liens securing payments not yet due and payable as of the Closing Date, including liens of lessors pursuant to the terms of any lease, (ii) easements, covenants and rights of way and other similar restrictions of record affecting title to real property, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use in the operation of the business of the Company or any of its subsidiaries conducted thereon, (iii) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (iv) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations (for the avoidance of doubt, other than liens securing indebtedness for borrowed money), (v) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practices for amounts which are not yet past due or which are being contested by appropriate proceedings, (vi) non-exclusive licenses, non-disclosure agreements or covenants not to sue of Intellectual Property granted by the Company or its subsidiaries in the ordinary course of business; (vii) Liens imposed by applicable Law; and (viii) Liens securing indebtedness, obligations or liabilities that are reflected in the SEC Reports filed or furnished prior to the date hereof, or have otherwise been disclosed to Parent or Merger Sub or any of their Affiliates as of the date of this Agreement;

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

“Personal Data” means any data or information that (i) can be used to identify a particular natural person, household or device or (ii) is otherwise protected by or subject to any privacy or data security Laws;

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Processing” (or “Process”) means processing, collection, acquisition, recording, organization, storage, use, handling, alteration, modification, transmission, provision, disclosure, sharing, access, use, retrieval, transfer, encryption, destruction or disposal of any data or information;

“Representatives” of a Person means such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial or other advisors, agents and other representatives;

“Required Information” means (i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date and statement of comprehensive earnings and statements of shareholders’ equity and cash flows for each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date, (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of comprehensive earnings and statement of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least forty-five (45) days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end and (iii) any financial and other pertinent financial or other information regarding the Company or any of its Affiliates as may be reasonably requested by Parent or Merger Sub, including all financial statements and projections and other pertinent information required by the Debt Financing (or any Replacement Debt Financing or Alternative Financing) and all financial statements, pro forma financial information, financial data, audit reports and other information of the type required in connection with the Debt Financing (or any Replacement Debt Financing or Alternative Financing) and the Transactions customary for the placement, arrangement or syndication of loans or distribution of debt contemplated by the Debt Financing (or any Replacement Debt Financing or Alternative Financing);

“RMB” means the lawful currency of the PRC;

“Rollover Shares” means Shares that qualify as “Rollover Shares” under the Support Agreements;

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine);

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council;

“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack involving, or unauthorized use of, or access to, any Company Systems, or (ii) incident in which any Personal Data in the Company’s or its subsidiaries’ possession or under its or their control or any Company Data was Processed in an unauthorized or illegal manner;

“Software” means any software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, libraries, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“Sponsor” means each of Bain Capital Asia Fund V, L.P. and Keppel Funds Investment Pte. Ltd.;

“subsidiary” or “subsidiaries” means, with respect to any Person, each other Person in which the first Person (A) owns, directly or indirectly, share capital or other equity interests representing at least a majority of the outstanding voting stock or other equity interests (including through any contractual arrangement), (B) holds, directly or indirectly, the right to at least a majority of the economic interests, including interests held through a variable-interest-entity structure or other similar contractual arrangements (including the Control Documents), and (C) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions. For the avoidance of doubt, for purposes of this Agreement, (i) each branch office of any subsidiary of the Company, whether registered or not as required by the applicable laws of the jurisdiction of its operation, shall be deemed as a subsidiary of the Company and (ii) neither the Company nor any of its subsidiaries shall be deemed to be a subsidiary of any of the Investors, the Sponsors, the Guarantors or any of their respective Affiliates prior to the Effective Time.;

“Third-Party Components” means, with respect to Company Intellectual Property, all material Software that is not exclusively owned by the Company or one of its subsidiaries that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person in connection with, or otherwise made available to consumers with or through Company Intellectual Property;

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guaranties, the Financing Commitments, the Support Agreements and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

“United States” or “U.S.” means the United States of America;

“USD” or “US$” means the lawful currency of the United States;

“VIE Entities” means the variable interest entities, including Sitan (Beijing) Data Science and Technology Co., Ltd. (思探（北京）数据科技有限公司) and Hebei Qinshu Information Science and Technology Co., Ltd. (河北秦数信息科技有限公司);

“WFOE” means the wholly foreign-owned enterprises of the Company, including Suzhou Stack Data Technology Co., Ltd. (苏州思达歌数据科技有限公司) and Hebei Stack Data Technology Investment Co., Ltd. (河北思达歌数据科技投资有限公司); and

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement or (ii) fraud.

(b)    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Acquisition Proposal	Section 6.3(g)(i)
ADS	Section 2.1(b)
Adverse Effect on Financing	Section 6.11(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(a)(i)(D)
Alternative Financing	Section 6.11(a)
Applicable Date	Section 3.8(a)
Bankruptcy and Equity Exception	Section 3.5(a)
Board of Directors	Recitals
Book-Entry Shares	Section 2.3(b)

Defined Term	Section
Cash Financing	Section 4.7(a)
CICA	Recitals
Certificates	Section 2.3(b)(i)
Change of Recommendation	Section 6.2(b)
Change Notice	Section 6.3(c)(ii)
Class A Share	Section 2.1(a)
Class B Share	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Disclosure Letter	Article III
Company Employees	Section 3.14(a)
Company Intellectual Property	Section 3.20(a)
Company Plan	Section 3.14(a)
Company Related Parties	Section 8.2(f)(i)
Company Requisite Vote	Section 3.5(c)
Company Termination Fee	Section 8.2(b)(i)
Confidentiality Agreement	Section 6.6(b)
Consent Solicitation	Section 6.19(b)
Continuing Employee	Section 6.9(a)
CS Facility	Section 6.19(c)
Debt Financing	Section 4.7(a)
Debt Financing Commitments	Section 4.7(a)
Deposit Account	Section 6.20
Deposit Agreement	Section 2.6
Depositary	Section 2.6
Dissenter Rights	Section 2.1(d)
Dissenting Shares	Section 2.1(d)
Dissenting Shareholders	Section 2.1(d)
Effective Time	Section 1.3
End Date	Section 8.1(b)(ii)
Environmental Laws	Section 3.21
Equity Commitment Letters	Section 4.7(a)
Equity Financing	Section 4.7(a)
Equity Financing Commitments	Section 4.7(a)
ERISA	Section 3.14(a)
Exchange Act	Section 3.6(b)
Exchange Fund	Section 2.3(a)
Existing Agent	Section 6.19(c)
Existing Borrower	Section 6.19(c)
Existing Facility Agreement	Section 6.19(c)
Financial Advisor	Section 3.22
Financing	Section 4.7(a)
Financing Commitments	Section 4.7(a)
FX Conversion	Section 6.20
Guarantor/Guarantors	Recitals
Indemnified Parties	Section 6.10(a)
Indemnification Agreements	Section 6.10(c)
Indenture	Section 6.19(a)
Intervening Event Notice	Section 6.3(d)
Intervening Event Notice Period	Section 6.3(d)

Defined Term	Section
Lender Related Party	Section 8.2(f)(ii)
Limited Guaranty/Limited Guaranties	Recitals
Material Contract	Section 3.11(a)
Memorandum and Articles of Association	Section 3.2
Merger	Recitals
Merger Consideration	Section 2.3(a)
Merger Sub	Preamble
Notes	Section 6.19(a)
Notice Period	Section 6.3(c)(ii)
Offers to Purchase	Section 6.19(b)
Offers and Consent Solicitation	Section 6.19(b)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 7.3(a)
Parent Parties	Section 4.12
Parent Parties Contract	Section 4.12
Parent Related Party	Section 8.2(f)(ii)
Parent Termination Fee	Section 8.2(c)
Party/Parties	Preamble
Paying Agent	Section 2.3(a)
Per ADS Merger Consideration	Section 2.1(b)
Per Share Merger Consideration	Section 2.1(a)
Prepayment	Section 6.19(c)
Prepayment Notice	Section 6.19(c)
Plan of Merger	Section 1.3
Proxy Statement	Section 3.19
Recommendation	Section 3.5(b)
Redemption	Section 6.19(a)
Redemption Notices	Section 6.19(a)
Registrar of Companies	Section 1.1
Replacement Debt Commitments	Section 6.11(a)
Replacement Debt Financing	Section 6.11(a)
Required Cash Amount	Section 6.20
Rollover Shareholder	Recitals
Schedule 13E-3	Section 3.6(b)
SEC	Section 3.8(a)
SEC Reports	Section 3.8(a)
Securities Act	Section 3.8(a)
Share	Section 2.1(a)
Shareholders Meeting	Section 6.2(a)
Special Committee	Recitals
Superior Proposal	Section 6.3(g)(iii)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.25
Taxes	Section 3.18(i)(i)
Tax Law	Section 3.18(i)(ii)
Tax Return	Section 3.18(i)(iii)
Trustee	Section 6.19(a)
Topco Plan	Section 6.9(b)
Topco Shares	Recitals

Defined Term	Section
Transaction Litigation	Section 6.13
Transactions	Recitals
Unvested Company Option	Section 2.2(a)(ii)
Utilization Request	Section 6.19(c)
Vested Company Option	Section 2.2(a)(i)

Section 9.6    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 9.7    Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and/or Merger Sub may (a) assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent by prior notice to the Company or (b) assign or grant any form of security interest over all or any portion of its rights, interests and obligations under this Agreement to any Lender Related Parties or any provider of related hedging arrangements (so long as Parent remains fully liable for all of its obligations hereunder) pursuant to the terms of the Debt Financing (or any Replacement Debt Financing or Alternative Financing) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing (or any Replacement Debt Financing or Alternative Financing).

Section 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares and ADSs to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Company Options to receive the payments or in exchange therefor the applicable equity-based awards of Parent contemplated by Section 2.2, in accordance with the terms and conditions of this Agreement, and (d) each Company Related Party, Parent Related Party or Lender Related Party shall be a third-party beneficiary of Section 8.2(f), Section 9.2, this Section 9.8, Section 9.12, Section 9.13 and Section 9.14.

Section 9.9    Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be exclusively interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands, in respect of which the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: (a) the Merger; (b) the vesting of the undertaking, property and liabilities of each of the Company and Merger Sub in the Surviving Company; (c) the cancellation of the Shares (including Shares represented by ADSs); (d) the fiduciary or other duties of the Board of Directors and the sole director of each of Parent and Merger Sub; (e) the general rights of the respective shareholders of the Company, Parent and Merger Sub, including the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares; and (f) the internal corporate affairs of the Company, Parent and Merger Sub.

Section 9.10    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12    Specific Performance.

(a)    The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.4 and Section 6.11, by Parent or Merger Sub.

(b)    Notwithstanding the foregoing or anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with Article I if, but only if, (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived in accordance with this Agreement, (ii) Parent is required to complete the Closing pursuant to Section 1.2 and Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the financing provided for by the Debt Financing Commitment (or any Replacement Debt Financing or Alternative Financing, as the case may be) has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that, the Company is ready, willing and able to consummate the Closing and if specific performance is granted and the Equity Financing and the Debt Financing (or any Replacement Debt Financing or Alternative Financing, as the case may be) are funded, then the Closing would occur.

(c)    Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)    Notwithstanding anything herein to the contrary, while the Parties may pursue both a grant of specific performance pursuant to Section 9.12 to the extent permitted hereunder prior to the termination of this Agreement and the payment of the amounts set forth in Section 8.2, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts set forth in Section 8.2.

Section 9.13    Jurisdiction.

(a)    Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts sitting in the Borough of Manhattan of the City of New York, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and other applicable Laws; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) each Party and its Affiliates hereby irrevocably and unconditionally agrees that it will not bring or support any claim, action, suit, legal proceeding, investigation, arbitration, litigation, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court and any appellant court thereof and each Party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding and (ii) except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to this Agreement, the Debt Financing Commitments or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties further agree to waive and hereby irrevocably waive, to the fullest extent permitted by Law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.13(a) mutatis mutandis but with respect to the courts specified in this Section 9.13(b).

Section 9.14    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY LENDER RELATED PARTY OR PARENT RELATED PARTY) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15    Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. For purposes of this Agreement, any item shall be considered “made available” to a Parent Party, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to any Parent Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC prior to the date hereof. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.16    Special Committee Approval. Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board of Directors under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of the Special Committee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
CHINDATA GROUP HOLDINGS LIMITED

By:	/s/ Thomas J. Manning
Name: Thomas J. Manning
Title: Chairman of the Special Committee of the Board of Directors

[Signature Page to Merger Agreement]

PARENT:
BCPE CHIVALRY BIDCO LIMITED

By:	/s/ David Gross-Loh
Name: David Gross-Loh
Title: Director

MERGER SUB:
BCPE CHIVALRY MERGER SUB LIMITED

By:	/s/ David Gross-Loh
Name: David Gross-Loh
Title: Director

[Signature Page to Merger Agreement]

EXHIBIT A

PLAN OF MERGER

ANNEX B

PLAN OF MERGER

THIS PLAN OF MERGER is made on [date]

BETWEEN

1

CHINDATA GROUP HOLDINGS LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Company); and

2

BCPE CHIVALRY MERGER SUB LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Merging Company),

(together the Constituent Companies).

WHEREAS

A

The board of directors of the Company and the board of directors of the Merging Company have approved the merger of the Constituent Companies, with the Company continuing as the surviving company (the Surviving Company) resulting from the merger (the Merger), upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated August 11, 2023, among BCPE Chivalry Bidco Limited, the Company and the Merging Company (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the Merger Agreement) and this Plan of Merger and pursuant to, and in accordance with, the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the CICA).

B	The shareholders of the Company and the sole shareholder of the Merging Company have authorised this Plan of Merger in accordance with the CICA.

C	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the CICA.

IT IS AGREED as follows:

1	Definitions and Interpretation

Capitalised terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed hereto as Schedule 1.

2	Plan of Merger

2.1	Constituent Companies

(a)    The constituent companies (as defined in the CICA) to the Merger are the Company and the Merging Company.

(b)    The surviving company (as defined in the CICA) is the Surviving Company, which shall continue to be named Chindata Group Holdings Limited.

2.2	Authorised and Issued Share Capital

(a)    Immediately prior to the Effective Time (as defined below):

(i)    the authorised share capital of the Company was US$[50,000] divided into 5,000,000,000 shares of a par value US$0.00001 per share each, of which 4,500,000,000 were designated as Class A ordinary shares (the Class A Shares) and 500,000,000 were designated as Class B ordinary shares (the Class B Shares, and together with the Class A Shares, the Shares); and

(ii)    [●] ordinary shares were issued and outstanding, of which [●] were Class A Shares and [●] were Class B Shares, all of which have been fully paid up or credited as fully paid up;

(b)    Immediately prior to the Effective Time, the authorised share capital of the Merging Company was US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, of which 1,000 ordinary shares were issued and outstanding and has been fully paid up.

(c)    At the Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 per share.

(d)    At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)    each Class A Share and each Class B Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (as defined below)) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (subject to adjustments in accordance with the Merger Agreement);

(ii)    each two Class A Shares, which are represented by an American Depositary Share (each, an ADS or collectively, ADSs) (other the Excluded Shares which are represented by ADSs), issued and outstanding immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive the Per ADS Merger Consideration pursuant to the terms and conditions set forth in the Merger Agreement and the Deposit Agreement;

(iii)    each Excluded Share (including the Excluded Shares which are represented by ADSs) issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(iv) each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and the holders of the Dissenting Shares shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares determined in accordance with the CICA; and

(v) each ordinary share, par value of US$0.00001 per share, of Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

2.3	Effective Time

The Merger shall be effective on [●] (the Effective Time).

2.4	Registered Office

(a)    The registered office of the Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(b)    The registered office of the Merging Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(c)    From the Effective Time, the registered office of the Surviving Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

2.5	Memorandum and Articles of Association of the Surviving Company and Share Rights

(a)    At the Effective Time, the memorandum of association and the articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed hereto as Schedule 2 (the M&A).

(b)    From the Effective Time, the rights and restrictions attaching to the ordinary shares in the Surviving Company shall be as set out in the M&A.

2.6	Property

At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as each of the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.7	Directors’ Interests in the Merger

(a)    The names and addresses of the directors of the Surviving Company upon the Merger becoming effective are as follows:

(i)    [name] of [address]; and

(ii)    [name] of [address].

(b)    No amounts or benefits are or will be paid or become payable to any director of either of the Constituent Companies consequent upon the Merger.

2.8	Secured Creditors

(a)    The Merging Company has granted a fixed and floating security interest over [●] to [Name of Security Agent], as security agent on behalf of certain lenders, pursuant to [●]. The address of such secured creditor is [address]. The Merging Company has obtained the consent to the Merger of the secured creditor of such security interests pursuant to section 233(8) of the CICA. The Merging Company has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3	Approvals

3.1	This Plan of Merger has been approved by the board of directors of both of the Constituent Companies pursuant to section 233(3) of the CICA.

3.2	This Plan of Merger has been authorised by the shareholders of both of the Constituent Companies pursuant to section 233(6) of the CICA.

4	Termination and Amendment

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated or amended in accordance with the terms of the Merger Agreement.

5	Counterparts

5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

6	Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2

Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

Name:	)

Executed for and on behalf of

CHINDATA GROUP HOLDINGS LIMITED	)

by its director	)	(Director)

Name:	)

Executed for and on behalf of

BCPE CHIVALRY MERGER SUB LIMITED	)

by its director	)	(Director)

[Signature Page to Plan of Merger]

Schedule 1. Merger Agreement

Schedule 1

Schedule 2. Memorandum and Articles of Association of the Surviving Company

Schedule 2

ANNEX C

OPINION OF CITIGROUP GLOBAL MARKETS ASIA LIMITED AS FINANCIAL ADVISOR

Confidential

August 11, 2023

Special Committee of the Board of Directors

Chindata Group Holdings Limited

No. 47 Laiguangying East Road

Chaoyang District, Beijing 100012

People’s Republic of China

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A ordinary shares, par value US$0.00001 per share (“Class A Shares”), and Class B ordinary shares, par value US$0.00001 per share (together with Class A Shares, “Shares”), of Chindata Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), of the Per Share Merger Consideration (as defined below), and to the holders of American Depository Shares of the Company (“ADSs”, each representing two (2) Class A Shares) of the Per ADS Merger Consideration (as defined below), to be received by such holders (other than holders of Excluded Shares and Dissenting Shares) pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among BCPE Chivalry Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), an affiliate of Bain Capital, LP (“Bain Capital”), BCPE Chivalry Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and the Company. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, (ii) each outstanding Share (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive US$4.30 in cash without interest (the “Per Share Merger Consideration”) and (iii) each outstanding ADS (other than ADSs representing Excluded Shares) will be cancelled in exchange for the right to receive US$8.60 in cash without interest (the “Per ADS Merger Consideration”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

In arriving at our opinion, we reviewed (i) a draft, dated as of August 10, 2023, of the Merger Agreement, (ii) drafts, dated as of August 10, 2023, of the equity commitment letters from, respectively, (a) Bain Capital Asia Fund V, L.P. and (b) Keppel Funds Investment Pte. Ltd., to Parent (together, the “Equity Commitment Letters”), (iii) the debt commitment letter, dated June 28, 2023, from Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch and Industrial Bank Co., Ltd. Shanghai Branch (together, the “Original Underwriters”) to Merger Sub, which sets out the terms and conditions pursuant to which the Original Underwriters will provide an aggregate of US$1,650,000,000 (or the equivalent in RMB) to Merger Sub (the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”), and (iv) drafts, dated as of August 10, 2023, of the support agreements between BCPE Chivalry Topco Limited (“Topco”) and the other parties thereto, with respect to, among other things, the rollover of an aggregate of 464,472,056 Shares (including Shares represented by ADSs) by certain Investors (the “Rollover Shareholders”) to Topco (the “Support Agreements”), and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company, including certain public filings made by the Company, as well as certain financial forecasts and other information and data relating to the

Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the ADSs; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the accuracy of such forecasts and other information and data or the assumptions on which they were based, and we have assumed that the financial results reflected in such forecasts and other information and data will be realized as projected. We are a financial advisor only and are not legal, regulatory, tax or accounting advisors. We are not expressing any opinion and have, with your consent, relied, without independent verification, upon the assessment of the Company and its legal, regulatory, tax, accounting and other representatives and advisors, with respect to legal, regulatory, tax, accounting or similar matters.

We have assumed, with your consent, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger, (iii) Parent will obtain financing for the transactions contemplated by the Merger Agreement in accordance with the terms set forth in the Equity Commitment Letters and Merger Sub will obtain financing for the transactions contemplated by the Merger Agreement in accordance with the terms set forth in the Debt Commitment Letter, and (iv) the Rollover Shareholders will contribute an aggregate of 464,472,056 Shares (including Shares represented by ADSs) to Topco in accordance with the terms set forth in the Support Agreements. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement, the Commitment Letters and the Support Agreements will not vary materially from those set forth in the drafts reviewed by us. We have also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement are, and will be, true and correct in all respects material to our analysis. We have not evaluated the solvency of the Company and we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein, and we express no opinion as to the fairness of the Merger or any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion does not address any terms or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein). We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration and the Per ADS Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

Citigroup Global Markets Asia Limited has acted as an independent financial advisor to the Special Committee in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is payable upon the delivery of this opinion and the balance of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. As you are aware, we and our affiliates in the past have provided, are currently providing and in the future may provide commercial banking, investment banking and/or other services to the Company and/or certain of its affiliates and subsidiaries unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the approximately two-year period prior to the date of this opinion, having acted as lead arranger and lender in connection with certain project financing of the Company and its affiliates. As you are also aware, we and our affiliates in the past have provided, are currently providing and in the future may provide commercial banking, investment banking and/or other services to Bain Capital and/or certain of its affiliates and controlled portfolio companies unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the approximately two-year period prior to the date of this opinion, having acted or acting as (i) financial advisor to Bain Capital and/or certain of its affiliates and controlled portfolio companies in connection with certain merger and acquisition transactions, (ii) bookrunner in connection with certain equity and debt offerings of certain affiliates and/or controlled portfolio companies of Bain Capital, and (iii) bookrunner, underwriter and/or lead manager in connection with certain credit facilities of certain affiliates and/or controlled portfolio companies of Bain Capital. In the ordinary course of business, we and our affiliates may actively trade, hold or vote, and may structure or effect transactions in, the securities and other financial instruments of the Company, Bain Capital and/or their respective affiliates and subsidiaries for our or their own account or for the account of our or their customers and, accordingly, may at any time hold a long or short position or other finance position in such securities or instruments. In addition, we and our affiliates (including Citigroup Global Markets Asia Limited and its affiliates) may maintain relationships with, and may also in the future provide financial advisory, underwriting or other services to, the Company, Bain Capital and/or their respective affiliates and subsidiaries for which we and our affiliates may receive compensation.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Excluded Shares, Dissenting Shares, and Shares represented by ADSs) and the Per ADS Merger Consideration is fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares).

Very truly yours,

/s/ Citigroup Global Markets Asia Limited

CITIGROUP GLOBAL MARKETS ASIA LIMITED

ANNEX D

CAYMAN ISLANDS COMPANIES ACT (AS AMENDED)—SECTION 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)

Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)

A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating—

(a)	that person’s name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6)	A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)

Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)

Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)

If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)

the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)

A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)

At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

D-1

(12)

Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)

The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)

The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

Name	Business Address	Present Principal Occupation or Employment	Citizenship
Michael Frederick Foust(1)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Chairman of the Board of Directors	United States
Huapeng Wu(2)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Director, Chief Executive Officer	PRC
Qian Xiao(3)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Director, President	PRC
Dongning Wang(4)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Chief Financial Officer	PRC
Xinyue Fan(5)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Chief Operating Officer	PRC
Binghua Zhang(6)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Chief Technology Officer	PRC
Jonathan Jia Zhu(7)	Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong, the People’s Republic of China	Director	Hong Kong
Zhongjue Chen(8)	Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong, the People’s Republic of China	Director	Hong Kong
Barnaby Thomas Patrick Lyons(9)	Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong, the People’s Republic of China	Director	United Kingdom
Weili Hong(10)	Room 4210, Building 1, Xingye Taikouhui, No. 288 Shimen 1st Road, Shanghai, 200000, the People’s Republic of China	Independent Director	PRC
Thomas J. Manning(11)	No. 47 Laiguangying East Road, Chaoyang District, Beijing, 100012, the People’s Republic of China	Independent Director	United States
Gang Yu(12)	No. 295 Zuchongzhi Road, Pudong New District, Shanghai, 201203, the People’s Republic of China	Independent Director	United States

(1)

Mr. Foust has served as the chairman of the Board of the Company since July 2019. Mr. Foust has over 21 years of experience in data center investment, development and operations and a total of 38 years of experience overall in institutional real estate investments including development and portfolio management. In 2016, Mr. Foust was a founder of Bridge Data Centres (International) Pte. Ltd. and served as executive chairman from 2016 to 2020. In addition, Mr. Foust has served as a senior advisor for the data center industry for DigitalBridge since 2014, as the chairman of DataBank since 2016 and as the chairman of Vantage Data Centers since 2017. From 2004 to 2014, Mr. Foust served as the chief executive officer and a director at Digital Reality Trust, Inc. (NYSE: DLR) in San Francisco where he led the company’s IPO. In addition, Mr. Foust was a founder of the private equity investor GI Partners in Menlo Park, California where he served as a managing director from 2001 to 2004. He was responsible for real estate investments at GI Partners, with a strong focus on technology related assets including data centers and telecom facilities. Mr. Foust received his MBA degree from Harvard Business School, and his bachelor degree of arts, magna cum laude from Harvard University.

(2)

Mr. Wu has served as director and chief executive officer of the Company since February 2022. He served as China President of the Company from December 2019 to February 2022. Prior to joining the Company, Mr. Wu served as the vice president of Phoenix New Media Ltd. (NYSE: FENG) and CTO of Ifeng.com from 2007 to 2013. Prior to that, Mr. Wu served as the executive director of China Computer Users Association. In 2015, Mr. Wu established “1024 College,” an important organization in the field of Internet technology in China which trained many famous CTOs. He also established iTechClub, which gathered more than 3,000 talents from 1,200 top Internet enterprises to build an Internet technology and social resource platform for in-depth communication and interaction. In 2019, Mr. Wu was elected to be academician of The Academy of Engineering and Technology of the Developing World to provide scientific and technological support for the realization of the United Nations global action plan to promote developing countries to get rid of poverty and develop economy. Mr. Wu serves as the executive director of China Computer Users Association. Mr. Wu received a bachelor’s degree and a master’s degree in precision instruments and mechanics from Tsinghua University.

(3)

Ms. Xiao has served as director of the Company since July 2019 and President of the Company since March 2022. She served as chief operating officer of the Company from August 2019 to March 2022 and. Prior to joining the Company, Ms. Xiao served as a senior vice president of Wangsu Science and Technology Co., Ltd. (SZSE: 300017) from 2011 to 2019. Prior to that, Ms. Xiao served as a financial manager at Dell from 2010 to 2011. In addition, Ms. Xiao served as a senior consultant at IBM from 2007 to 2010. Prior to that, Ms. Xiao served as a financial executive at Accenture from 2002 to 2007, and as a financial executive at China Academy of Space Technology from 1999 to 2002. Ms. Xiao received a bachelor’s degree in international finance from Beihang University and an MBA degree from Tsinghua University.

(4)

Mr. Wang has served as chief financial officer of the Company since November 2019. Prior to joining the Company, Mr. Wang served as the vice president of finance at NIO Inc. (NYSE: NIO) from 2015 to 2019. Prior to that, Mr. Wang served as the executive vice president, director and chief financial officer at Jaguar Land Rover China from 2008 to 2014. Prior to joining Jaguar Land Rover China, he served as the chief financial officer at Chrysler Japan Co. in 2008 and he held various senior financial management positions at Daimler Chrysler’s U.S. headquarters and Asia Pacific region operations from 2001 to 2007. From 1995 to 1999, he served as a senior manager at State Power Corporation of China. Mr. Wang received a bachelor’s degree in engineering from Tsinghua University and an MBA degree from Wharton School of the University of Pennsylvania.

(5)

Mr. Fan has served as chief operating officer of the Company since March 2022. He served as vice president of Business Operation of the Company from December 2021 to March 2022. Prior to joining the Company, Mr. Fan served as the vice president and general manager of Sekurit Asia of Saint Gobain from 2015 to 2021, and as strategic planning director of Saint Gobain from 2013 to 2015. In addition, Mr. Fan served as associate director at Dow Chemical from 2011 to 2013. Prior to that, Mr. Fan served as senior manager at Honeywell Building Solution from 2009 to 2011, and as consultant of The Boston Consulting Group from 2006 to 2009. Mr. Fan received a bachelor’s degree in information science from Zhejiang University and a PhD degree in engineering science from University of Oxford.

(6)

Mr. Zhang has served as chief technology officer of the Company since March 2022. Prior to joining the Company, Mr. Zhang served in various positions, such as technical director, senior director, and general manager of system department and IDC engineering department, in Baidu from 2010 to 2022. Prior to that, Mr. Zhang served as chief engineer in Beijing Telecom Planning and Design Institute from 1999 to 2010. Mr. Zhang has served as Chairman and Honorary Chairman of Open Data Center Committee since 2015,

TC1 vice president of China Communications Standards Association since 2017 and an expert member in China Data Center Committee since 2011. In terms of practicing qualifications, Mr. Zhang has obtained the qualifications of National Certified Cost Engineer and National Registered Consulting Engineer. Mr. Zhang received a bachelor’s degree in power system and automation from Chongqing University and a master’s degree in power system and automation from North China Electric Power University.

(7)

Mr. Zhu has served as director of the Company since July 2019. Mr. Zhu has served as a managing director and partner of Bain Capital Private Equity Asia from 2006 to present. Since joining Bain Capital in 2006, Mr. Zhu has led Bain Capital’s investments in Asia, with a focus on China. Mr. Zhu is currently an independent non-executive director, chairman of remuneration committee and member of audit committee and environmental, social and governance committee of Sunac China Holdings Limited (HKEx:1918), and also sits on the board of Asia Pacific Medical Group, ASIMCO, EcoCeres, Lionbridge, Maxford, Vitalink and Vision-X. Mr. Zhu was also a director and chairman of corporate governance and nominating committee of NaaS Technology Inc. (Nasdaq: NAAS) (formerly known as Rise Education Cayman Limited) from 2020 to 2022, a director of Lionbridge from 2015 to 2023, a director of Hugel, Inc. (KOSDAQ: 145020) from 2017 to 2022, a director of Trans Maldivian Airways from 2017 to 2020, a director of China Fire from 2010 to 2019, and a director of Clear Media from 2011 to 2020. Before joining Bain Capital in 2006, Mr. Zhu served as a managing director and chief executive officer at Morgan Stanley Dean Witter Asia Limited’s China business from 1996 to 2006. He served as an associate at Morgan Stanley & Co from 1995 to 1996 and as an associate at Shearman & Sterling from 1992 to 1994. Mr. Zhu received a bachelor’s degree from Zhengzhou University, a master’s degree from Nanjing University, and a juris doctor degree from Cornell Law School. Mr. Zhu is a trustee of Cornell University in the U.S. and Nanjing University in China.

(8)

Mr. Chen has served as director of the Company since December 2018. Mr. Chen joined Bain Capital in 2005. Mr. Chen is currently a partner of Bain Capital Private Equity Asia, mainly responsible for managing Bain Capital’s private equity investments in Greater China and Asia Pacific region. His focus is on telecommunications, technology, media, business and financial services sectors. Prior to that, Mr. Chen served as an associate consultant at Bain & Company from 2001 to 2003. Mr. Chen currently sits on the boards of ASIMCO Technologies Group Limited, PNR Network Technology (Shanghai) Co., Ltd. (ChinaPnR), Newlinks Technology Limited, Vision-X, Inc., Tenacia Biotechnology (Shanghai) Co., Ltd., and Seeds Growth Limited (Subway China). Mr. Chen received an MBA degree from Harvard University Business School and a bachelor’s degree in economics from Harvard University.

(9)

Mr. Lyons has served as director of the Company since July 2019. Mr. Lyons is also a partner, and global co-head of Special Situations at Bain Capital. Mr. Lyons is also a director of India Resurgence Asset Management Business Private Limited and a director of Virgin Australia. He served as an investment professional at Bain Capital Credit (London) from 2006 to 2014. He served as a global management consultant at Bain & Company from 2004 to 2006. Mr. Lyons received a bachelor’s degree from Princeton University and was elected to Phi Beta Kappa.

(10)

Dr. Hong has served as director of the Company since June 2020. Dr. Hong is an independent director and chairman of the compensation committee and member of audit and nomination committees of Dingdong (Cayman) Limited (NYSE: DDL). In addition, Dr. Hong served as the President and Chief Research Officer of CMC Holdings from 2016 to 2018. Prior to joining CMC, Dr. Hong was a partner of the Gopher Asset Management from 2014 to 2016, in charge of PE/VC FOFs and direct investments. He also served as the managing partner of KTB China from 2008 to 2012, and the head of BD in ING China from 2004 to 2007. Dr. Hong was one of the pioneers of China’s capital markets since he joined Shanghai Stock Exchange at its forming stage in 1992, where he served in several important positions and developed China’s first financial futures product. From 1997 to 2004, Dr. Hong had served as a managing director of the securities business of China Venture-Tech Investment Group and the head of its Shanghai Branch. Dr. Hong received his Bachelor’s degree in 1992 and Doctor’s degrees in Economics in 1999 from Fudan University. Dr. Hong currently serves as a Guest Professor and a supervisor of the Master Degree Program in the School of Economics and a Guest Professor of the Fanhai International School of Finance, Fudan University. Dr. Hong is also the vice chairman of the Global Alumni Association of the School of Economics, Fudan University, as well as the vice chairman of the Private Equity Association of Shanghai.

(11)

Mr. Manning has served as director of the Company since August 2020. He is currently the chairman of Cresco Labs Inc. (CSE: CL), one of the largest and fastest growing public U.S.-based companies in the emerging cannabis industry. He also serves as an independent non-executive director on the board and the audit committee of CommScope Holding Company, Inc. (Nasdaq: COMM), a leading global telecommunication and network technology manufacturer. From 2018 to 2019, he was the former chairman and chief executive officer of Dun & Bradstreet, the global leader in corporate information and data analytics. Prior to joining Dun & Bradstreet, Mr. Manning worked and lived in Asia for nearly 20 years, serving as CEO of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, CEO of Capgemini Asia, a leading information technology services company, and CEO of Ernst & Young Consulting Asia. He was also a senior partner with Bain & Company in Silicon Valley and was also a practice leader with McKinsey & Company early in his career. Mr. Manning previously served as a director of four public companies in China, namely iSoftStone Holdings Limited (NYSE: ISS), Asiainfo-Linkage, Inc. (Nasdaq: ASIA), Gome Electrical Appliances Company (HKEx: 00493), and the Bank of Communications Co., Ltd. (HKEx: 03328), and he also served as a director of Clear Media Limited, a former Hong Kong listed company. In addition, he served as a director in several private equity backed companies in China, India and the United States. Mr. Manning was a 2019 Fellow and 2020-21 Senior Fellow in Harvard University’s Advanced Leadership Initiative. He has served as an Executive-in-Residence at the University of Chicago Booth School of Business and an adjunct faculty member at The University of Chicago Law School. Mr. Manning holds an MBA from Stanford Graduate School of Business and a bachelor’s degree in East Asian Studies from Harvard College.

(12)

Dr. Yu has served as director of the Company since September 2020. He is co-founder, executive chairman and member of compensation committee of 111, Inc. (Nasdaq: YI). He is one of China’s renowned serial entrepreneurs, co-founder of two major companies in China, Yihaodian, a leading e-commerce platform in China, and 111, Inc., a leading integrated online and offline healthcare platform in China powered by technology. Prior to beginning his entrepreneurial career, he held senior roles with Dell Inc. and Amazon.com, as vice-president for worldwide procurement at Dell and vice-president for worldwide supply chain at Amazon. He currently serves as board director of Midea Group Co., Ltd. (SZSE: 000333) and as the co-chairman of the board of Zall Group (HKEx: 02098). He served as a director of Baozun Inc. (Nasdaq: BZUN) from 2018 to 2020, and LightInTheBox Holding Co., Ltd. (NYSE: LITB) from March 30, 2016 to March 29, 2023. He has had a distinguished academic career as well, serving as chair professor at the McCombs School of Business at the University of Texas at Austin and director of the Center for Management of Operations and Logistics and co-director of the Center for Decision-making Under Uncertainty. Dr. Yu has published over 80 journal articles, six books, and holds three U.S. patents. Dr. Yu is a recipient of numerous prestigious international awards, including the 2002 Franz Edelman Management Science Achievement Award from INFORMS and the 2012 Martin K. Starr Excellence in Production and Operations Management Practice Award from POMS. He has a doctorate in decision sciences from the Wharton School of the University of Pennsylvania, a master of science degree in physics from Cornell University, and an undergraduate degree from Wuhan University.

During the last five years, none of the Company or any of the Company’s directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2. Directors and Executive Officers of Parent

The following table sets forth information regarding the directors of Parent as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Parent does not have any executive officers.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Zhongjue Chen(1)	Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong	Director of the Company (since December 2018) Partner at Bain Capital Private Equity Asia (since 2005)	Hong Kong
David Benjamin Gross-Loh	200 Clarendon Street, Boston, Massachusetts 02116	Partner at BCI	United States
Krista Snow	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Private Equity	United States

(1)

For Mr. Chen’s material occupations, positions, offices or employment during the past five years, please also see “Annex E—Directors and Executive Officers of Each Filing Person—1. Directors and Executive Officers of the Company.”

During the last five years, none of the directors of Parent has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3. Directors and Executive Officers of Merger Sub

The following table sets forth information regarding the directors of Merger Sub as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Merger Sub does not have any executive officers.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Zhongjue Chen(1)	Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong	Director of the Company (since December 2018) Partner at Bain Capital Private Equity Asia (since 2005)	Hong Kong
David Benjamin Gross-Loh	200 Clarendon Street, Boston, Massachusetts 02116	Partner at BCI	United States
Krista Snow	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Private Equity	United States

(1)

For Mr. Chen’s material occupations, positions, offices or employment during the past five years, please also see “Annex E—Directors and Executive Officers of Each Filing Person—1. Directors and Executive Officers of the Company.”

During the last five years, none of the directors of Merger Sub has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4. Directors, Executive Officers and Controlling Persons of BCPE Filing Persons

ESOP Holdco

The following table sets forth information regarding the directors of ESOP Holdco as of the date of this Proxy Statement. As of the date of this Proxy Statement, ESOP Holdco does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Zhongjue Chen(1)	Suite 2501, Level 25, One Pacific Place, 88 Queensway, Admiralty, Hong Kong	Director of the Company (since December 2018) Partner at Bain Capital Private Equity Asia (since 2005)	Hong Kong
David Benjamin Gross-Loh	200 Clarendon Street, Boston, Massachusetts 02116	Partner at BCI	United States
Krista Snow	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Private Equity	United States

(1)

For Mr. Chen’s material occupations, positions, offices or employment during the past five years, please also see “Annex E—Directors and Executive Officers of Each Filing Person—1. Directors and Executive Officers of the Company.”

BCI

The following table sets forth information regarding the controlling persons of BCI as of the date of this Proxy Statement.

Name	Business Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
John Connaughton	200 Clarendon Street, Boston, Massachusetts 02116	Partner at BCI	United States
Chris Gordon	200 Clarendon Street, Boston, Massachusetts 02116	Partner at BCI	United States
David Benjamin Gross-Loh	200 Clarendon Street, Boston, Massachusetts 02116	Partner at BCI	United States

During the last five years, none of the directors, executive officers or controlling persons of the BCPE Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5. Directors and Executive Officers of BCC Filing Persons

BCCM II

The following table sets forth information regarding the directors of BCCM II as of the date of this Proxy Statement. As of the date of this Proxy Statement, BCCM II does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Jeffrey Hawkins	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Credit	United States
Michael Treisman	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Credit	United States
Andrew Viens	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Credit	United States

BCCM III

The following table sets forth information regarding the directors of BCCM III as of the date of this Proxy Statement. As of the date of this Proxy Statement, BCCM III does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Grindale C. Gamboa	4, Rue Lou Hemmer, L-1748 Findel, Luxembourg	Finance Director at Bain Capital Credit	Philippines
Michael Treisman	200 Clarendon Street, Boston, Massachusetts 02116	Partner at Bain Capital Credit	United States

During the last five years, none of the directors and executive officers of the BCC Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6. Directors and Executive Officers of the Zeta Filing Persons

Zeta

The following table sets forth information regarding the directors of Zeta as of the date of this Proxy Statement. As of the date of this Proxy Statement, Zeta does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Joonsik Chai(1)	4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands	Director of Zeta (since November 2021)	Republic of Korea

Subeom Lee(2)	4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands	Director of Zeta (since January 2022)	Republic of Korea

Seong Jung Kim(3)	4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands	Director of Zeta (since November 2021)	Republic of Korea

(1)

Mr. Chai has also served as the Head of Finance Division of SK since 2023. He also served as the Head of Financial Strategy Office of SK from 2020 to 2022 and the team leader of Financial Strategy Office of SK from 2017 to 2019.

(2)

Mr. Lee has also served as the Vice President of Digital Investment Center of SK since 2022. He also served as the Vice President of New Business Team of SK SUPEX Council from 2020 to 2021, the Project Leader of SEA Business Development of SK SUPEX Council in 2019 and the Project Leader of CMO Business Development of SK SUPEX Council from 2017 to 2018.

(3)

Mr. Kim has also served as the Group Leader of IMM Investment Infrastructure Investment Division of IMM since 2020. He also served as the Manager of Infrastructure Investment Division of IMM from 2017 to 2020.

Einstein

The following table sets forth information regarding the directors of Einstein as of the date of this Proxy Statement. As of the date of this Proxy Statement, Einstein does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Subeom Lee(1)	4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands	Director of Einstein (since January 2022)	Republic of Korea

(1)

Mr. Lee has also served as the Vice President of Digital Investment Center of SK since 2022. He also served as the Vice President of New Business Team of SK SUPEX Council from 2020 to 2021, the Project Leader of SEA Business Development of SK SUPEX Council in 2019 and the Project Leader of CMO Business Development of SK SUPEX Council from 2017 to 2018.

SK

The following table sets forth information regarding the directors and executive officers of SK as of the date of this Proxy Statement.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Dae Sik Cho(1)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK	Republic of Korea
Tae Won Chey(2)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK, Chief Executive Officer of SK	Republic of Korea
Dong Hyun Jang(3)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK, Chief Executive Officer of SK	Republic of Korea
Chan Keun Lee(4)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK	Republic of Korea
Jae Ho Yeom(5)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK (since March 2019)	Republic of Korea
Byoung Ho Kim(6)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK (since March 2019)	Republic of Korea
Seon Hee Kim(7)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK (since March 2021)	Republic of Korea
Sung Hyung Lee(8)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK (since March 2023), Chief Financial Officer of SK	Republic of Korea
Hyunju Helen Pak(9)	26 Jong-ro, Jongno-gu, Seoul, South Korea 03188	Director of SK (since March 2023)	United States

(1)	Mr. Cho was the former CEO and President of SK. He has been a member of SK’s executive team since March 2015, and holds an MBA from Clark University.
(2)	Mr. Chey is the CEO of SK. He has been a member of SK’s executive team since March 2016, and holds a Ph.D. in Economics from the University of Chicago.
(3)	Mr. Jang is the CEO of SK. He has been a member of SK’s executive team since March 2017, and holds a Master’s degree in Industrial Engineering from Seoul National University.
(4)

Mr. Lee is currently an Independent Director at Hansae Yes 24 Holdings Co., Ltd., a Korean public company listed on the Korea Stock Exchange (Stock Code: KRX 01645) located at 6 Fl., SME Center, 30 Eunhaeng-ro, Yeongdeungpo-gu, Seoul, South Korea. He has served on SK’s board since March 2018, and holds a Master’s degree in Management from Korea University.

(5)

Mr. Yeom also served as the 19th President of Korea University from March 2015 to February 2019. Korea University is located at 145 Anam-ro, Seongbuk-gu, Seoul, Korea. He has served on SK’s board since March 2019, and holds a Ph.D. in Political Science from Stanford University.

(6)

Mr. Kim has been a Senior Advisor at the International Finance Corporation, an international financial institution that offers investment, advisory, and asset-management services, located at Seoul Global Center, 38 Jong-ro, Jongno-gu, Seoul, South Korea, since March 2020. He served as an Advisor of KEB Hana Bank, an international financial bank in Korea located at 35 Euljiro, Jung-gu, Seoul, South Korea, from March 2018 to March 2019. He has served on SK’s board since March 2019, and holds a Master’s degree in Management from UC Berkeley.

(7)

Ms. Kim has been a CEO since 2014 of Maeil Dairies Co., Ltd., a Korean public company listed on the Korea Stock Exchange (Stock Code: KRX 267980) in the business of dairy products manufacturing, located at The Twin Towers K, 50 Jong-ro 1-gil, Jongno-gu, Seoul. Korea. She has served on SK’s board since March 2021, and holds a Master’s degree in Management from the University of Minnesota.

(8)	Mr. Lee has been a CFO of SK since January 2018. He has been a member of SK’s executive team since March 2023, and holds a Bachelor’s degree in Management from Yonsei University.
(9)

Ms. Pak is currently a senior foreign attorney at Shin & Kim, a law firm based in Korea and located at 23F, D-Tower (D2), 17 Jongno 3-gil, Jongno-gu, Seoul 03155, Korea, and has been a member of the firm’s banking and finance team since 2007. She has served on SK’s board since March 2023, and holds a J.D. from the University of Columbia School of Law.

Datos

The following table sets forth information regarding the directors and executive officers of Datos as of the date of this Proxy Statement. As of the date of this Proxy Statement, Datos does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Seong Jung Kim(1)	152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236	Director of Datos (since March 2022)	Republic of Korea

(1)	Mr. Kim is a Group Leader at Infrastructure Investment Division of IMM. He joined IMM in 2017.

IMM Investment Corp.

The following table sets forth information regarding the executive officers of IMM as of the date of this Proxy Statement.

Directors	Address	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Sung Bae Ji	152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236	Co-CEO of IMM, Director of IMM	Republic of Korea
Dong Woo Chang	152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236	Co-CEO of IMM, Director of IMM	Republic of Korea
Il Bu Joung	152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236	Director of IMM	Republic of Korea
Hyun Chan Cho(1)	152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236	Director of IMM (since March 2022)	Republic of Korea
Jae Chul Byun(2)	152 Teheran-ro, Gangnam-gu, Seoul, South Korea 06236	Director of IMM (since March 2020)	Republic of Korea

(1)

Mr. Cho has served as a head of the Infrastructure Investment Division of IMM since June 2019. Mr. Cho was a director at the International Finance Corporation, an international financial institution that offers investment, advisory, and asset-management services, located at Seoul Global Center, 38 Jong-ro, Jongno-gu, Seoul, South Korea, from July 2014 to June 2019.

(2)	Mr. Byun is a head of the Growth Equity Investment Division of IMM. He joined IMM in 2014.

During the last five years, none of the directors and executive officers of the Zeta Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7. Directors and Executive Officers of the APG Filing Persons

Information required under Rule 13e-3 and related rules under the Exchange Act with respect to the APG Filing Persons in this section is subject to the APG Filing Persons’ confirmation, supplements and amendments and will be furnished to the SEC in an amendment to the Schedule 13E-3 and be included in the definitive Proxy Statement.

Boloria Investments

The following table sets forth information regarding the directors of Boloria Investments as of the date of this Proxy Statement. As of the date of this Proxy Statement, Boloria Investments does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment	Citizenship
van der Lubbe, Rutger Wilhelmus	Oude Lindestraat 70, 6411EJ Heerlen, Netherlands	Director of Boloria Investments; Head of Global Investment Strategy Real Estate at APG NV	The Netherlands
Foortse, Robert-Jan Anton	Oude Lindestraat 70, 6411EJ Heerlen, Netherlands	Director of Boloria Investments; Head of Real Estate Europe at APG NV	The Netherlands

APG NV

The following table sets forth information regarding the directors and executive officers of APG NV as of the date of this Proxy Statement.

Directors	Address	Present Principal Occupation or Employment	Citizenship
Wuijster, Ronald	Basisweg 10A, 1043AP Amsterdam, Netherlands	Director and CEO of APG NV	The Netherlands
Rademaker, Hans Albertus Andreas	Basisweg 10A, 1043AP Amsterdam, Netherlands	Director and Cfi of APG NV	The Netherlands
van den Berge, Alida, Klazina	Basisweg 10A, 1043AP Amsterdam, Netherlands	Director and COO of APG NV	The Netherlands
Bakker, Barbara	Basisweg 10A, 1043AP Amsterdam, Netherlands	Director and CFRO of APG NV	The Netherlands

APG Groep

The following table sets forth information regarding the directors of APG Groep as of the date of this Proxy Statement. As of the date of this Proxy Statement, APG Groep does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment	Citizenship
Mosman-Sluiter, Annette	Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands	Director of APG Groep	The Netherlands
Wuijster, Ronald	Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands	Director of APG Groep	The Netherlands
Roelofsen – van Dierendonck, Francine Caspare Marguerite	Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands	Director of APG Groep	The Netherlands
Blacquiere, Maarten	Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands	Director of APG Groep	The Netherlands

ABP

The following table sets forth information regarding the directors of ABP as of the date of this Proxy Statement. As of the date of this Proxy Statement, ABP does not have any executive officer.

Directors	Address	Present Principal Occupation or Employment	Citizenship
van Vliet, Andre	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Fey, Patrick Johannes Henriette	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Nauta – van der Linden, Krista	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Sibbing, Aloysius Johannes Maria	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Boonen, Aalt	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Gram, Anne	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	Denmark
Rosenmoller, Paul	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
van Wijnen, Harmen Jan	PO Box 4874, 6401 JL Heerlen, Netherlands	Chairman of the Executive Board of ABP	The Netherlands
Dijkhuis, Dominique Fleurette	PO Box 4874, 6401 JL Heerlen, Netherlands	Executive Director of ABP	The Netherlands
Verdonk – van Lokven, Yolanda Elizabeth Maria	PO Box 4874, 6401 JL Heerlen, Netherlands	Executive Director of ABP	The Netherlands
van der Meer – Gangapersadsing, Vandena Shaantie	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Slager, Alfredus Mattheus Harmen	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
ten Kroode, Maria Paulina Isabella	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Becker, Robert	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands
Kool, Alfred Jacobus Maria	PO Box 4874, 6401 JL Heerlen, Netherlands	Non-Executive Director of ABP	The Netherlands

During the last five years, none of the directors and executive officers of the APG Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F

FORM OF PROXY CARD AND ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of
Chindata Group Holdings Limited

Date:	TBD
See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use pen only

Resolutions
Proposal No. 1.	For	Against	Abstain
IT IS RESOLVED, as a Special Resolution, THAT:
Agreement and Plan of Merger, dated as of August 11, 2023 (the “Merger Agreement”) with BCPE Chivalry Bidco Limited an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and BCPE Chivalry Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspect at the meeting), the plan of merger with respect to the Merger (such plan of merger being substantially in the form attached as Annex B to the proxy statement accompanying the notice of general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions), be approved and authorized by the Company.	☐	☐	☐
Proposal No. 2.
IT IS RESOLVED, as a Special Resolution, THAT:
THAT each member of a special committee of the board of directors of the Company, composed solely of independent and disinterested directors of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions.	☐	☐	☐
Proposal No. 3.
IT IS RESOLVED, as an Ordinary Resolution, THAT:
the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.	☐	☐	☐

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Extraordinary General Meeting of

Chindata Group Holdings Limited

to be held on TBD

For Holders as of TBD

•	Mark, sign and date your Voting Instruction Form.
•	Detach your Voting Instruction Form.
•	Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 12:00 p.m. (New York Time) on TBD.

PROXY TABULATOR FOR

CHINDATA GROUP HOLDINGS LIMITED

P.O. BOX 8016

CARY, NC 27512-9903

Copyright © 2023 Mediant Communications Inc. All Rights Reserved

F-1

CHINDATA GROUP HOLDINGS LIMITED

Instructions to The Bank of New York Mellon, as Depositary

(Must be received prior to 12:00 p.m. (New York Time) on TBD)

The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other deposited securities represented by such receipt(s) of Chindata Group Holdings Limited registered in the name of the undersigned on the books of the Depositary as of the close of business on TBD at the Extraordinary General Meeting of Shareholders of Chindata Group Holdings Limited to be held in China on TBD, at TBD (Beijing time) in respect of the resolutions specified on the reverse.

NOTE:

1.  Please direct the Depositary how it is to vote by marking X in the appropriate box opposite the resolution. It is understood that, if this form is signed and returned but no instructions are indicated in the boxes, then a discretionary proxy will be given to a person designated by the Company.

2.  It is understood that, if this form is not signed and returned, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company.